    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1994

                                                     REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         REGIONS FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

           DELAWARE                         6711                        63-0589368
(State or Other Jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)        Identification No.)

                             417 NORTH 20TH STREET
                              BIRMINGHAM, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            SAMUEL E. UPCHURCH, JR.
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                             417 NORTH 20TH STREET
                              BIRMINGHAM, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

      CHARLES C. PINCKNEY            FRANK M. CONNER III            JOHN J. KELLEY III
  LANGE, SIMPSON, ROBINSON &            ALSTON & BIRD                 KING & SPALDING
          SOMERVILLE                      SUITE 350             191 PEACHTREE STREET, N.E.
 417 NORTH 20TH STREET, SUITE     700 THIRTEENTH STREET, NW       ATLANTA, GEORGIA 30303
              1700                 WASHINGTON, D.C. 20005             (404) 572-4600
     BIRMINGHAM, AL 35203              (202) 508-3303
        (205) 250-5000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                       PROPOSED        PROPOSED
        TITLE OF EACH                 AMOUNT           MAXIMUM         MAXIMUM        AMOUNT OF
          CLASS OF                     TO BE        OFFERING PRICE    AGGREGATE      REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED        PER UNIT*    OFFERING PRICE*       FEE
- ---------------------------------------------------------------------------------------------------
Common Stock.................    2,520,825 shares    $24.1770056     $60,946,000      $21,016.01
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

* Calculated in accordance with Rule 457(f).
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET



                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.
16. Information with respect to S-2 or S-3 companies......   Not Applicable.
17. Information with respect to companies other than S-2
    or S-3 companies......................................   Union Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations;
                                                             Business of Union; Voting Securities and Principal
                                                             Stockholders of Union; Index to Union Financial
                                                             Statements.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................  Documents Incorporated by Reference;  Summary;
                                                            The Special Meeting; Description of the Transaction;
                                                            Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.

                                 [letterhead]

DEAR UNION BANK & TRUST COMPANY STOCKHOLDER:
                                                             NOVEMBER     , 1994

     You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Union Bank & Trust Company ("Union") to be held at Union's main office, 60 Commerce Street, Montgomery, Alabama 36104 on December
     , 1994, at 10:00 a.m., local time.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Amended and Restated Agreement and Plan of Reorganization (the "Agreement") and a related Amended and Restated Plan of Merger (the "Plan of Merger") which provide for the acquisition of Union by Regions Financial Corporation ("Regions") pursuant to the merger (the "Merger") of Union with and into a wholly owned, interim banking subsidiary of Regions ("Union Interim"). In voting on this proposal, you also will vote on the appointment of a stockholder representative committee and on the approval of an Escrow Trust Agreement (the "Escrow Trust Agreement"), pursuant to which a portion of the consideration to be issued in the Merger will be held in escrow pending the resolution of certain environmental remediation issues. If the proposed Merger is consummated, each outstanding share of Union common stock, with certain exceptions, will be converted into and exchanged for (i) that fraction of a share of Regions common stock equal to the quotient obtained by dividing (a) $16.02 by (b) the average of the closing sales prices of Regions common stock during a specified period preceding the effective time of the Merger (the "Average Closing Price") and
(ii) the right to receive on a deferred basis and in accordance with the terms of the Escrow Trust Agreement that additional fraction of a share of Regions common stock equal to the quotient obtained by dividing (a) $0.51 by (b) the Average Closing Price.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed combination of Union with Regions and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The affirmative vote of the holders of a majority of the shares of Union common stock outstanding and entitled to vote at the Special Meeting (not just the votes cast) is required for the approval of the Agreement, the Plan of Merger, and the Escrow Trust Agreement (including the appointment of the stockholder representative committee). Consequently, a failure to vote will have the same effect as a vote against the proposed combination of Union with Regions.

     Stockholders of Union who perfect their dissenters' rights of appraisal prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their shares of Union common stock in cash, as provided by applicable law.

     Enclosed are (i) the Notice of Special Meeting, (ii) the Proxy Statement/Prospectus, and (iii) a proxy card for the Special Meeting. The Proxy Statement/Prospectus describes in detail the Agreement, the Plan of Merger, and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Union stockholders. It also describes the Escrow Trust Agreement, the appointment of the stockholder representative committee, and financial and other information pertaining to Regions and Union.

     THE BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE AGREEMENT, THE PLAN OF MERGER, THE ESCROW TRUST AGREEMENT (INCLUDING THE APPOINTMENT OF THE STOCKHOLDER REPRESENTATIVE COMMITTEE), AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

     In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed proxy card and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person, even if you previously returned your proxy card.

                                          Sincerely,

                                          Robert C. Baird, Jr.
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                           UNION BANK & TRUST COMPANY
                 60 COMMERCE STREET, MONTGOMERY, ALABAMA 36104
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER   , 1994

TO THE STOCKHOLDERS OF UNION BANK & TRUST COMPANY:

     Notice is hereby given that a Special Meeting of Stockholders of Union Bank & Trust Company ("Union") will be held at Union's main office, 60 Commerce
Street, Montgomery, Alabama 36104 on December   , 1994, at 10:00 a.m., local
time, for the following purposes:

     1. The Merger. To consider and vote on a proposal to approve the Amended and Restated Agreement and Plan of Reorganization, dated as of July 8, 1994, as amended and restated as of August 22, August 31, and September 27, 1994 (the "Agreement"), by and between Union and Regions Financial Corporation ("Regions"), the related Amended and Restated Plan of Merger (the "Plan of Merger"), to be entered into between Union and Union Interim (as defined below), and the Escrow Trust Agreement, to be entered into by Regions, Trust Company Bank, as escrow agent, and a committee of stockholder representatives appointed and approved pursuant to the Escrow Trust Agreement, pursuant to which, among other results (i) Union will merge (the "Merger") with and into a wholly owned, interim banking subsidiary of Regions ("Union Interim") to be formed for purposes of this transaction, which will succeed to the business and operations of Union; (ii) each outstanding share of the common stock of Union ("Union Common Stock")(excluding any shares held by Union, Regions, or their respective, wholly owned subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into and exchanged for (a) that fraction of a share of the common stock of Regions ("Regions Common Stock") equal to the quotient obtained by dividing (x) $16.02 by (y) the Average Closing Price (defined generally as the average of the daily closing sales prices of Regions Common Stock on the Nasdaq National Market for the ten consecutive full trading days ending at the close of trading on the fifth trading day preceding the effective time of the Merger) and
(b) the right to receive on a deferred basis and in accordance with the terms of the Escrow Trust Agreement that additional fraction of a share of Regions Common Stock equal to the quotient obtained by dividing (x) $0.51 by (y) the Average Closing Price; and (iii) each Union stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus.

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on November   , 1994,
are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     The proposal to approve the Agreement, the Plan of Merger, the Escrow Trust Agreement (including the appointment of the stockholder representative committee), and consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Union Common Stock outstanding and entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF UNION RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AGREEMENT, THE PLAN OF MERGER, THE ESCROW TRUST AGREEMENT (INCLUDING THE APPOINTMENT OF THE STOCKHOLDER REPRESENTATIVE COMMITTEE), AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     Stockholders of Union have the right to dissent from the Agreement and the Plan of Merger and demand payment of the fair value of their shares of Union Common Stock if the Merger is consummated. The right of any stockholder to receive such payment is contingent upon strict compliance with the requirements of the applicable provisions of Alabama law, which are attached as Appendix E to the Proxy Statement/Prospectus and incorporated herein by reference.

                                          By Order of the Board of Directors

                                          Robert C. Baird, Jr.
                                          Chairman of the Board, President and
                                          Chief Executive Officer
Montgomery, Alabama
November   , 1994

     UNION BANK & TRUST COMPANY               REGIONS FINANCIAL CORPORATION
           PROXY STATEMENT                             PROSPECTUS
 FOR SPECIAL MEETING OF STOCKHOLDERS                  COMMON STOCK
    TO BE HELD DECEMBER   , 1994                    (PAR VALUE $.625)

     This Prospectus of Regions Financial Corporation, a regional bank holding company organized under the laws of the of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Union Bank & Trust Company ("Union") upon consummation of the proposed merger and related transactions described herein (the "Merger") by which Union will merge with and into a wholly owned, interim banking subsidiary of Regions ("Union Interim") pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization, dated as of July 8, 1994, as amended and restated as of August 22, August 31, and September 27, 1994, by and between Regions and Union (the "Agreement"), the related Amended and Restated Plan of Merger (the "Plan of Merger"), to be entered into between Union and Union Interim (as defined below), and the Escrow Trust Agreement (the "Escrow Trust Agreement"), to be entered into by Regions, Trust Company Bank, as escrow agent (the "Escrow Agent"), and a committee of stockholder representatives (each individually, a "Stockholder Representative" and, collectively, the "Stockholder Representative Committee") appointed and approved pursuant to the Escrow Trust Agreement. The Agreement, the Plan of Merger, and the Escrow Trust Agreement are referred to collectively as the "Agreements."

     At the effective date of the Merger (the "Effective Date"), except as described herein, among other results (i) Union will merge with and into a wholly owned, interim banking subsidiary of Regions to be formed for purposes of the Merger ("Union Interim"), which will succeed to the business and operations of Union until combined with First Alabama Bank, Regions' principal banking subsidiary in Alabama; (ii) each outstanding share of the $0.50 par value common stock of Union ("Union Common Stock") (excluding shares held by Union, Regions, or any of their respective, wholly owned subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into and exchanged for (a) that fraction of a share of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing
(x) $16.02 by (y) the Average Closing Price (defined as the average of the daily closing sales prices of Regions Common Stock on the Nasdaq National Market as reported by The Wall Street Journal, or if not reported thereby, another authoritative source chosen by Regions, for the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market, ending at the close of trading on the fifth trading day preceding the Effective Date) and
(b) the right to receive on a deferred basis and in accordance with the terms of the Escrow Trust Agreement (each, an "Escrow Stock Right" and, collectively, the "Escrow Stock Rights") that additional fraction of a share of Regions Common Stock (the "Escrow Stock Ratio") equal to the quotient obtained by dividing (x) $0.51 by (y) the Average Closing Price; and (iii) each Union stockholder will receive cash in lieu of any remaining fractional share interest. Copies of the Agreements are attached to this Proxy Statement/Prospectus as Appendices A, B, and C. For a further description of the terms of the Agreements, see "Description of the Transaction."

     This Prospectus also constitutes a Proxy Statement of Union and is being furnished to the stockholders of Union in connection with the solicitation of proxies by the Board of Directors of Union for use at its Special Meeting of Stockholders, including any adjournment or postponement thereof (the "Special
Meeting"), to be held on December   , 1994, to consider and vote on the
Agreements and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Union on or
about November   , 1994.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
      OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY
          THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
          TIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
              OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESEN-
                 TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER   , 1994.

                             AVAILABLE INFORMATION

     Regions is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or Union. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or Union since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Union was supplied by Union.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

          2. Regions' Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994;

          3. Regions' Current Reports on Form 8-K dated as of December 31, 1993, and July 8, July 18, September 6, and September 8, 1994;

          4 The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the Registration Statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description; and

          5. Regions' Reports on Form 10-C dated as of December 31, 1993, and May 2, 1994.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1993, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Annual Report to Stockholders"), but does not incorporate other portions of the Annual Report to Stockholders. Only those portions of the Annual Report to Stockholders captioned "Financial Summary & Review 1993," "Financial

Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon request, without charge (except for the exhibits thereto), from Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, P.O. Box 1448, Montgomery, Alabama 36102 (telephone (205) 832-8450). In order to ensure timely
delivery of the documents, any request should be made by December   , 1994.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     2
DOCUMENTS INCORPORATED BY REFERENCE..................................................     2
SUMMARY..............................................................................     7
  The Parties........................................................................     7
  Special Meeting of Union Stockholders..............................................     7
  Record Date; Vote Required.........................................................     7
  The Merger; Exchange Ratio and Escrow Stock Ratio..................................     8
  Dissenters' Rights.................................................................     8
  Reasons for the Merger; Recommendation of Union's Board of Directors...............     8
  Opinion of Union's Financial Advisor...............................................     9
  Effective Date.....................................................................     9
  Exchange of Stock Certificates.....................................................     9
  Regulatory Approvals and Other Conditions..........................................     9
  Waiver, Amendment, and Termination of the Agreement................................    10
  Interests of Certain Persons in the Merger.........................................    10
  Certain Federal Income Tax Consequences of the Merger..............................    10
  Certain Differences in Stockholders' Rights........................................    10
  Comparative Market Prices of Common Stock..........................................    10
  Comparative Per Share Data.........................................................    11
  Selected Financial Data............................................................    15
THE SPECIAL MEETING..................................................................    17
  General............................................................................    17
  Record Date; Vote Required.........................................................    17
DESCRIPTION OF THE TRANSACTION.......................................................    18
  General............................................................................    18
  Exchange Ratio and Escrow Stock Ratio..............................................    18
  Escrow Trust Agreement.............................................................    19
  Treatment of Union Options.........................................................    21
  Background of and Reasons for the Merger...........................................    22
  Effective Date of the Merger.......................................................    28
  Distribution of Regions Stock Certificates and Payment for Fractional Shares.......    28
  Conditions to Consummation of the Merger...........................................    29
  Regulatory Approvals...............................................................    30
  Waiver, Amendment, and Termination of the Agreement................................    30
  Conduct of Business Pending the Merger.............................................    31
  Management Following the Merger....................................................    33
  Dissenters' Rights.................................................................    33
  Certain Federal Income Tax Consequences of the Merger..............................    34
  Accounting Treatment...............................................................    36
  Expenses and Fees..................................................................    36
  Resales of Regions Common Stock....................................................    36

                                                                                       PAGE
                                                                                       ----
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS.......................................    37
  Antitakeover Provisions Generally..................................................    37
  Authorized Capital Stock...........................................................    37
  Amendment of Certificate of Incorporation and Bylaws...............................    38
  Classified Board of Directors and Absence of Cumulative Voting.....................    39
  Removal of Directors...............................................................    39
  Limitations on Director Liability..................................................    39
  Indemnification....................................................................    40
  Special Meetings of Stockholders...................................................    40
  Actions by Stockholders Without a Meeting..........................................    41
  Stockholder Nominations and Proposals..............................................    41
  Business Combinations With Certain Persons.........................................    41
  Mergers, Consolidations, and Sales of Assets Generally.............................    42
  Dissenters' Rights of Appraisal....................................................    42
  Stockholders' Rights to Examine Books and Records..................................    42
  Dividends..........................................................................    43
COMPARATIVE MARKET PRICES AND DIVIDENDS..............................................    43
UNION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.........................................................................    44
BUSINESS OF UNION....................................................................    53
  Business and Properties............................................................    53
  Recent Developments................................................................    53
  Competition........................................................................    53
  Legal Proceedings..................................................................    53
  Management.........................................................................    54
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF UNION................................    57
BUSINESS OF REGIONS..................................................................    58
  General............................................................................    58
  Recent Developments................................................................    58
SUMMARY PRO FORMA FINANCIAL DATA.....................................................    61
  Selected Pro Forma Combined Data for Regions and Union.............................    61
  Selected Pro Forma Combined Data for Regions, Union, and Recently Completed
     Acquisitions....................................................................    62
SUPERVISION AND REGULATION
  General............................................................................    63
  Payment of Dividends...............................................................    66
  Transaction With Affiliates........................................................    66
  Capital Adequacy...................................................................    66
  Support of Subsidiary Institutions.................................................    67
  Prompt Corrective Action...........................................................    68
  Brokered Deposits..................................................................    69
  FDIC Insurance Assessments.........................................................    69
  Safety and Soundness Standards.....................................................    70
  Depositor Preference...............................................................    70

                                                                                       PAGE
                                                                                       ----
DESCRIPTION OF REGIONS COMMON STOCK..................................................    71
STOCKHOLDER PROPOSALS................................................................    71
EXPERTS..............................................................................    71
OPINIONS.............................................................................    71
INDEX TO UNION FINANCIAL STATEMENTS..................................................   F-1
APPENDIX A -- Amended and Restated Agreement and Plan of Reorganization..............   A-1
APPENDIX B -- Amended and Restated Plan of Merger....................................   B-1
APPENDIX C -- Escrow Trust Agreement.................................................   C-1
APPENDIX D -- Opinion of J.P. Morgan Securities, Inc. ...............................   D-1
APPENDIX E -- Sections 10-2A-162 and 10-2A-163 of the Alabama Business Corporation
  Act................................................................................   E-1

                                    SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the Merger, the Agreements, and the offering of shares of Regions Common Stock to be issued upon consummation of the Merger. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Union" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

     Union. Union is an Alabama, state-chartered commercial bank with its principal executive offices located in Montgomery, Alabama. Union provides a range of retail banking services through ten offices in Montgomery, Alabama. At June 30, 1994, Union had total consolidated assets of approximately $428.9 million, total consolidated deposits of approximately $324.1 million, and total consolidated stockholders' equity of approximately $44.6 million. Union's principal executive offices are located at 60 Commerce Street, Montgomery, Alabama 36104, and its telephone number at such address is (205) 240-2265.

     Regions. Regions is a regional bank holding company headquartered in Birmingham, Alabama, which operated 247 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of June 30, 1994. At that date, Regions had total consolidated assets of approximately $10.8 billion, total consolidated deposits of approximately $8.8 billion, and total consolidated stockholders' equity of approximately $905 million. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on June 30, 1994 information. Regions operates eight state-chartered commercial bank subsidiaries and one federal stock savings bank in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     During the 1994 fiscal year, Regions has completed the acquisitions of five financial institutions in Alabama, Louisiana, and Georgia and has entered into definitive agreements to acquire in addition to Union two financial institutions in Georgia and Louisiana, information with respect to which is included under "Business of Regions -- Recent Developments" and "Summary Pro Forma Financial Data" and in the documents incorporated by reference herein.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF UNION STOCKHOLDERS

     The Special Meeting will be held at 10:00 a.m., local time, on December   ,
1994, at Union's principal executive offices, 60 Commerce Street, Montgomery, Alabama 36104, for the purpose of considering and voting on approval of the Agreements and related matters. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

     Only holders of record of Union Common Stock at the close of business on
November      , 1994 (the "Record Date"), will be entitled to vote at the
Special Meeting. The affirmative vote of a majority of the shares of Union Common Stock outstanding and entitled to vote at the Special Meeting will be required to approve the Agreements. As of the Record Date, there were 3,874,000 shares of Union Common Stock outstanding and entitled to be voted.

     The directors and executive officers of Union and their affiliates beneficially owned, as of the Record Date, 779,913 shares (or approximately 19.8% of the outstanding shares) of Union Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Union Common Stock. As of that date, neither Union nor Regions held any shares of Union Common Stock other than in a fiduciary capacity for others. See "The Special Meeting -- Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO AND ESCROW STOCK RATIO

     The Agreement provides for the acquisition of Union by Regions pursuant to the Merger of Union with and into Union Interim. At the Effective Date, each share of Union Common Stock (excluding any shares held by Union, Regions, or their respective, wholly owned subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into
(i) that fraction of a share of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (a) $16.02 by (b) the Average Closing Price and (ii) the right to receive on a deferred basis and in accordance with the terms of the Escrow Trust Agreement (each, an "Escrow Stock Right" and, collectively, the "Escrow Stock Rights") that additional fraction of a share of Regions Common Stock (the "Escrow Stock Ratio") equal to the quotient obtained by dividing (a) $0.51 by (b) the Average Closing Price. See "Description of the Transaction -- General" and "-- Exchange Ratio and Escrow Stock Ratio."

     The additional fraction of a share of Regions Common Stock represented by each Escrow Stock Right is the portion of the consideration to be issued in the Merger that will be held in escrow in accordance with the terms of the Escrow Trust Agreement pending the resolution of certain environmental remediation issues. Based on the total number of shares of Union Common Stock outstanding or subject to option, the Escrow Stock Rights in the aggregate represent approximately $2 million in value of Regions Common Stock out of the approximately $65 million in value of Regions Common Stock to be issued in the Merger. The $2 million of Regions Common Stock to be held in escrow pursuant to the Escrow Trust Agreement (as defined in more detail below, the "Escrow Shares") may be used to reimburse Regions for certain environmental remediation costs in excess of $500,000 which may be incurred by Regions, with any amount remaining to be distributed to the former stockholders of Union upon termination of the Escrow Trust Agreement. During the pendency of the Escrow Trust Agreement, the former stockholders of Union will be entitled to receive cash dividends paid with respect to the Escrow Shares and to provide the Escrow Agent voting instructions with respect to voting the Escrow Shares. See "Description of the Transaction -- Escrow Trust Agreement."

DISSENTERS' RIGHTS

     Holders of Union Common Stock entitled to vote on the Agreements have the right to dissent from the Agreement and the Plan of Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of Union Common Stock in cash in accordance with the applicable provisions of Sections 10-2A-162 and 10-2A-163 of the Alabama Business Corporation Act (the "Alabama Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction -- Dissenters' Rights," and Sections 10-2A-162 and 10-2A-163 of the Alabama Act are reproduced as Appendix E to this Proxy Statement/Prospectus.

REASONS FOR THE MERGER; RECOMMENDATION OF UNION'S BOARD OF DIRECTORS

     Union's Board of Directors has approved the Merger and the Agreements and has determined that the Merger is fair to, and in the best interests of, Union and its stockholders. Accordingly, Union's Board recommends that Union's stockholders vote FOR approval of the Agreements. In approving the Merger and the Agreements, Union's directors considered Union's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and a report and opinion from J.P. Morgan Securities, Inc. ("J.P. Morgan") regarding the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Union. See "Description of the Transaction -- Background of and Reasons for the Merger."

OPINION OF UNION'S FINANCIAL ADVISOR

     J.P. Morgan has rendered an opinion to Union that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considers relevant, as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Union. The opinion of J.P. Morgan is attached as Appendix D to this Proxy Statement/Prospectus. Union stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction -- Opinion of Union's Financial Advisor."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Articles of Merger are filed with the Alabama Secretary of State and become effective. Unless otherwise agreed upon by Regions and Union, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreements are approved by the requisite vote of Union stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated by year-end 1994, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction -- Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause First Alabama Bank ("First Alabama"), acting in its capacity as exchange agent for Regions (the "Exchange Agent"), to mail to the former stockholders of Union a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Union Common Stock for certificates representing shares of Regions Common Stock. Union stockholders should NOT send in their stock certificates until they receive the form letter of transmittal and instructions. See "Description of the Transaction -- Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Superintendent of Banks of the state of Alabama (the "Alabama Superintendent"). An application has been filed with each of these agencies for the requisite approvals, which have yet to issue their approvals of the Merger. There can be no assurance that the approvals of the Federal Reserve, the FDIC, and the Alabama Superintendent will be given, or as to the timing or conditions of each such approval.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Union stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction -- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both Union and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by March 31, 1995, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Union will continue to operate as a state-chartered commercial bank under its present management. See "Description of the Transaction -- Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Union's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Union generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification, severance agreements, treatment of outstanding options and restricted stock grants relating to Union Common Stock, and eligibility for certain Regions employee benefits. In addition, certain executive officers of Union are parties to employment agreements with Union. See "Description of the Transaction -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned upon the receipt by each party of an opinion of counsel to the effect that the Merger and related transactions will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that neither Union nor Regions will recognize gain or loss as a consequence of the Merger, and that the exchange in the Merger of Union Common Stock for Regions Common Stock will not give rise to gain or loss to Union stockholders, except to the extent of any cash received in lieu of fractional share interests. In addition, Union stockholders may recognize gain or loss (i) as a result of a stockholder perfecting such holder's dissenters' rights of appraisal and (ii) as a result of the use of Escrow Shares held pursuant to the Escrow Trust Agreement to reimburse Regions for those Environmental Remediation Costs (as defined in the Escrow Trust Agreement) for which Regions is entitled to reimbursement pursuant to the terms of the Escrow Trust Agreement. See "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger."

     DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, UNION STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER AND RELATED TRANSACTIONS ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     On the Effective Date, Union stockholders, whose rights are governed by Union's Articles of Incorporation and Bylaws and by the Alabama Act, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by Regions' Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law (the "Delaware GCL").

     The rights of Regions stockholders differ from the rights of Union stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. Union Common Stock is traded in the over-the-counter market.

     The following table sets forth as of the indicated dates (i) the last sale price of Regions Common Stock, (ii) the last bid price [(July 7) and the average
of the last bid and asked prices (November   )] of Union Common Stock as quoted
in the over-the-counter market, (iii) the equivalent per share price (as explained
below) of Union Common Stock on the basis of the Exchange Ratio, and (iv) the equivalent per share price of Union Common Stock on the basis of both the Exchange Ratio and the Escrow Stock Ratio. The indicated dates represent, respectively, the last trading day immediately preceding public announcement of
the proposed Merger and November   , 1994, the latest practicable date prior to
the mailing of this Proxy Statement/Prospectus.

                                                                                         EQUIVALENT PER
                                                                       EQUIVALENT PER      SHARE PRICE
                                                                        SHARE PRICE         OF UNION
                                                                          OF UNION        COMMON STOCK
                                                                        COMMON STOCK    BASED ON EXCHANGE
                                           REGIONS         UNION          BASED ON         AND ESCROW
      MARKET PRICE PER SHARE AT:         COMMON STOCK   COMMON STOCK   EXCHANGE RATIO     STOCK RATIOS
- ---------------------------------------  ------------   ------------   --------------   -----------------
July 7, 1994...........................     $36.25         $17.00          $16.02            $ 16.53
     , 1994............................

     The equivalent per share price of Union Common Stock on the basis of the Exchange Ratio at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by assumed Exchange Ratios of
0.4419 and        , respectively (derived based on assumed Average Closing
Prices of $ 36.25 and $      , respectively). The equivalent per share price of
Union Common Stock on the basis of both the Exchange Ratio and the Escrow Stock Ratio at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by assumed combined Exchange and
Escrow Stock Ratios of 0.4560 and        , respectively (derived based on
assumed Average Closing Prices of $ 36.25 and $      , respectively).
Stockholders are advised to obtain current market quotations for Regions Common Stock and Union Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Union, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, (iii) an equivalent pro forma basis per share of Union Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Recently Completed Acquisitions (as defined under "Business of Regions -- Recent Developments"), and (v) as appropriate, an equivalent pro forma basis per share of Union Common Stock, giving effect to the Merger and the Recently Completed Acquisitions. The Regions and Union pro forma combined information and the Union pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assume an Exchange Ratio of 0.5006 of a share of Regions Common Stock for each share of Union Common Stock, based on an Average Closing Price of $32.00. The pro forma combined information is calculated on the basis of the Exchange Ratio only and does not take into account the Escrow Stock Ratio, which does not have a material effect on the data presented. See "Description of the Transaction -- Accounting Treatment." The Regions, Union, and Recently Completed Acquisitions pro forma combined information and the Union pro forma Merger and Recently Completed Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Recently Completed Acquisitions as described under "Summary Pro Forma Financial Data -- Selected Pro Forma Combined Data for Regions, Union, and Recently Completed Acquisitions." The pro forma data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Recently Completed Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Union, including the respective notes thereto, and the pro forma financial information included or incorporated by reference herein. See "Documents Incorporated by

Reference," " -- Selected Financial Data," "Business of Regions -- Recent Developments," "Summary Pro Forma Financial Data," and "Index to Union Financial Statements."

                                                      SIX MONTHS
                                                    ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                                    ---------------       ------------------------
                                                     1994     1993         1993     1992     1991
                                                    ------   ------       ------   ------   ------
                                                                             (UNAUDITED EXCEPT
                                                      (UNAUDITED)            REGIONS AND UNION
                                                                                HISTORICAL)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE PER COMMON SHARE:
Regions historical................................  $ 1.65   $ 1.49       $ 3.01   $ 2.60   $ 2.16
Union historical..................................    0.75     0.50         1.15     0.27    (1.97)
Regions and Union pro forma combined(1)...........    1.67                  3.02
Union pro forma Merger equivalent(2)..............    0.84                  1.51
Regions, Union, and Recently Completed
  Acquisitions pro forma combined(3)..............    1.67                  3.01
Union pro forma Merger and Recently Completed
  Acquisitions equivalent(2)......................    0.84                  1.51
DIVIDENDS DECLARED PER COMMON SHARE:
Regions historical................................  $ 0.60   $ 0.52       $ 1.04   $ 0.91   $ 0.87
Union historical..................................    0.20     0.08         0.20     0.16     0.28
Union pro forma Merger equivalent(4)..............    0.30                  0.52
BOOK VALUE PER COMMON SHARE (PERIOD END):
Regions historical................................  $21.60   $18.48       $20.73   $17.62   $15.76
Union historical..................................   11.52    10.72        11.23     9.92     9.87
Regions and Union pro forma combined(1)...........   21.60
Union pro forma Merger equivalent(2)..............   10.81
Regions, Union, and Recently Completed
  Acquisitions pro forma combined(3)..............   21.58
Union pro forma Merger and Recently Completed
  Acquisitions equivalent(2)......................   10.80

- ---------------

(1) Represents the pro forma combined information of Regions and Union as if the Merger were consummated on January 1, 1993, and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by an assumed Exchange Ratio of 0.5006 of a share of Regions Common Stock for each share of Union Common Stock, based on an assumed Average Closing Price of $32.00.
(3) Represents the pro forma combined information of Regions, Union, and the Recently Completed Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (1) and the Recently Completed Acquisitions were consummated at the time and pursuant to the accounting bases described under "Summary Pro Forma Financial
     Data -- Selected Pro Forma Combined Data for Regions, Union, and Recently Completed Acquisitions."
(4) Represents historical dividends declared per share by Regions multiplied by an assumed Exchange Ratio of 0.5006 of a share of Regions Common Stock for each share of Union Common Stock, based on an assumed Average Closing Price of $32.00.

(5) The foregoing combined and equivalent pro forma per share data assumes an Exchange Ratio of 0.5006, which is based on an assumed Average Closing Price of $32.00. The Union pro forma Merger equivalent data will change based on different Exchange Ratios resulting from different Average Closing Prices. For illustration purposes, certain combined and Union pro forma Merger equivalent data is presented below based on an assumed Exchange Ratio of 0.4450 resulting from an Average Closing Price of $36.00, and an assumed Exchange Ratio of 0.5721, resulting from an Average Closing Price of $28.00. This data is presented for illustration purposes only, and no inference is intended or may be drawn concerning the actual Average Closing Price which may occur or the resulting Exchange Ratio. For additional information with respect to the calculation of the Average Closing Price and the resulting Exchange Ratio, see "Description of the Transaction -- Exchange Ratio and Escrow Stock Ratio."

                                                                   EXCHANGE RATIO
                                             -----------------------------------------------------------
                                                      (0.4450)                        (0.5721)
                                             ---------------------------     ---------------------------
                                             SIX MONTHS         YEAR         SIX MONTHS         YEAR
                                               ENDED           ENDED           ENDED           ENDED
                                              JUNE 30,      DECEMBER 31,      JUNE 30,      DECEMBER 31,
                                                1994            1993            1994            1993
                                             ----------     ------------     ----------     ------------
                                                                     (UNAUDITED)
NET INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE:
Regions and Union pro forma combined.......    $ 1.67          $ 3.02          $ 1.67          $ 3.02
Union pro forma Merger equivalent..........      0.74            1.34            0.96            1.73
DIVIDENDS DECLARED PER COMMON SHARE:
Union pro forma Merger equivalent..........      0.27            0.46            0.34            0.59
BOOK VALUE PER COMMON SHARE (PERIOD END):
Regions and Union pro forma combined.......     21.60                           21.60
Union pro forma Merger equivalent..........      9.61                           12.36

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial data for Regions and Union. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Union incorporated by reference or included herein. See "Documents Incorporated by Reference" and "Index to Union Financial Statements."

Selected Historical Financial Data of Regions

                                         SIX MONTHS
                                       ENDED JUNE 30,                               YEAR ENDED DECEMBER 31,
                                 --------------------------     ---------------------------------------------------------------
                                    1994            1993           1993          1992         1991         1990         1989
                                 -----------     ----------     -----------   ----------   ----------   ----------   ----------
                                        (UNAUDITED)     (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Total interest income........  $   356,621     $  273,590     $   555,667   $  536,747   $  556,821   $  519,753   $  496,392
  Total interest expense.......      152,323        104,771         213,614      224,068      292,017      297,613      292,687
  Net interest income..........      204,298        168,819         342,053      312,679      264,804      222,140      203,705
  Provision for loan losses....        9,179         13,300          21,533       27,072       24,005       24,208       15,800
  Net interest income after
    loan loss provision........      195,119        155,519         320,520      285,607      240,799      197,932      187,905
  Total noninterest income
    excluding security gains
    (losses)...................       72,466         63,155         131,949      119,130      101,964       94,730       71,976
  Security gains (losses)......          106             42              78          (53)        (507)        (982)         506
  Total noninterest expense....      164,036        135,096         287,026      264,659      230,340      195,611      176,707
  Income tax expense...........       34,435         28,257          53,476       44,977       33,660       27,175       21,046
  Net income...................  $    69,220     $   55,363     $   112,045   $   95,048   $   78,256   $   68,894   $   62,634
PER SHARE DATA:
  Net income...................  $      1.65     $     1.49     $      3.01   $     2.60   $     2.16   $     1.91   $     1.72
  Cash dividends...............         0.60           0.52            1.04         0.91         0.87         0.84         0.76
  Book value...................        21.60          18.48           20.73        17.62        15.76        14.54        13.48
OTHER INFORMATION:
  Average number of shares
    outstanding................       41,925         37,172          37,205       36,532       36,191       36,097       36,331

                                         SIX MONTHS
                                       ENDED JUNE 30,                               YEAR ENDED DECEMBER 31,
                                 --------------------------     ---------------------------------------------------------------
                                    1994            1993           1993          1992         1991         1990         1989
                                 -----------     ----------     -----------   ----------   ----------   ----------   ----------
                                        (UNAUDITED)     (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
BALANCE SHEET DATA (PERIOD
  END):
  Total assets.................  $10,822,808     $8,070,569     $10,476,348   $7,881,026   $6,745,053   $6,344,406   $5,549,612
  Securities...................    2,428,865      1,610,389       2,368,445    1,670,170    1,575,725    1,489,200    1,133,087
  Loans, net of unearned
    income.....................    7,297,575      5,432,548       6,833,246    5,142,531    4,274,958    4,092,262    3,552,082
  Total deposits...............    8,787,549      6,863,551       8,770,694    6,701,142    5,917,028    5,353,211    4,744,364
  Long-term debt...............      437,488        141,819         462,862      136,990       18,782       19,707       45,343
  Stockholders' equity.........      905,450        686,656         850,965      656,655      572,971      524,132      489,441
PERFORMANCE RATIOS:
  Return on average
    assets(1)..................         1.32%          1.44%           1.40%       1.34%         1.23%        1.23%        1.20%
  Return on average
    stockholders' equity(1)....        15.82          16.60           16.14        15.64        14.27        13.64        13.25
  Net interest margin (1)......         4.31           4.91            4.82         4.98         4.78         4.67         4.65
  Efficiency(2)................        58.16          56.96           59.24        59.87        60.77        59.22        60.68
  Dividend payout..............        36.36          34.90           34.55        35.00        40.28        43.98        44.19
ASSET QUALITY RATIOS:
  Net charge-offs to average
    loans, net of unearned
    income(1)..................         0.10%          0.04%           0.19%        0.28%        0.35%        0.44%        0.42%
  Problem assets to net loans
    and other real estate(3)...         0.68           0.75            0.84         0.70         0.89         0.98         0.72
  Nonperforming assets to net
    loans and other real
    estate(4)..................         0.76           0.81            1.03         0.81         1.01         1.12         0.94
  Allowance for loan losses to
    loans, net of unearned
    income.....................         1.48           1.59            1.47         1.43         1.28         1.10         1.05
  Allowance for loan losses to
    nonperforming assets(4)....       196.00         194.60          143.05       175.92       126.32        98.18       110.71
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity
    to average assets..........         8.31%          8.65%           8.70%        8.59%        8.63%        9.03%        9.06%
  Average loans to average
    deposits...................        79.10          77.53           78.14        72.46        73.40        76.67        75.23
  Tier 1 risk-based
    capital(5).................        11.82          11.63           11.13        11.68        11.85        11.31          n/a
  Total risk-based
    capital(5).................        14.15          14.32           13.48        14.44        13.19        12.51          n/a
  Tier 1 leverage(5)...........         8.08           8.30           10.11         8.44         8.40         7.65         8.36

- ---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of Union

                                           SIX MONTHS
                                         ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                      ---------------------     ------------------------------------------------------------
                                        1994         1993         1993         1992         1991         1990         1989
                                      --------     --------     --------     --------     --------     --------     --------
                                           (UNAUDITED)                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Total interest income.............  $ 12,321     $ 13,346     $ 26,060     $ 30,626     $ 36,324     $ 40,699     $ 41,826
  Total interest expense............     5,675        6,278       12,347       15,484       22,391       26,184       26,582
  Net interest income...............     6,646        7,068       13,713       15,142       13,933       14,515       15,244
  Provision for loan losses.........    (1,797)         250           --        5,112       14,313        3,818          668
  Net interest income after loan
    loss provision..................     8,443        6,818       13,713       10,030         (380)      10,697       14,576
  Total noninterest income excluding
    security gains..................     2,375        1,685        3,616        3,325        3,280        3,324        3,414
  Security gains....................        59          378          561          133           11           --          293
  Total noninterest expense.........     6,616        6,780       13,280       12,176       12,828       11,997       12,132
  Income tax expense (benefit)......     1,368          153          142          283       (2,362)         336        1,128
  Cumulative effect of a change in
    an accounting principle.........        --       (1,500)      (1,315)          --           --           --           --
  Net income (loss).................  $  2,893     $  3,448     $  5,783     $  1,029     $ (7,555)    $  1,688     $  5,023
PER SHARE DATA:
  Operating income (loss)...........  $   0.75     $   0.50     $   1.15     $   0.27     $  (1.97)    $   0.44     $   1.31
  Net income (loss).................      0.75         0.89         1.49         0.27        (1.97)        0.44         1.31
  Cash dividends....................      0.20         0.08         0.20         0.16         0.28         0.62         0.59
  Book value........................     11.52        10.72        11.23         9.92         9.87        12.11        12.30
OTHER INFORMATION:
  Average number of shares
    outstanding.....................     3,869        3,851        3,870        3,860        3,840        3,840        3,840
BALANCE SHEET DATA (PERIOD END):
  Total assets......................  $428,926     $451,033     $453,879     $475,591     $473,704     $548,572     $530,147
  Securities........................   195,378      223,082      210,850      198,739      155,363      138,280       97,223
  Loans, net of unearned income.....   165,071      139,947      156,850      148,305      170,596      220,332      230,978
  Total deposits....................   324,082      353,396      346,311      362,611      359,349      358,125      367,577
  Stockholders' equity..............    44,646       41,546       43,450       38,367       37,892       46,522       47,215
PERFORMANCE RATIOS:
  Return on average assets(1).......      1.29%        1.49%        1.29%        0.21%       (1.57)%       0.35%        1.09%
  Return on average stockholders'
    equity(1).......................     12.90        17.20        14.03         2.60       (16.53)        3.51          n/a
  Net interest margin(1)............      3.03         3.14         3.04         3.30         3.21         3.41         3.78
  Efficiency(2).....................     72.07        75.81        75.11        63.47        68.45        60.99          n/a
  Dividend payout...................     26.75         8.98        17.30        60.06          n/a       141.05        45.11
ASSET QUALITY RATIOS:
  Net charge-offs (recoveries) to
    average loans, net of unearned
    income(1).......................     (1.60)%       0.06%       (0.28)%       2.60%        7.85%        1.17%        0.29%
  Problem assets to net loans and
    other real estate(3)............      2.24         6.29         3.24         6.81         6.74         7.02         1.85
  Nonperforming assets to net loans
    and other real estate(4)........      2.36         6.40         3.42         7.03         7.10         7.92         3.13
  Allowance for loan losses to
    loans, net of unearned income...      2.49         3.17         2.94         2.85         1.78         1.70         1.08
  Allowance for loan losses to
    nonperforming assets(4).........    106.82        50.60        86.69        40.68        24.10        21.85        34.92
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
    average assets..................      9.98%        8.67%        8.91%        8.24%        9.49%       10.02%         n/a
  Average loans to average
    deposits........................     46.18        39.23        39.63        42.43        53.81        61.90          n/a
  Tier 1 risk-based capital(5)......     24.38        23.08        24.95        21.00        17.79          n/a          n/a
  Total risk-based capital(5).......     25.64        24.35        26.22        22.27        19.20          n/a          n/a
  Tier 1 leverage(5)................     10.36         8.94         9.40         7.86         7.73         9.63         9.87

- ---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of Union Common Stock in connection with the solicitation by the Union Board of Directors of proxies for use at the Special Meeting, at which Union stockholders will be asked to vote upon a proposal to approve the Agreements and related matters. The Special Meeting will be held at 10:00 a.m., local time, on December , 1994, at the main offices of Union, located at 60 Commerce Street, Montgomery, Alabama 36104.

     Union stockholders are requested promptly to sign, date, and return the accompanying proxy card to Union in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreements.

     Any Union stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Union a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Union before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Union Bank & Trust Company, 60 Commerce Street, Montgomery, Alabama 36104, Attention: Robert E. Kelly, Corporate Secretary. A proxy will not be revoked by death or intervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary. The shares of Union Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxy. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENTS AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENTS. As of the date of this Proxy Statement/Prospectus, Union is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail, but also may be made by telephone, telegram, or in person by the directors, officers, and employees of Union, who will receive no additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     Union stockholders should NOT forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     Union's Board of Directors has established the close of business on
November   , 1994, as the Record Date for determining the Union stockholders entitled to notice of and to vote at the Special Meeting. Only Union stockholders of record as of the Record Date will be outstanding and entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Union Common Stock entitled to vote at the Special Meeting is required in order to approve the Agreements. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreements, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreements. As of
the Record Date, there were approximately             record holders of
3,874,000 shares of Union Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by Union to beneficially own more than 5.0% of the outstanding shares of Union Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of Union."

     The presence, in person or by proxy, of a majority of the outstanding shares of Union Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Union Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether such shares are voted in person or by proxy at the Special Meeting, or whether a broker with discretionary authority exercises its discretionary voting authority with respect to the Special Meeting. Once a quorum is established, approval of the Agreements requires the affirmative vote of the holders of a majority of the shares of Union Common Stock outstanding and entitled to vote at the Special Meeting.

     The directors and executive officers of Union and their affiliates beneficially owned, as of the Record Date, 779,913 shares (or approximately 19.8% of the outstanding shares) of Union Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Union Common Stock. As of that date, no subsidiary of either Union or Regions held any shares of Union Common Stock other than in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the proposed Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, the Plan of Merger, and the Escrow Trust Agreement, which are attached as Appendices A, B, and C, respectively, to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     Upon consummation of the Merger, Regions will acquire Union pursuant to the merger of Union with and into Union Interim, a wholly owned, interim banking subsidiary of Regions, the separate existence of Union will cease, and Union Interim will continue in operation serving Union's current markets as a state-chartered commercial bank until such time as Union Interim is merged with and into First Alabama Bank, a wholly owned banking subsidiary of Regions. Each share of Union Common Stock will be converted into Regions Common Stock as described below under " -- Exchange Ratio and Escrow Stock Ratio." Each share of Union Interim Common Stock and Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

EXCHANGE RATIO AND ESCROW STOCK RATIO

     Each share of Union Common Stock (excluding any shares held by Union, Regions, or their respective, wholly owned subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into (i) that fraction of a share of Regions Common Stock equal to the quotient obtained by dividing (a) $16.02 by (b) the Average Closing Price and (ii) the right to receive on a deferred basis and in accordance with the terms of the Escrow Trust Agreement that additional fraction of a share of Regions Common Stock equal to the quotient obtained by dividing (a) $0.51 by (b) the Average Closing Price.

     The additional fraction of a share of Regions Common Stock represented by each Escrow Stock Right is the portion of the consideration to be issued in the Merger that will be held in escrow in accordance with the terms of the Escrow Trust Agreement pending the resolution of certain environmental remediation issues. Based on the total number of shares of Union Common Stock outstanding or subject to option, the Escrow Stock Rights in the aggregate represent approximately $2 million in value of Regions Common Stock out of the approximately $65 million in value of Regions Common Stock to be issued in the Merger. The Escrow Shares may be used to reimburse Regions for certain environmental remediation costs in excess of $500,000 which may be incurred by Regions, with any amount remaining to be distributed to the former stockholders of Union upon termination of the Escrow Trust Agreement. During the pendency of the Escrow Trust Agreement, the former stockholders of Union will be entitled to receive cash dividends paid with respect to the Escrow Shares and to provide the Escrow Agent voting instructions with respect to voting the Escrow Shares.

     The operation of the Exchange Ratio and the Escrow Stock Ratio is illustrated by the following table, which shows the effect that various Average Closing Prices would have on each such ratio and on the number of shares of Regions Common Stock that would be issuable in the Merger on the basis of each such ratio.

                                  NUMBER OF SHARES                   NUMBER OF ADDITIONAL
                                  OF REGIONS COMMON                SHARES OF REGIONS COMMON
AVERAGE CLOSING                   STOCK ISSUABLE ON     ESCROW        STOCK ISSUABLE ON
PRICE OF REGIONS     EXCHANGE     THE BASIS OF THE      STOCK          THE BASIS OF THE
  COMMON STOCK        RATIO        EXCHANGE RATIO       RATIO         ESCROW STOCK RATIO
- ----------------     --------     -----------------     ------     ------------------------
     $28.00           0.5721         2,249,497          0.0182              71,562
      28.50           0.5621         2,210,177          0.0179              70,383
      29.00           0.5524         2,172,037          0.0176              69,203
      29.50           0.5431         2,135,469          0.0173              68,024
      30.00           0.5340         2,099,688          0.0170              66,844
      30.50           0.5252         2,065,086          0.0167              65,664
      31.00           0.5168         2,032,058          0.0165              64,878
      31.50           0.5086         1,999,815          0.0162              63,698
      32.00           0.5006         1,968,359          0.0159              62,519
      32.50           0.4929         1,938,083          0.0157              61,732
      33.00           0.4855         1,908,986          0.0155              60,946
      33.50           0.4782         1,880,282          0.0152              59,766
      34.00           0.4712         1,852,758          0.0150              58,980
      34.50           0.4643         1,825,628          0.0148              58,194
      35.00           0.4577         1,799,676          0.0146              57,407
      35.50           0.4513         1,774,512          0.0144              56,621
      36.00           0.4450         1,749,740          0.0142              55,834

     This table is presented for illustration purposes only, and no inference is intended or may be drawn concerning the actual Average Closing Price which may occur or the resulting Exchange Ratio or Escrow Stock Ratio. Moreover, Union stockholders should be aware that the actual market value of a share of Regions Common Stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Union Common Stock may be more or less than the Average Closing Price. On
November      , 1994, the last reported sale price of Regions Common Stock as
reported on the Nasdaq National Market was $          . An Average Closing Price
of this amount would yield an Exchange Ratio of           and an Escrow Stock
Ratio of           . Union stockholders are urged to obtain information on the trading price of Regions Common Stock that is more recent than that provided in this Proxy Statement/Prospectus. See "Comparative Market Prices and Dividends."

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares on the basis of the Exchange Ratio, Regions will make a cash payment equal to the fractional interest which a Union stockholder otherwise would receive multiplied by the last sale price of Regions Common Stock on the Nasdaq National Market on the last trading day prior to the Effective Date, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. For those fractional shares of Regions Common Stock issuable upon termination of the Escrow Trust Agreement as described under "-- Escrow Trust Agreement," Regions will make a cash payment based on, at Regions election, either (i) the value of Regions Common Stock on the fifth full trading day immediately prior to expiration of the Escrow Trust Agreement or (ii) the actual cash proceeds available from the sale of fractional shares by the Escrow Agent.

ESCROW TRUST AGREEMENT

     Prior to the Effective Date, Regions, the Escrow Agent, and the Stockholder Representative Committee will enter into the Escrow Trust Agreement in order to establish an escrow of a certain portion of the consideration to be issued in the Merger to cover possible environmental remediation costs related to a property in which Union has a security interest (the "site"). The environmental remediation costs are defined in the Escrow Trust Agreement to mean, generally, the costs necessary to be incurred in connection with obtaining the consent of the Alabama Department of Environmental Management (the "ADEM") for the implementation of a remediation plan with respect to any groundwater or soil contamination resulting from any hazardous material at, under, or emanating from the site, together with costs incurred in connection with certain third-party claims.

     At the Effective Date, Regions will deposit with the Escrow Agent that number of whole shares of Regions Common Stock (rounding up to the nearest whole share) equal to the quotient obtained by dividing (i) the product of (a) $0.51 and (b) the total number of shares of Union Common Stock outstanding at the Effective Date (other than those shares held by stockholders who perfect their dissenters' rights of appraisal) by (ii) the Average Closing Price (the "Primary Escrow Shares"). After the Effective Date, Regions will deposit with the Escrow Agent that number of additional shares of Regions Common Stock necessary to take account of (i) stock splits and stock dividends with respect to Regions Common Stock and (ii) the exercise of Union Options (as defined under "--Treatment of Union Options") and the failure of any dissenting stockholder to perfect, or the effective withdrawal or loss of, such holder's dissenters' rights of appraisal (together with the Primary Escrow Shares, the "Escrow Shares").

     Subject to the terms of the Escrow Trust Agreement, Regions will pay any environmental remediation costs relating to the site incurred up to $500,000, and the Escrow Shares will be used, if necessary, to reimburse Regions for the next $2 million of environmental remediation costs in excess of the initial $500,000. Any environmental remediation costs above such $2 million of reimbursable costs will be borne by Regions. Neither Regions nor Union can accurately predict what the aggregate amount of environmental remediation costs will be.

     Once the aggregate environmental remediation costs have been determined and agreed upon by the Stockholder Representative Committee and Regions, upon expiration of the Escrow Trust Agreement the requisite number of Escrow Shares will, at Regions' election, be delivered to and cancelled by Regions or sold in the open market with the net proceeds being paid to Regions. For purposes of determining the number of Escrow Shares that would be delivered to Regions to satisfy the reimbursement obligation to Regions, such shares will be valued based on the closing sale price of Regions Common Stock at the close of trading on the fifth trading day preceding the expiration of the Escrow Trust Agreement (the "Market Value"). If Regions elects to have Escrow Shares sold on the open market, a sufficient number of Escrow Shares will be sold to generate proceeds equal to the aggregate amount of environmental remediation costs for which Regions is entitled to reimbursement.

     To the extent that there are any Escrow Shares remaining after reimbursement of Regions for the environmental remediation costs incurred, such shares will be distributed to the former stockholders of Union in accordance with their percentage interests, as defined in the Escrow Trust Agreement. In the event that a former Union stockholder's percentage interest entitles such stockholder to a fractional share of Regions Common Stock, such former stockholder will receive in lieu of the issuance of a fractional share a cash payment based on either, at Regions' election, (i) the value of Regions Common Stock on the fifth full trading day immediately prior to the expiration of the Escrow Trust Agreement or (ii) the actual cash proceeds available from the sale of fractional shares by the Escrow Agent.

     The Escrow Trust Agreement will remain in effect for one year after the Effective Date, subject to one six-month extension at Regions' option in the event the ADEM consent has not been received by such date or the ADEM consent has been received, but contains possible additional remedial action based on post-remediation testing, the cost of which has not been determined. In the event (i) the ADEM consent is received for the remediation plan prior to the lapse of the time periods described in the immediately preceding sentence and does not include any contingent remediation conditions and (ii) a binding agreement to perform all remediation or removal services contemplated by the remediation plan approved by the ADEM is obtained from a third party agreed upon by the Stockholder Representative Committee and Regions, the Escrow Trust Agreement may be immediately terminated by either party and the Escrow Shares remaining after reimbursing Regions for the environmental remediation costs distributed to the former stockholders of Union prior to the expiration of such time periods.

     In the event that, at the normal expiration of the term of the Escrow Trust Agreement, the ADEM consent has been received and there are no further environmental remediation costs for which Regions may be entitled to reimbursement, the Escrow Agent will deliver to each former Union stockholder that number of whole Escrow Shares remaining and cash for any fractional shares to which the stockholder is entitled as described above. In the event, however, that the term of the Escrow Trust Agreement expires and either (i) the consent of the ADEM has been received, but there exist additional environmental remediation costs for which Regions would be entitled to reimbursement if such claims were resolved adversely to it, or (ii) the consent of the ADEM has not been received, then in each such case the Escrow Agent will retain in escrow that number of Escrow Shares which, based upon the Market Value of Regions Common Stock, equals the amount of environmental remediation costs agreed upon by the parties. In the event the consent of the ADEM has not been received at the expiration of the term of the Escrow Trust Agreement, the amount of environmental remediation costs will equal the cost estimate included in a binding commitment from a third party (as agreed upon by the Stockholder Representative Committee and Regions) to complete the remediation and removal services contemplated by the remediation plan as then pending before the ADEM (which remediation plan, as agreed upon by the Stockholder Representative Committee and Regions, will provide for remediation that the parties reasonably believe, based on the information then available, would be acceptable to the
ADEM), plus the amount of any other claim for which Regions would be entitled to reimbursement if such claim were resolved adversely to it.

     While the Escrow Shares are held in escrow, the stockholders of Union are entitled to receive currently any and all cash dividends or other cash income with respect to the Escrow Shares, subject to the requirement that such stockholders surrender the certificates representing shares of Union Common Stock to the Exchange Agent, and have the right to direct the voting of such Escrow Shares. In the event of any stock split or stock dividend with respect to Regions Common Stock that becomes effective during the term of the Escrow Trust Agreement, the additional shares issued with respect to the Primary Escrow Shares will be added to the Escrow Shares, and the terms of the Escrow Trust Agreement will be adjusted accordingly to account for such additional shares. During the term of the Escrow Trust Agreement, the Escrow Stock Rights will not be transferable otherwise than by operation of law or represented by any form of certificate or instrument.

     The Stockholder Representative Committee will have full power and authority to represent the former Union stockholders with respect to all matters arising under the Escrow Trust Agreement, and all action taken by the Stockholder Representative Committee under the Escrow Trust Agreement will be binding upon
the former Union stockholders.               ,               , and
       are proposed as Stockholder Representatives, and Trust Company Bank has agreed to serve as the Escrow Agent. If a dispute arises concerning whether a particular cost is payable from the Escrow Shares in accordance with the terms of the Escrow Trust Agreement which cannot be resolved by the Stockholder Representative Committee and Regions, such dispute will be submitted to arbitration on an informal basis as provided in the Escrow Trust Agreement.

     Stockholder approval of the Agreements at the Special Meeting will be deemed to include approval of the terms of the Escrow Trust Agreement and the appointment of the Stockholder Representative Committee and the Escrow Agent.

     The foregoing is a summary of certain of the material terms of the Escrow Trust Agreement, which is attached as Appendix C to this Proxy
Statement/Prospectus and is incorporated herein by reference.

TREATMENT OF UNION OPTIONS

     At the Effective Date, all rights with respect to Union Common Stock pursuant to stock options (the "Union Options") granted by Union under the 1991 Union Bank & Trust Company Long Term Incentive Compensation Plan (the "Union Stock Plan"), which are outstanding at the Effective Date will be converted into options to acquire Regions Common Stock and, to the extent any Union Option assumed by Regions is exercised prior to the termination of the Escrow Trust Agreement, into Escrow Stock Rights upon such exercise. Regions will assume each Union Option in accordance with the terms of the Union Stock Plan and the stock option agreement by which it is evidenced. From and after the Effective Date,
(i) each Union

Option assumed by Regions may be exercised solely for shares of Regions Common Stock and, prior to the termination of the Escrow Trust Agreement, for Escrow Stock Rights; (ii) the number of shares of Regions Common Stock subject to such Union Option will be equal to the number of shares of Union Common Stock subject to such Union Option immediately prior to the Effective Date multiplied by the Exchange Ratio; (iii) the number of shares of Regions Common Stock represented by the Escrow Stock Rights subject to such Union Option, if exercised prior to the termination of the Escrow Trust Agreement, will be equal to the number of shares of Union Common Stock subject to such option immediately prior to the Effective Date multiplied by the Escrow Stock Ratio; (iv) the per share exercise price under each such Union Option will be adjusted by dividing the per share exercise price under each such Union Option by the Exchange Ratio and rounding down to the nearest cent; and (v) the aggregate exercise price for all shares of Regions Common Stock issuable pursuant to the exercise of the option and pursuant to the Escrow Stock Rights will equal the product of the number of shares of Regions Common Stock subject to such Union Option as calculated in
(ii) above and the per share exercise price under such Union Option as calculated in (iv) above; provided, that in the event the Union Option assumed by Regions is exercised after the termination of the Escrow Trust Agreement and the expiration of the Escrow Stock Rights, such option will be exercisable for that number of shares of Regions Common Stock as calculated in (ii) above, plus that number of shares of Regions Common Stock represented by the then expired Escrow Stock Rights as calculated in (iii) above that would have been issuable upon termination of the Escrow Trust Agreement if such option had been exercised prior to the termination of the Escrow Trust Agreement, as adjusted (if necessary), from the date of termination of the Escrow Trust Agreement to the date of exercise.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. Since its founding in 1901, Union has operated as an independent, community-based bank. This has proven to be a generally sound business strategy. During the last several years, the commercial banking and financial services industries have experienced significant change. These developments include an accelerated trend towards consolidation and geographic expansion by regional bank holding companies, specialization of products and services offered by banking institutions, increased competition from financial institutions which are not subject to bank regulatory oversight, and increasing regulatory compliance requirements for banking institutions.

     Aware of this dynamic environment, the Board, in early 1993, appointed a strategic planning committee to study the future course of Union which would provide for the best interests of its stockholders under current conditions. The committee held various meetings and consulted with legal, financial, and accounting advisors; principal stockholders; and other interested parties. Upon completion of its study, the committee concluded that, under existing circumstances, the best course for Union would be to investigate the sale of Union and so recommended to the Board. At a Board meeting held on January 19, 1994, after a lengthy discussion among the directors, the Union Board unanimously voted to undertake the process to investigate the possible sale of Union. The Union Board also approved the engagement of J.P. Morgan to act as financial advisor to Union and King & Spalding to act as special legal advisor to Union in connection with the process.

     After discussions with J.P. Morgan, the Union Board authorized J.P. Morgan to prepare a memorandum describing the business of Union and a list of potential acquirors of Union. At a Board meeting on March 8, 1994, after approval of the memorandum and a list of eight potential acquirors, the Board authorized J.P. Morgan to solicit these financial institutions as to their interest in acquiring Union. As a result of these inquiries, in April 1994 seven financial institutions, one of which was Regions, indicated to J.P. Morgan an interest in acquiring Union.

     After appropriate due diligence inquiries by four potential acquirors, on May 26, 1994, J.P. Morgan received firm indications of interest, outlining proposed terms of an acquisition of Union, from two of such potential acquirors, one of which was Regions. Subsequently, two additional financial institutions performed due diligence, one of which delivered a firm bid to J.P. Morgan. Thereafter, several meeting and telephone conferences occurred between J.P. Morgan and representatives of the potential acquirors, including Regions, regarding the principal terms of the proposed transactions. At a special meeting held on June 20, 1994, the Board of Directors of Union consulted with J.P. Morgan regarding the three outstanding bids. J.P. Morgan presented a detailed analysis comparing the three potential acquirors in terms of liquidity, dividend yield, historical performance, estimated future performance, and other factors relevant to the value of consideration to be received by Union stockholders in the proposed transactions. After J.P. Morgan completed its presentation, the Union Board authorized its officers and representatives to negotiate a definitive merger agreement with Regions.

     Between June 20 and July 7, 1994, the Union Board met six times to discuss the status of negotiations with Regions. On July 7, 1994, representatives of Regions met with the Union Board to discuss the proposed transactions. After review of the definitive merger agreement with counsel, and a presentation by J.P. Morgan as to the fairness of the proposed transactions to Union stockholders, the Union Board approved the Agreement and authorized the executive officers of Union to do all necessary things to effect the transaction with Regions. The Agreement was initially executed by the parties on July 8, 1994.

     During the course of negotiations on the definitive merger agreement, Regions expressed concern regarding possible environmental remediation at a site for which Union might be responsible. The Agreement, as executed originally on July 8, 1994, contained a provision allowing Regions to terminate the Agreement within 46 days if it determined after an examination of the site, in its discretion, that environmental remediation costs would be reasonably likely to exceed $200,000. Thereafter, Union, in conjunction with its outside environmental engineers and Regions, conducted an examination of the site to determine the extent of any contamination. After completing the examination, Union and Regions discussed the findings and the likelihood and magnitude of any required remediation. To facilitate these discussions, the 46-day termination period was extended to August 31, 1994, and then to September 22, 1994, as reflected in two amendments and restatements of the Agreement. On September 27, 1994, the Union Board approved the final amendment and restatement of the Agreement. Union and Regions, unable to agree on the environmental issues, executed the final Agreement, whereby $2 million in value of Regions Common Stock would be held in escrow to cover any possible environmental remediation
costs associated with the site in excess of $500,000. On November   , 1994, the
Board of Directors of Union called the Special Meeting to present the Merger and the Agreements, and related matters, to the stockholders of Union and by unanimous vote of all directors present recommended that the stockholders approve the Agreements and all related matters.

     Union's Reasons for the Merger. In approving the Merger and the Agreements, and related matters, the directors of Union considered a number of factors. Without assigning any relative or specific weights to the factors, the Union Board of Directors considered the following material factors:

          (a) the information presented to the directors by the management of Union concerning the business, operations, earnings, asset quality, and financial condition of Union, including compliance with regulatory capital requirements on an historical and prospective basis;

          (b) the financial terms of the Merger and related matters, including the relationship of the value of Regions Common Stock issuable in the Merger to the market value, tangible book value, and earnings per share of Union Common Stock;

          (c) the nonfinancial terms of the Merger, including the treatment of the Merger and related matters as a tax-free exchange of Union Common Stock for Regions Common Stock for federal income tax purposes;

          (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

          (e) the report of J.P. Morgan, Union's financial advisor, reviewing a comparison of Union to selected peer banks, premiums paid in other merger transactions, and other analyses of the Merger performed by J.P. Morgan;

          (f) the opinion rendered by J.P. Morgan to the effect that the Exchange Ratio is fair, from a financial point of view, to the stockholders of Union; and

          (g) in general, the fairness of the Merger to Union and its stockholders.

     The terms of the Merger and the Agreements were the result of arm's-length negotiations between representatives of Union and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Union approved the Merger and the Agreements, and related matters, as being in the best interests of Union and its stockholders.

     UNION'S BOARD OF DIRECTORS RECOMMENDS THAT UNION STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENTS.

     Regions' Reasons for the Merger. In approving the Merger and the Agreements, and related matters, the Board of Directors of Regions considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

          (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Union on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area; (ii) the demographic, economic, and financial characteristics of the markets in which Union operates, including existing competition, the history of the market areas with respect to financial institutions and the average demand for credit on an historical and prospective basis; and (iii) the results of Regions' due diligence review of Union; and

          (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into certain markets in the southeastern United States.

OPINION OF UNION'S FINANCIAL ADVISOR

     J.P. Morgan acted as financial advisor to Union in connection with the Merger, and has advised the Union Board and has delivered its written opinion to the Union Board that, as of July 11, 1994, the consideration to be received by the Union common stockholders in the Merger is fair, from a financial point of view, to such stockholders. No limitations were imposed by the Union Board upon J.P. Morgan with respect to the investigations made or procedures followed by J.P. Morgan in rendering its opinion.

     The full text of the opinion of J.P. Morgan dated July 11, 1994 (the "J.P. Morgan Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix D to this Proxy Statement/Prospectus. Union stockholders are urged to read the J.P. Morgan Opinion in its entirety. The J.P. Morgan Opinion, which is addressed to the Union Board, is directed only to the consideration to be received by the Union common stockholders in the Merger and does not constitute a recommendation to any Union stockholder as to how such stockholder should vote at the Special Meeting or as to any other matter. The summary of the J.P. Morgan Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, J.P. Morgan reviewed among other things: (1) the Agreement, (2) financial and other publicly available information with respect to Union and Regions, including among other things (i) with respect to Union, audited financial statements for the five years ending December 31, 1993, unaudited financial results for the three months ending March 31, 1994, and FFIEC Reports of Condition and Income for the three-month period ending March 31, 1994, and
(ii) with respect to Regions, Annual Reports on Form 10-K for each of the five years ending December 31, 1993, Quarterly Reports on Form 10-Q for the quarter ending March 31, 1994 and proxy statements for each of the five years ending 1994.

     In addition, in connection with its opinion, J.P. Morgan reviewed the financial and other terms of certain other acquisitions involving banks and bank holding companies. J.P. Morgan also compared certain financial and stock market information for Union and Regions with similar information for certain other companies deemed to be comparable to the Merger the securities of which are publicly traded and performed such other studies and analyses as J.P. Morgan deemed necessary or appropriate.

     J.P. Morgan also held discussions with certain members of the senior management of Union and Regions regarding the Merger and certain aspects of the past and current business operations, financial condition and future prospects of their respective companies.

     In connection with its opinion, J.P. Morgan relied without independent verification upon the accuracy and completeness of all of the financial and other information provided to it by Union and Regions or otherwise reviewed by it. J.P. Morgan did not act as an expert in considering the loan portfolios of Union or Regions or the allowances for loan losses with respect thereto. J.P. Morgan also did not make any independent evaluation or appraisal of any other assets or liabilities of Union or Regions or any of their subsidiaries.

     In relying on the financial analyses, forecasts and other information provided to it, J.P. Morgan assumed that such analyses, forecasts and information were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Union and Regions to which such analyses or forecasts related. J.P. Morgan also assumed that the Merger would have the tax consequences described in the Agreement, and that the other transactions contemplated by the Agreement would be consummated as described in the Agreement. J.P. Morgan relied as to all legal matters relevant to its opinion upon the advice of counsel.

     J.P. Morgan based its analyses upon assumptions it considered reasonable, including assumptions with respect to industry performance, general business and economic conditions and other matters. As noted above, J.P. Morgan did not independently verify any information supplied by Union, Regions, or any other party, and assumed that financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Union or Regions, as the case may be, as to expected future financial results and conditions of Union or Regions, as the case may be. The analyses performed by J.P. Morgan are not necessarily indicative of actual values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be sold. Subsequent developments may affect the J.P. Morgan Opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm further the J.P. Morgan Opinion.

     In connection with rendering its opinion and preparing its various written and oral presentations to the Union Board, J.P. Morgan performed a variety of generally accepted valuation methods. Set forth herein is a brief summary of the valuation methods employed by J.P. Morgan in connection with its opinion delivered on July 11, 1994. The summary set for the herein does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, J.P. Morgan believes that its analyses must be considered as a whole and that selecting portions of its analyses or certain of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its analyses and opinion.

     J.P. Morgan did not express any opinion regarding the price at which the Regions Common Stock will trade if and when issued or at any time in the future. The J.P. Morgan Opinion was provided solely for the benefit of the Board of Directors of Union and is not on behalf of and is not intended to confer rights or remedies upon any stockholder of Union or any other person other than the Board of Directors of Union.

     J.P. Morgan was retained by Union to act as financial advisor in connection with the Merger and to render its opinion pursuant to an engagement letter dated April 15, 1994 (the "Engagement Letter"). Pursuant to the Engagement Letter, Union(i) has paid J.P. Morgan $150,000 and (ii) has agreed to pay J.P. Morgan a
fee equal to                . The actual amount of such fees may be lower or
higher, depending on the closing price of Regions Common Stock. Union has also agreed to reimburse J.P. Morgan for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

     J.P. Morgan is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in a full range of investment banking activities, including mergers and acquisitions and the underwriting and placement of debt and equity securities.

     Union has been advised that, in the ordinary course of their business, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Regions, for their own accounts or for the accounts of customers, and accordingly, J.P. Morgan and its affiliates may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Indemnification and Advancement of Expenses. The Agreement provides that Regions will, or will cause Union Interim or any successor or assign to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Union or any of its subsidiaries against all liabilities and expenses arising out of actions or omissions occurring at or prior to the Effective Date to the full extent permitted under Alabama law and by the Articles of Incorporation or Bylaws of Union or any of its subsidiaries, as the case may be, in effect on the date of the Agreement. In addition, the Agreement provides that, for a period of one year after the Effective Date, Regions will use its reasonable efforts to maintain in effect Union's existing directors' and officers' liability insurance policy (or comparable policy) with respect to claims arising from facts or events which occurred prior to the Effective Date and covering persons who are currently covered by such insurance.

     Employee Benefits. The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of Union and any of its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock, except as set forth in the Agreement or with respect to the Union Options to be assumed pursuant to the Agreement) on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Union prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Union and any of its subsidiaries to honor all employment, severance, consulting, and other compensation contracts disclosed to Regions between Union or any of its subsidiaries and any current or former director, officer, or employee and all provisions for vested amounts earned or accrued through the Effective Date under Union's benefit plans.

     Union Employment Agreements. Certain executive officers of Union are parties to employment or severance agreements with Union. Robert C. Baird, Jr., the Chairman of the Board, President, and Chief Executive Officer of Union is a party to an employment agreement dated August 23, 1991. The agreement provides for certain payments to Mr. Baird if his employment is terminated within five years of a "change in control," which the Merger, by action of the Union Board of Directors, will constitute, (i) by Union for reasons other than for "cause" (as defined therein) or other than as a consequence of Mr. Baird's death, permanent disability, or attainment of normal retirement as provided under Union's retirement plan; or (ii) by Mr. Baird after (a) a diminution of his duties, (b) a reduction of his annual salary, (c) his transfer to a new location, or (d) a good faith determination by Mr. Baird that he is no longer able effectively to discharge his duties and responsibilities due to such change in control. After any such termination, Mr. Baird will receive cash in an amount equal to three years' base salary (as defined in the agreement) (approximately

$[          ]), will realize immediate vesting of all sums or awards previously granted to Mr. Baird under Union employee benefit plans (or, if such accelerated vesting would cause any "qualified" plan under the Code to become non-qualified, Mr. Baird will receive cash payments substantially equal to those he would have received had such vesting occurred), will continue to receive life insurance, medical insurance, and accident and disability insurance through his normal retirement age and will receive certain other fringe benefits. In addition, the agreement will be amended prior to the Effective Date to provide that, upon any such termination of Mr. Baird's employment, Mr. Baird will receive cash in an amount equal to the present value of the accrued benefit, if any, that Mr. Baird forfeits under Union's defined benefit pension plan as a result of such termination. Such employment agreement will be binding upon Regions and Union Interim after consummation of the Merger.

     Each of Richard C. Solomon, Bruce B. McLay, James G. Hawthorne, Jr., and James W. Davis, executive officers of Union, is a party to a severance agreement with Union dated December 14, 1993. Each such agreement will be amended prior to the Effective Date and will provide for payments to such officer upon a termination of such officer's employment within two years of a "change in control," which the Merger, by action of the Union Board of Directors, will constitute, (i) by Union for any reason other than such officer's death, permanent disability, or attainment of normal retirement age, as provided under Union's Retirement Plan, or (ii) by such officer after (a) a diminution in such officer's duties, (b) a reduction of such officer's annual salary, (c) such officer's transfer to a new location, or (d) a good faith determination by such officer that he is no longer able effectively to discharge his duties and responsibilities as a result of such change of control. After any such termination, such officer will receive cash in an amount equal to two-years' base salary, approximately $250,000, $170,000, $230,000, and $190,000 for
Messrs. Solomon, McLay, Hawthorne, and Davis, respectively. In addition, each of Messrs. McLay and Davis is entitled, upon any such termination of his employment, to receive cash in an amount equal to the present value of any accrued benefit which such officer would forfeit under the Union defined benefit pension plan as a result of such termination. Finally, Eugene C. Crane, Senior Vice President of Union, will enter into a severance agreement pursuant to which, in the event his employment is terminated under any of the circumstances described above, he will receive cash in an amount equal to the present value of any accrued benefit which he would forfeit under the Union defined benefit pension plan as a result of such termination. In addition, all amounts payable to these officers, as well as Mr. Baird, under their respective severance agreements in respect of benefits forfeited under the Union defined benefit pension plan are "grossed up" to account for such officer's federal and state tax liability attaching to such payments. Such severance agreements will be binding upon Regions and Union Interim after consummation of the Merger.

     Regions Stock Ownership. As of the Record Date, the directors and executive officers of Union owned an aggregate of 31,273 shares of Regions Common Stock.

     Restricted Stock Awards. As of the date of this Proxy Statement/Prospectus, certain executive officers of Union are holders of restricted stock granted under the Union Stock Plan. Under the terms of the Agreement, the shares of Union Common Stock represented by these awards will be converted into shares of Regions Common Stock, and pursuant to the terms of the restricted stock awards, all restrictions or limitations on transfer with respect to such shares of restricted stock will lapse upon consummation of the Merger. The executive officers (one of whom also serves as a director) of Union who hold restricted stock (and the respective numbers of shares of restricted stock) are Robert C. Baird, Jr. (10,000 shares), Richard C. Solomon (3,000 shares), James G. Hawthorne, Jr. (3,000 shares), Bruce B. McLay (2,500 shares), and Eugene C. Crane (2,500 shares).

     Union Options. At the Effective Date, all rights with respect to Union Options granted under the Union Stock Plan which are outstanding at the Effective Date will be converted into options to acquire Regions Common Stock and Escrow Stock Rights. As of the date of this Proxy Statement/Prospectus, the executive officers (two of whom also serve as directors) of Union who hold outstanding Union Options (and the respective numbers of shares of Union Common Stock purchasable pursuant to the exercise thereof and the related exercise prices thereof) are Robert C. Baird, Jr. (20,000 shares at an exercise price of $10.00 per share), Robert E. Kelly (8,000 shares at an exercise price of $10.00 per share), Richard C. Solomon (7,500 shares at an exercise price of $10.00 per share), James G. Hawthorne, Jr. (7,500 shares at an exercise price of

$10.00 per share), James W. Davis (5,000 shares at an exercise price of $10.00 per share), Bruce B. McLay (5,000 shares at an exercise price of $10.00 per share), and Eugene C. Crane (5,000 shares at an exercise price of $10.00 per share), all of which options are currently exercisable.

     Management Incentive Plan. Under Union's management incentive plan, certain executive officers are eligible to receive cash bonuses based on year-end financial performance criteria. Such bonuses are typically paid in the first quarter of each year. Because the Merger is expected to be consummated in the fourth quarter of 1994, such cash bonuses for 1994 will be based on projected year-end financial results and will be paid to eligible Union executive officers prior to the consummation of the Merger.

EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that Articles of Merger relating to the Merger are filed with the Alabama Secretary of State and become effective. Unless otherwise agreed upon by Regions and Union, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreements are approved by the requisite vote of Union stockholders; or such later date within 30 days thereof as specified by Regions.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Union anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated by year-end 1994. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or Union generally may terminate the Agreement if the Merger is not consummated by March 31, 1995, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See " -- Conditions to Consummation of the Merger" and " -- Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Date, Regions will cause First Alabama, acting in its capacity as Exchange Agent, to mail to the former stockholders of Union a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Union Common Stock for certificates representing shares of Regions Common Stock.

     UNION STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of certificates for Union Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Union Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled based on the Exchange Ratio, if any, and a check for the amount to be paid in lieu of any fractional share (without interest). Any shares of Regions Common Stock to which such holder is entitled based on the Escrow Stock Ratio will be deposited with the Escrow Agent as described under "-- Escrow Trust Agreement." After the Effective Date, to the extent permitted by law, Union stockholders of record as of the Effective Date will be entitled to vote at any meeting of Regions stockholders the number of whole shares of Regions Common Stock (including providing voting instructions to the Escrow Agent with respect to those whole shares subject to the Escrow Stock Rights) into which their respective shares of Union Common Stock have been converted, regardless of whether such stockholders have surrendered their Union Common Stock certificates. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Date, the declaration will include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to the Agreement

(including those whole shares subject to the Escrow Stock Rights), but no dividend or other distribution payable after the Effective Date with respect to Regions Common Stock (including those whole shares subject to the Escrow Stock Rights) will be paid to the holder of any unsurrendered Union Common Stock certificate until the holder duly surrenders such certificate. Upon surrender of such Union Common Stock certificate, however, both the Regions Common Stock certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

     Upon expiration of the Escrow Trust Agreement, to the extent that there are any Escrow Shares remaining after reimbursing Regions for the environmental remediation costs incurred, such shares will be distributed to the former stockholders of Union in accordance with their percentage interest, as defined in the Escrow Trust Agreement. At the time of such distribution, Regions will provide the former Union stockholders information relating to the environmental remediation costs incurred and required to be reimbursed to Regions and the calculation of each such holder's percentage interest and the value paid with respect to any fractional share.

     After the Effective Date, there will be no transfers of shares of Union Common Stock on Union's stock transfer books. If certificates representing shares of Union Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

          (a) the approvals from the Federal Reserve, the FDIC, and the Alabama Superintendent, none of which is conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of any assets, including branch offices or deposit liabilities) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreements so as to render inadvisable the consummation of the Merger, and expiration of any applicable waiting period;

          (b) the receipt by Union of a final "satisfactory" or higher rating with respect to the examination being conducted as of the date of the Agreement by the Federal Reserve with respect to Union's compliance with the Community Reinvestment Act of 1977 (the "CRA") and related fair lending laws or, in the event Union fails to receive a final "satisfactory" or higher rating, the determination by Regions in its sole discretion and on such basis that it deems appropriate (which may include written confirmation from the appropriate regulatory party) that such rating does not, after the Effective Date, materially adversely impact in any manner the regulatory authorities' view of Regions' compliance with the CRA and related fair lending laws or Regions' ability to receive appropriate consents from the regulatory authorities for other matters contemplated by Regions requiring regulatory approval;

          (c) the approval of the Agreements by the required vote of the holders of Union Common Stock represented at the Special Meeting;

          (d) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

          (e) the receipt by each party of a satisfactory opinion of Alston & Bird that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, that the exchange of Union Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to Union stockholders (except to the extent of any cash received or any Escrow Shares used to reimburse environmental remediation costs under the Escrow Trust Agreement), and that neither Union nor Regions will recognize gain or loss as a consequence of the Merger;

          (f) the approval for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger; and

          (g) the appointment of the Stockholder Representative Committee and the execution of the Escrow Trust Agreement by the parties thereto.

     In connection with entering into the Agreement, Regions advised Union that, in the event any regulatory authority (including the Federal Reserve, the FDIC, and the United States Department of Justice) conditioned or restricted its consent to the Merger by requiring divestiture of deposit liabilities in excess of $50 million, such condition or restriction would be deemed in the reasonable judgment of the Board of Directors of Regions to so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger and would permit Regions to refuse to consummate the Merger on the basis set forth in subparagraph (a) above, provided that Regions has used its reasonable efforts (excluding threatening or commencing any litigation) to cause such condition or restriction to be removed or modified, as appropriate.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and Union of certificates executed by their respective chief executive officers and chief financial officers as to compliance with the Agreement and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

     The Merger will not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     Regions and Union are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to lessen substantially competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger generally may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the FDIC and the Alabama Superintendent. In their evaluations, the FDIC and the Alabama Superintendent will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Union approved by their respective Boards of Directors; provided, however, that after approval by the Union stockholders, no amendment that, pursuant to the Alabama Act, requires further approval by such stockholders may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by Union stockholders, under certain circumstances, including:

          (a) by the Board of Directors of either party upon final, nonappealable denial of any required regulatory approval;

          (b) by the Board of Directors of either party, if the stockholders of Union fail to vote their approval of the Agreements at the Special Meeting after the Agreements are presented and voted upon;

          (c) by mutual agreement of the Boards of Directors of Regions and Union;

          (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified therein;

          (e) by the Board of Directors of either party if the Merger is not consummated by March 31, 1995, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement;

          (f) by the Board of Directors of either party in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 50% or more of the outstanding shares of Union Common Stock or (ii) Union enters into a definitive agreement providing for a third party to acquire 50% or more of the outstanding Union Common Stock or of Union's consolidated assets;

          (g) by the Board of Directors of Union in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 50% or more of the outstanding shares of Regions Common Stock or (ii) Regions enters into a definitive agreement providing for a third party to acquire 50% or more of the outstanding Regions Common Stock or of Regions' consolidated assets; or

          (h) by the Board of Directors of Regions in the event any consent, authorization, waiver, or similar affirmation of any regulatory agency or other governmental authority required for consummation of the Merger and the other transactions contemplated by the Agreements, or in the event any regulatory agency or other governmental authority, as a condition to approval or consummation of the Merger without institution of litigation or other proceeding, requires that Regions or Union divest any assets (including any branch offices) or deposit liabilities which, in the reasonable judgment of the Board of Directors of Regions, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreements so as to render inadvisable the consummation of the Merger, as further discussed under "-- Conditions to Consummation of the Merger."

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful and knowing breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Union generally has agreed, unless the prior consent of Regions is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, and maintain its rights and franchises. Regions has agreed to continue to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of Regions Common Stock, enhance the business prospects of Regions and its subsidiaries, and to the extent consistent therewith, preserve intact the core businesses and goodwill of Regions. Regions also has agreed not to amend its Certificate of Incorporation or Bylaws in any manner which is adverse to and discriminates against holders of Union Common Stock. Each of Union and Regions has agreed not to take any action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreements. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of Union prior to consummation of the Merger, as described below.

     Union has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) incurring, or permitting any of its subsidiaries to incur, any additional debt or other obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices); (iii) acquiring or exchanging any shares of its capital stock or any securities convertible into such shares, or paying any distribution in respect of its capital stock; provided, that Union may, but will not be obligated to, declare and pay regular quarterly cash dividends on the shares of Union Common Stock at a rate not in excess of $.10 per share with usual and regular record and payment dates in accordance with past practice as previously disclosed to Regions; and provided, further, that any dividend declared or payable on the shares of Union Common Stock for the quarter during which the Effective Date occurs will, unless otherwise agreed upon in writing by Regions and Union, be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Date occurs is prior to the Effective Date and in such case such Union quarterly dividend will be paid at rate not in excess of $.10 per share of Union Common Stock, unless at the time of payment of such dividend all conditions precedent to consummation of the Merger have been satisfied such that the Effective Date could have occurred at a time and date prior to the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Date occurs, but is delayed to accommodate Regions to a date subsequent to such record date, in which case the dividend to be paid by Union on the shares of Union Common Stock for the quarter in which the Effective Date occurs may be paid at a rate not in excess of the amount equal to the product of the Exchange Ratio and the per share dividend amount declared by Regions on Regions Common Stock for the quarter during which the Effective Date occurs, or if no dividend has been declared by Regions for such quarter, the per share dividend amount declared by Regions on the Regions Common Stock for the quarter immediately preceding the quarter during which the Effective Date occurs; (iv) issuing, selling, or otherwise disposing of any additional shares of Union capital stock or of the capital stock of any Union subsidiary, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement);
(v) adjusting or reclassifying any capital stock; (vi) acquiring direct or indirect control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers of Union or any of its subsidiaries (a) having a salary as of the date of the Agreement in excess of $65,000 (except as required by law) or (b) having a salary as of the date of the Agreement of less than $65,000 (except as required by law or in the ordinary course of business of Union consistent with past practice as disclosed to Regions), paying any bonus (except as disclosed to Regions or in accordance with any existing program or plan), entering into or amending any severance agreements with officers (except as disclosed to Regions), or granting any increase in compensation or other benefits to directors of Union or any of its subsidiaries; (viii) entering into or amending any employment contract between Union or any of its subsidiaries and any person that it does not have the unconditional right to terminate (except as disclosed to Regions and except for any amendment required by law); (ix) adopting any new employee benefit plan or program of Union or any of its subsidiaries or materially changing any existing plan or program of Union or any of its subsidiaries (except as disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xi) commencing or settling any litigation for an amount in excess of $50,000 (except in accordance with past practice); or (xii) modifying or terminating any material contract.

     In addition, Union has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Union also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except when the failure to engage in the foregoing would be inconsistent with the Board's fiduciary duties to Union's stockholders under applicable law. In addition, Union has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

     Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

DISSENTERS' RIGHTS

     General. Each stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in Sections 10-2A-162 and 10-2A-163 of the Alabama Act, a copy of which is included as Appendix E to this Proxy Statement/Prospectus.

     Statutory Requirements. The following is a summary of the steps to be taken by a Union stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Sections 10-2A-162 and 10-2A-163 of the Alabama Act. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of Union Common Stock to perfect their dissenters' rights.

     In accordance with the Alabama Act and subject to the requisite stockholder approval of the Agreements, Union stockholders may dissent from the terms of the Agreement and the Plan of Merger as to all or less than all shares of Union Common Stock held by them. Any such stockholder may exercise such holder's rights to dissent: (i) by giving written notice of such holder's objection to the Agreement and the Plan of Merger at or prior to the Special Meeting to Robert E. Kelly, Corporate Secretary, Union Bank & Trust Company, 60 Commerce Street, Montgomery, Alabama 36104; (ii) by not voting to approve the Agreements; and (iii) by submitting written demand for payment of the fair value of such holder's shares to Union Bank & Trust Company, 60 Commerce Street, Montgomery, Alabama 36104, Attention: Corporate Secretary, within ten days after the Plan of Merger is voted upon.

     Union stockholders who (i) attend the Special Meeting in person, but abstain from voting, (ii) fail to return their proxy cards to Union, or (iii) return their proxy cards to Union unsigned, improperly signed or completed, unmarked, or marked "abstain" will be deemed not to have voted against the Agreements.

     Any Union stockholder who does not timely and completely comply with
Section 10-2A-163 of the Alabama Act will be bound by the terms of the Agreements and will be entitled only to receive Regions Common Stock as provided in the Agreement.

     Any Union stockholder who properly perfects such holder's rights as a dissenter, upon consummation of the Merger and proper surrender to Regions of the certificate(s) representing such shares, will be entitled to receive the fair value of such shares as of the day prior to the date the vote approving the Agreements is taken, excluding any appreciation or depreciation in anticipation of the Merger. A stockholder who properly makes such demand thereafter has only rights as a dissenter and may not vote such shares or exercise any rights of a stockholder. A perfected demand for payment by dissenting stockholders may not be withdrawn except with Regions' consent, or upon the occurrence of certain events specified in Section 10-2A-163(b) of the Alabama Act.

     Within ten days after the Effective Date, Regions will give written notice to each Union stockholder who has perfected such holder's dissenters' rights and make a written offer to pay each such stockholder a specified price deemed by Regions to be the fair value of such shares on the day before the vote approving the Agreements was taken, excluding any appreciation or depreciation in anticipation of the Merger. If, within 30 days of the Effective Date, Regions and any dissenting stockholder agree as to the fair value of such shares, Regions will pay such fair value within 90 days of the Effective Date upon proper surrender of the certificate(s) representing such shares.

     If Regions and any dissenting stockholder do not agree as to the fair value of such shares, then Regions, not later than 30 days after written demand from any dissenting stockholder given within 60 days after the Effective Date, may file a petition in any court of competent jurisdiction in the county in Alabama where Regions' registered office is located, requesting that the fair value of such shares be found and determined. If

Regions fails to institute any such action, any dissenting stockholder may do so in the name of Regions. A copy of the petition will be served on each dissenting stockholder who is an Alabama resident and will be served by registered or certified mail and by publication on nonresident dissenting stockholders. All dissenting stockholders, wherever residing, will be made parties to the proceeding and will be entitled to a judgment against Regions for the fair value of their shares as of the day immediately preceding the day the vote on the Agreements was taken, excluding any appreciation or depreciation in anticipation of the Merger.

     The judgment shall be payable only upon proper surrender to Regions of the certificates representing such dissenting stockholder's Union Common Stock. Upon payment of the judgment, the dissenting stockholder will cease to have any interest in such Union Common Stock. The judgment will include interest from the date the Agreements were voted upon to the date of payment at a rate determined by the court to be fair and equitable in the circumstances.

     The costs and expenses of any such proceeding will be determined by the court and will be assessed against Regions. All or any part of such costs and expenses, however, may be apportioned and assessed as the court may deem equitable against any or all of the dissenting stockholders who are parties to the proceeding and to whom Regions will have made an offer to pay for the shares, if the court finds that such stockholders' failure to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses will include reasonable compensation for, and reasonable expenses of, the appraisers and reasonable attorneys' fees. These expenses will exclude the fees and expenses of experts employed by any party; provided, however, that if the fair value of the shares as determined materially exceeds the amount which Regions offered to pay therefor, or if no offer was made, the court in its discretion may award to any stockholder who is a party to the proceeding, such sum as the court may determine to be reasonable compensation to any expert or experts employed by the stockholder in the proceeding.

     The foregoing does not purport to be a complete statement of the proceedings to be followed by Union stockholders desiring to exercise dissenters' rights of appraisal, and because exercise of such rights requires strict adherence to the statutory provisions referred to above, each Union stockholder who may desire to exercise such rights should adhere to the provisions of such laws and consult with such holder's legal, financial, and tax advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, CORPORATIONS, AND HOLDERS OF UNION OPTIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions, as the sole stockholder of Union Interim, and Union concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

          (a) The Merger, together with the merger of Union Interim with and into First Alabama (the "First Alabama Merger"), if the First Alabama Merger is consummated, will qualify as a reorganization within the meaning of Section 368(a). Union, Regions, and, if the First Alabama Merger is consummated, First Alabama will each be "a party to a reorganization" within the meaning of Section 368(b).

          (b) Union will recognize no gain or loss upon the transfer of substantially all of its assets pursuant to the Merger.

          (c) Regions, Interim, and First Alabama will recognize no gain or loss upon the receipt of substantially all of the assets of Union pursuant to the Merger and the First Alabama Merger.

          (d) Except as discussed below, no gain or loss will be recognized by a Union stockholder upon the exchange of the stockholder's Union Common Stock for shares of Regions Common Stock (including the shares held as Escrow Shares).

          (e) The basis of Regions Common Stock to be received by a Union stockholder (including the shares held as Escrow Shares and any fractional share interests) will, in each instance, be the same as the basis of the Union Common Stock surrendered in exchange therefor.

          (f) The holding period of Regions Common Stock received by Union stockholders will, in each instance, include the period during which Union Common Stock surrendered in exchange therefor was held, provided that such Union Common Stock was held as a capital asset on the date of the exchange.

          (g) The payment of cash to Union stockholders in lieu of fractional shares of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code. Any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

          (h) Where solely cash is received by a Union stockholder in exchange for such holder's Union Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Union Common Stock, subject to the provisions and limitations of Section 302 of the Code.

          (i) In the event that the Merger is consummated, but the First Alabama Merger is not consummated, then the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and, except as discussed herein, no gain or loss will be recognized by a Union stockholder upon the exchange of the stockholder's Union Common Stock for shares of Regions Common Stock (including the shares held as Escrow Shares).

     In the event that the Escrow Shares held pursuant to the Escrow Trust Agreement are used to pay Regions for those Environmental Remediation Costs for which Regions is entitled to reimbursement pursuant to the terms of the Escrow Trust Agreement, the stockholders of Union will be required to recognize gain or loss equal to the difference between the fair market value at the time of the reimbursement of the Escrow Shares returned to Regions (or sold to reimburse Regions) under the Escrow Trust Agreement and the adjusted basis of such shares. While each stockholder should consult its own tax advisor with respect to its particular circumstances, it is the position of the Internal Revenue Service set forth in Revenue Ruling 78-376 that the return of Escrow Shares to Regions under the Escrow Trust Agreement will not result in a deductible loss to the stockholders and that the basis in each stockholder's remaining shares received in the Merger will be increased by an amount equal to the fair market value of the returned shares.

     When Escrow Shares not used to pay Environmental Remediation Costs are released from escrow, any payment of cash to a Union stockholder in lieu of a fractional share of Regions Common Stock will be treated as if the fractional share had been distributed to the Union stockholder and then redeemed by Regions. The cash payment will be treated as having been received in exchange for the fractional share redeemed as provided in Section 302(a) of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. UNION STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "purchase" as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Union as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued as of the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Union.

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreements, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that (i) Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus and (ii) in the event Regions terminates the Agreement on the basis described in subparagraph (h) under "-- Waiver, Amendment, and Termination of the Agreement," then, concurrently with termination of the Agreement, Regions will pay to Union an amount not to exceed $200,000 for the direct costs and expenses incurred by Union in negotiating and carrying out the transactions contemplated by the Agreements. Notwithstanding the foregoing, if, after the date of the Agreement and within twelve months following (i) certain instances of termination of the Agreement as specified therein or (ii) a failure to consummate the Merger by reason of any failure of Union to satisfy certain conditions as specified in the Agreement, any third party is involved in the acquisition of 25% or more of the assets or voting stock of Union or any of its subsidiaries, or enters into any agreement to do any of the foregoing, such third party will pay to Regions an amount in cash equal to the sum of (a) an amount not to exceed $500,000 for the direct costs and expenses incurred by Regions in negotiating and carrying out the transactions contemplated by the Agreements and (b) $1,500,000 for the indirect costs and expenses incurred by Regions in connection with the transactions contemplated by the Agreements.

RESALES OF REGIONS COMMON STOCK

     Regions Common Stock to be issued to Union stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with Union (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated thereunder or another applicable exemption from the Securities Act registration requirements.

     Each person whom Union reasonably believes to be an affiliate of Union has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of Union Common Stock will be exchanging shares of an Alabama corporation governed by the Alabama Act, the Alabama Banking Code, and Union's Articles of Incorporation (the "Articles") and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of Union stockholders and those of Regions stockholders. The differences deemed material by Union and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Alabama Act, the Alabama Banking Code, and the Delaware GCL as well as to Union's Articles and Bylaws and Regions' Certificate and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Limitations on Director Liability," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 43,510,939 shares were issued, including 1,590,579 treasury shares, at June 30, 1994. Regions' Board of Directors may cause additional shares of Regions Common Stock to be issued (up to the amount authorized in the Certificate) without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed.

     The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

     Union. Union's authorized capital stock consists of 3,965,000 shares of Union Common Stock, of which 3,874,000 shares were issued and outstanding as of June 30, 1994, and 91,000 shares were reserved for issuance pursuant to the Union Stock Plan as of that date. No shares were held by Union as treasury shares as of that date.

     Pursuant to the Alabama Act, Union's Board of Directors may cause additional shares of Union Common Stock to be issued (up to the amount authorized in the Articles) without further action by Union's stockholders. Under the Alabama Act, a holder of voting stock generally has preemptive rights to purchase a proportionate number of newly issued shares unless the articles of incorporation deny the stockholder such right. Union's Articles deny preemptive rights only insofar as they relate to fractional shares or shares related to the Union Stock Plan.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock, voting together as a single class.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the voting power of Regions' voting stock.

     Union. Like the Delaware GCL, the Alabama Act generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, is required to amend a corporation's articles of incorporation. Under the Alabama Act as amended effective January 1, 1995 (the "New Alabama Act"), the stockholder vote required to amend the articles of incorporation depends on whether the proposed amendment triggers dissenters' rights. If the proposed amendment does not trigger dissenters' rights, stockholder approval is obtained if the votes cast in favor of the amendment exceed the votes cast against the amendment. If the proposed amendment triggers dissenters' rights -- by altering or abolishing a preferential right of a stockholder's shares, for example -- the required vote is the majority of the votes entitled to be cast by any voting group that would be entitled to dissenters' rights if the amendment were approved.

     As to bylaws, the Alabama Act generally provides that a board of directors has the power to alter, amend, or repeal the bylaws or adopt new bylaws unless such power is reserved to the stockholders by the articles of incorporation. Union's Articles do not reserve such power to the stockholders, but they do provide that bylaws adopted by the Board of Directors may be altered or annulled at any time by the vote of a majority in value of the stock. The Alabama Act provides that a board of directors may not alter, amend, or repeal any bylaw establishing what constitutes a quorum at stockholders' meetings, and Union's Bylaws further provide that the

Board may not alter, amend, or repeal any bylaws establishing the number of directors or the time or place of stockholders' meetings. Under the New Alabama Act, stockholders clearly have concurrent power to amend or repeal bylaws without such power reserved in the articles of incorporation. The New Alabama Act also provides that the directors may not adopt, amend, or repeal any bylaw relating to the number of shares necessary to constitute a quorum at a stockholders' meeting, and the same restrictions apply to provisions that relate to the vote required for stockholder action.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board is elected each year, which effectively requires two annual meetings for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     Union. Union's Bylaws provide that Union's Board of Directors shall have at least ten members but no more than 17 members. There were 15 directors constituting the Board as of the date of this Proxy Statement/Prospectus. Like Regions, Union's Articles provide that the directors are divided into three classes roughly equal in size, with each director serving until the third annual meeting following such director's election. The Bylaws provide that a director must retire at the annual meeting following attainment of age 70. The Alabama Act provides that cumulative voting is prohibited unless provided for in a corporation's articles of incorporation, and Union's Articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of 75% of Regions' voting stock.

     Union. The Alabama Act provides that any director or the entire board of directors may be removed, with or without cause, at a meeting of stockholders called expressly for that purpose, by a vote of the holders of the majority of shares then entitled to vote at an election of directors. Neither the Articles nor the Bylaws of Union negate such right of stockholders. Under the New Alabama Act, the holders of at least 10% of the outstanding shares of any class may bring a judicial proceeding to remove a director for extreme cause.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     Union. No limitation on directors' liability to a corporation or its stockholders for breach of fiduciary duty as a director is provided for in the Alabama Act or in Union's Articles or Bylaws. Under the New Alabama Act, a plaintiff cannot recover damages on account of a transaction involving a director conflict of interest if certain procedural safeguards are followed when the transaction is approved by the board of directors.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.

     Union. The indemnification of directors, officers, employees, and agents allowed under the Alabama Act and provided for in the Articles is virtually identical to the indemnification provisions applicable to Regions' directors, officers, employees, and agents. Under the New Alabama Act, a corporation is not required to indemnify agents or employees who are not officers to the same extent it is required to indemnify directors and officers.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that such meetings may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     Union. Under the Alabama Act, a special meeting of stockholders may be called by the board of directors, by the holders of at least 10% of the shares entitled to vote at the meeting, or by such persons authorized in the articles of incorporation or bylaws. In addition, Union's Bylaws provide that the Chairman of the Board must call a special meeting upon written request by the owners of one-third of Union's capital stock. Under the New Alabama Act, the holders of at least 10% of the shares entitled to vote at the special meeting must first give management the opportunity to call the meeting. If management does not do so within a stated time, the stockholders can themselves call the meeting and can invoke judicial help in doing so.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual or special meeting called by the Board of Directors, even if a majority of the stockholders were in favor of such action.

     Union. The Alabama Act provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing is signed by all the stockholders entitled to vote on the matter.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     Union. No procedures for stockholder nominations and proposals is set forth in the Alabama Act or in Union's Articles or Bylaws.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     Union. The Alabama Act imposes no restrictions on business combinations with interested stockholders.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the full Board after the party becomes such a 5.0% beneficial owner.

     Union. Under the Alabama Banking Code, a state bank may merge or consolidate with, or transfer its assets and liabilities to, another state bank if (i) at each bank's stockholders meeting, the majority of the stock of the bank is represented at the meeting and votes in favor of the merger, consolidation, or transfer, and (ii) the Alabama Superintendent determines that the transaction is in the best interests of the affected institutions.

     Under the Alabama Banking Code, a state bank may merge into or consolidate with a national bank with the consent of the holders of a majority in amount of the state bank's stock, obtained at a meeting of the stockholders called for such purpose.

DISSENTERS' RIGHTS OF APPRAISAL

     Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

     Union. The rights of appraisal of dissenting stockholders under the Alabama Act, while generally similar to those afforded under the Delaware GCL, differ in certain details. For a full description of the rights of dissenting stockholders under the Alabama Act, see "Description of the Transaction -- Dissenters' Rights."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     Union. Pursuant to the Alabama Act, any person who has been a stockholder for at least six months, or any person who is a 5.0% stockholder, may examine corporate books and records for any proper purpose. Such records do not include banking records of persons not affiliated with the bank (unless a court order is obtained) or records relating to regulatory supervision of a bank. The New Alabama Act affords additional stockholder inspection rights; any stockholder can examine certain enumerated corporate records such as articles and bylaws, records of stockholder action, and annual reports.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation -- Payment of Dividends."

     Union. Pursuant to the Alabama Act, the board of directors may from time to time declare dividends in cash, property, or its own shares, including treasury shares, unless the corporation is insolvent or the declaration or payment of the dividend would be contrary to any restrictions contained in the articles of incorporation. However, in general, dividends payable in cash or property may be payable only out of unreserved and unrestricted earned surplus. Under the New Alabama Act, share dividends may be issued without consideration, and dividends in cash or property may be paid as long as the corporation would not thereafter be insolvent from either an equitable or balance sheet point of view. As a member of the Federal Reserve System, Union is also subject to limitations on its ability to pay dividends imposed by the Federal Reserve.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." Union Common Stock is traded in the over-the-counter market. The following table sets forth, for the indicated periods, the high and low closing sales prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low bid and asked prices for Union Common Stock as quoted in the over-the-counter market, and the cash dividends declared per share of Regions Common Stock and Union Common Stock for the indicated periods. The stock prices and historical dividends for Regions have been adjusted to reflect a 10% stock dividend paid by Regions on April 1, 1993.

                                                                                          UNION
                                                                      ----------------------------------------------
                                                 REGIONS                         PRICE RANGE
                                       ----------------------------   ---------------------------------
                                                            CASH                                             CASH
                                         PRICE RANGE     DIVIDENDS          BID              ASKED        DIVIDENDS
                                       ---------------    DECLARED    ---------------   ---------------    DECLARED
                                        HIGH     LOW     PER SHARE     HIGH     LOW      HIGH     LOW     PER SHARE
                                       ------   ------   ----------   ------   ------   ------   ------   ----------
1992
First Quarter........................  $28.13   $23.75     $.2275     $10.00   $10.00   $12.00   $12.00      $.04
Second Quarter.......................   30.00    25.13      .2275      11.00    10.00    13.00    12.00       .04
Third Quarter........................   30.75    27.50      .2275      11.00    11.00    13.00    13.00       .04
Fourth Quarter.......................   33.88    28.38      .2275      12.00    11.00    13.50    13.00       .04
1993
First Quarter........................   38.38    31.25        .26      12.00    11.50    13.50    13.50       .04
Second Quarter.......................   38.25    30.25        .26      13.00    11.50    14.00    13.50       .04
Third Quarter........................   35.25    31.25        .26      13.00    13.00    14.00    14.00       .06
Fourth Quarter.......................   35.00    29.63        .26      13.00    12.25    14.00    14.00       .06

                                                                                          UNION
                                                                      ----------------------------------------------
                                                 REGIONS                         PRICE RANGE
                                       ----------------------------   ---------------------------------
                                                            CASH                                             CASH
                                         PRICE RANGE     DIVIDENDS          BID              ASKED        DIVIDENDS
                                       ---------------    DECLARED    ---------------   ---------------    DECLARED
                                        HIGH     LOW     PER SHARE     HIGH     LOW      HIGH     LOW     PER SHARE
                                       ------   ------   ----------   ------   ------   ------   ------   ----------
1994
First Quarter........................  $33.50   $30.13     $  .30     $12.50   $12.50   $14.00   $14.00      $.10
Second Quarter.......................   36.13    30.50        .30      14.50    12.50    15.50    14.00       .10
Third Quarter........................   36.75    34.63        .30      17.00    14.00    17.00    15.00       .10
Fourth Quarter (through
  November   ).......................

     On                , 1994, the last reported sale price of Regions Common
Stock as reported on the Nasdaq National Market, and the average of the last price of Union Common Stock as quoted in the over-the-counter
market, were $          and $          , respectively. On July 7, 1994, the last
business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock, as reported on the Nasdaq National Market, and the last bid price of Union Common Stock were $36.25 and $17.00, respectively.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."

     The holders of Union Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors of Union out of funds legally available therefor. Should the Merger not be consummated, Union expects to continue to pay regular quarterly cash dividends on the Union Common Stock.

                 UNION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is intended to assist in understanding Union's results of operations and changes in financial position. This discussion should be read in conjunction with the information included under "Selected Financial Data -- Selected Historical Financial Data of Union" and "Business of Union" and Union's consolidated financial statements, including notes thereto, included elsewhere in this Proxy Statement/Prospectus. The discussion of the components of net income is stated as a percentage of average assets and follows the format of the Statements of Income with appropriate comments relative to the Statements of Condition. The percentage of average assets is calculated by dividing dollar amounts, all of which are stated in thousands, by average assets which were $462,646 for 1993; $480,609 for 1992; $481,625 for 1991; $479,351 in 1990; and $460,466 in 1989. References to
unadjusted income figures indicate no adjustment to the reported figures has been made for tax benefits from tax-exempt income. References to tax equivalent income indicate the reported figures have been adjusted upward to reflect the tax benefit derived from certain loans and investments, the majority of which are state and local government and industrial revenue authority obligations. The tax equivalent income calculation is based on a 20% federal income tax rate and has given effect to the disallowance of interest expense related to certain tax free assets.

  Year Ended December 31, 1993, Compared to Years Ended December 31, 1992, and
                                      1991

OVERVIEW

     Union reported net earnings of $5,783,000 for 1993. This includes $1,315,000 related to the cumulative effect of changes in accounting principles with the January 1, 1993 adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" and No. 106 "Employers Accounting for Postretirement Benefits Other than Pensions." Notes to Financial Statements Nos. 9 and 10 explain these entries in more detail. This compares to net income of $1,029,000 for 1992 and a net loss of $7,555,000 for 1991. The net income per share was $1.49 for 1993 compared to $0.27 for 1992 and a net loss of $1.97 for 1991. Net operating income per share adjusted to exclude the cumulative effect was $1.15 in 1993. Union made a provision for loan loss totaling $250,000 during the first six months of 1993, but reversed this provision during the fourth quarter of 1993. This decision was based on the improved levels of asset quality, higher levels of recoveries, lower levels of charge-offs and the adequacy of the allowance for loan loss. Union's 1992 earnings included a charge for loan loss allowance totaling $5,112,000 which was a significant decrease from the 1991 charge of $14,313,000. Management has continued its diligent efforts to identify and account for potential loan losses. As a part of this effort, Union has increased the estimated loss formulas for certain internal classifications of loans. The increases were based upon historical trends and changing economic conditions.

INTEREST INCOME

     The unadjusted interest income declined $4,566,000 or 14.91% to 5.63% of average assets in 1993. This compares to 6.37% of average assets for 1992 and 7.54% for 1991. There were three major factors that contributed to the decline:
(i) the continued low market rates during 1993; (ii) lower loan volumes resulting from reduced loan demand attributable to the current economic environment; and (iii) the higher level of investment securities yielding lower rates than the loans that paid down.

     Average total loans net of unearned income have declined from $193,975,000 in 1991 and $151,687,000 in 1992 to $142,716,000 in 1993. Tax equivalent loan income has declined from $18,951,000 in 1991 to $13,181,000 in 1992 to
$11,217,000 in 1993. Tax equivalent loan yields have declined from 9.77% in 1991 to 8.69% in 1992 to 7.86% in 1993. While a significant reduction in loans has occurred due to charge-offs during this three-year period as reported in the Notes to Financial Statements, continued soft loan demand and continued low rates also have been factors. Union experienced an increase in loan demand during the fourth quarter of 1993 mostly in the commercial real estate and adjustable rate mortgage areas. With the level of demand for loans, Union was required to utilize alternative investment sources. Most of the excess funds were reinvested in high quality, relatively short-term government securities. While a better alternative investment than federal funds, investment securities produce much lower yields than loans. Average total investment securities have grown from $144,022,000 in 1991 to $180,123,000 in 1992 to $218,383,000 in 1993.
Tax equivalent yields on investment securities was 8.46% in 1991, 7.65% in 1992, and 5.93% in 1993. The reduction in yield is mostly attributable to the maturities, calls, or paydowns of higher yielding investment securities and the reinvestment at lower rates.

INTEREST EXPENSE

     Interest expense has experienced a steady decline since 1991 from $22,391,000 to $15,484,000 in 1992 to $12,347,000 in 1993. This reduction is attributable to the decline in interest rates and the decline in average outstandings in interest-bearing liabilities. While no appreciable decline in rates occurred in 1993 from the 1992 levels, repricing of certificates as they renewed resulted in reduced interest expense. Average total interest-bearing liabilities have fluctuated from $367,302,000 in 1991 to $368,747,000 in 1992 to $349,167,000 in 1993. Average total deposits have remained relatively stable at $360,510,000 for 1991, $357,530,000 for 1992, and $360,083,000 for 1993.
Management, through the Asset/Liability Committee, has monitored closely the changes in market rates and responded accordingly to control the levels of interest expense. Another factor that has helped Union control its cost of funds is the level of non-interest-bearing deposits.

Average non-interest-bearing demand deposits as a percentage of total average deposits was 19.22% for 1993. This is compared to 19.26% in 1992 and 18.20% in 1991.

NET INTEREST INCOME

     Net interest income, the primary source of Union's earnings, is the income derived from earning assets (primarily loans and investment securities) less interest expense. Union's management has continued to focus on improving the quality of earning assets during 1993 as well as managing the yields on earning assets, the related cost of funds, and the changes in the types of earning assets and interest-bearing liabilities. During 1993, rates have continued to be the lowest in several decades. Management has monitored actively each component of the margin to ensure that the net interest income made its maximum contribution to the net income of Union. The unadjusted net interest income for 1991 was $13,933,000 or 2.89% of average assets. This increased by $1,209,000 or 8.68% to $15,142,000 or 3.15% of average assets for 1992, but declined 9.44% to $13,713,000 or 2.96% of average assets for 1993. This decline in net interest income partially was due to the liability sensitive position of Union in 1992 during a declining rate environment and management's ability to reprice interest-bearing deposits on a more timely basis than the asset products. During 1993, rates remained low, and as assets repriced or matured, the net interest income was affected negatively.

                                 YIELD ANALYSIS

     YIELDS ON AVERAGE EARNING ASSETS AND RATES ON AVERAGE INTEREST-BEARING
                                  LIABILITIES
                     (DOLLARS IN THOUSANDS TAX EQUIVALENT)

                                                                                                             1993/1992
                                            1993                              1992                         CHANGE DUE TO
                                -----------------------------     -----------------------------    -----------------------------
                                AVERAGE     REVENUE    YIELD/     AVERAGE     REVENUE    YIELD/                           RATE/
                                BALANCE     EXPENSE     RATE      BALANCE     EXPENSE     RATE      RATE      VOLUME     VOLUME
                                --------    -------    ------     --------    -------    ------    -------    -------    -------
ASSETS
Earning Assets:
  Loans net of unearned
    income....................  $142,716    $11,217     7.86%     $151,687    $13,181     8.69%     (1,259)      (780)        74
  Less allowance for loan
    losses....................     4,432                             3,254
                                --------                          --------
    Net Loans.................   138,284                           148,433
Investment securities
  Taxable securities..........   216,768    12,811      5.91       174,715    13,361      7.65      (3,035)     3,216       (731)
  Nontaxable securities.......     1,615       132      8.17         5,408       416      7.69          26       (292)       (18)
                                --------    -------               --------    -------
    Total investment
      securities..............   218,383    12,943      5.93       180,123    13,777      7.65      (3,102)     2,926       (659)
Federal funds sold and
  securities purchased under
  agreements to
  resell......................    65,201     2,001      3.07       112,491     3,932      3.50        (480)    (1,653)       202
                                --------    -------               --------    -------
    Total earning assets......   421,868    26,161      6.20       441,047    30,890      7.00      (3,540)    (1,343)       154
                                            -------                           -------
Cash and other assets.........    40,778                            39,562
                                --------                          --------
Average assets................  $462,646                          $480,609
                                ========                          ========
       LIABILITIES AND
     STOCKHOLDERS' EQUITY
Interest-Bearing Liabilities:
NOW accounts & money market
  accounts....................  $ 97,545     2,547      2.61      $ 94,604     3,189      3.37        (719)        99        (22)
Savings deposits..............    29,062       786      2.70        27,471       919      3.35        (176)        53        (10)
Time deposits.................   164,279     7,316      4.45       166,606     8,691      5.22      (1,271)      (121)        18
Federal funds purchased &
  other borrowed funds........    58,281     1,698      2.91        80,066     2,685      3.35        (352)      (731)        96
                                --------    -------               --------    -------
    Total interest-bearing
      liabilities.............   349,167    12,347      3.54       368,747    15,484      4.20      (2,545)      (822)       130
                                            -------                           -------
  Incremental spread..........                          2.66                              2.80
  Non-interest-bearing demand
    deposits..................    69,197                            68,849
  Other liabilities...........     3,052                             3,395
  Stockholders' equity........    41,230                            39,618
                                --------                          --------
  Gross interest margin (tax
    equivalent basis).........              13,814                            15,406
Total liabilities and
  stockholders'
  equity......................  $462,646                          $480,609
                                ========                          ========
  Gross interest margin/spread
    (TE)......................                          3.24                              3.47
Taxable Equivalent Adjustment:
    Loans.....................                  85                               197
    Investment securities.....                  16                                67
                                            -------                           -------
  Total Tax Equivalent
    Adjustments:..............                 101                               264
                                            -------                           -------
  Gross interest income.......              $13,713     2.96%                 $15,142     3.15%
                                            ========                          ========

     The change due to rate is computed by multiplying the change in rate between the two years times the previous year's volume. The resulting amount represents the change in revenue/expense due to the change in interest rates assuming the volume remained constant.

     The change due to volume is computed by multiplying the change in volume between the two years times the previous year's interest rate. The resulting amount represents the change in revenue/expense due to the change in volume assuming the interest rate remained constant.

     The change due to rate/volume is computed by multiplying the change in rate between the two years times the change in volume between the two years. The resulting amount represents the blended effect of changes in rate and volume.

COMPOSITION OF EARNING ASSETS

                                                                                         PERCENT
                                              DECEMBER 31,                         INCREASE (DECREASE)
                          ----------------------------------------------------   -----------------------
                            1993       1992       1991       1990       1989     1993/1992     1992/1991
                          --------   --------   --------   --------   --------   ---------     ---------
                                         (DOLLARS IN THOUSANDS)
LOANS:
Commercial, financial
  and agricultural......  $ 43,512   $ 30,630   $ 31,087   $ 48,139   $ 59,450      42.06%        (1.47)%
Real estate
  construction..........     2,861      3,015      2,537      2,745      7,494      (5.11)        18.84
Real estate mortgage....    93,597     95,024    109,813    135,354    125,605      (1.50)       (13.47)
Installment.............    16,912     19,728     27,295     34,329     38,852     (14.27)       (27.72)
                          --------   --------   --------   --------   --------
                           156,882    148,397    170,732    220,567    231,401       5.72        (13.08)
Less unearned income....       (32)       (92)      (136)      (235)      (423)    (65.22)       (32.35)
Allowance for loan
  losses................    (4,618)    (4,225)    (3,000)    (3,750)    (2,500)      9.30         40.83
                          --------   --------   --------   --------   --------
Net loans...............   152,232    144,080    167,596    216,582    228,478       5.66        (14.03)
                          --------   --------   --------   --------   --------
INVESTMENTS:
U.S. Treasury
  securities............   150,922     79,425     11,354      9,010      2,000      90.02        599.53
Obligations of other
  U.S. Government
  agencies and
  corporations..........    48,621    113,987    132,506    112,760     75,851     (57.35)       (13.98)
Obligations of states
  and political
  subdivisions..........    10,821      4,825      9,755     14,761     17,618     124.27        (50.54)
Other securities........       486        502      1,748      1,749      1,754      (3.19)       (71.28)
                          --------   --------   --------   --------   --------
                           210,850    198,739    155,363    138,280     97,223       6.09         27.92
                          --------   --------   --------   --------   --------
OTHER:
Federal funds sold......    52,275     94,025    103,825    101,300    125,000     (44.40)        (9.44)
Securities purchased
  under resale
  agreement.............        --         --         --     45,000     35,000         --            --
                          --------   --------   --------   --------   --------
                            52,275     94,025    103,825    146,300    160,000     (44.40)        (9.44)
                          --------   --------   --------   --------   --------
TOTAL EARNING
  ASSETS:...............  $415,357   $436,844   $426,784   $501,162   $485,701      (4.92)%        2.36%
                          ========   ========   ========   ========   ========

PROVISION FOR LOAN LOSSES

     During 1993, management continued its intensive efforts to reduce the level of nonperforming assets, especially in other real estate. Other real estate has declined from $7,812,000 in 1991 to $3,618,000 in 1992 During 1993, Union had
additions to other real estate of $4,469,000 and reductions of $4,628,000 to end the year with a total of $3,459,000. The number of parcels of foreclosed property have declined from 32 as of December 31, 1991, to seven as of year-end 1993. The current economic environment, especially its effect on the real estate market, has created significant challenges for many banks, but management is encouraged at the prospects of reducing the levels of other real estate significantly during 1994.

     Union made a provision for loan losses of $250,000 during the first and second quarters of 1993. This entry was reversed during the fourth quarter of 1993. This decision was based on: the improved levels of asset quality; higher levels of recoveries and lower levels of charge-offs than had been anticipated; and the adequacy of the allowance for loan loss even using a very conservative formula for calculating required reserves. In 1992, the provision for loan losses totaled $5,112,000 or 1.06% of average assets. This compares to $14,313,000 or 2.97% of average assets for 1991. During 1992, management elected to adopt a more conservative formula for calculating the required allowance for loan loss reserve. The formula was adopted based upon an evaluation of historical and economic trends and in anticipation of regulatory changes relative to required loan loss reserve levels. Management feels this more conservative approach is the best method for ensuring future improved asset quality and earnings for Union. The allowance for loan loss at December 31, 1993, was $4,618,000 or 2.94% of total loans. This compares to $4,225,000 or 2.85% for 1992 and $3,000,000 or 1.78% for 1991. Loans 90 days past due and nonaccruals at December 31, 1993, were $1,868,000 compared to $6,748,000 for 1992 and $4,474,000 for 1991. The decline in nonaccruals is mostly attributable to commercial real estate loans that have moved into the other real estate category of which most have subsequently been sold. Nonaccrual loans and 90 day past due loans to allowance for loan loss was .40(x) for 1993 compared to 1.60(x) for 1992 and 1.49(x) for 1991.

NONINTEREST INCOME

     Total noninterest income increased 20.79% or $719,000 to a total of $4,177,000 or 0.90% of average assets. This compares to $3,458,000 or 0.72% of average assets for 1992 and $3,291,000 or 0.68% of average assets in 1991. The major changes from 1992 to 1993 were: (i) an increase in gains on sale of investment securities ($428,000) attributable mostly to the sale of securities in the first quarter, 1993 and securities that were called during the year; (ii) an increase in trust fee income ($238,000); (iii) an increase in nonsufficient funds fees ($63,000); (iv) an increase in service charges ($57,000); and (v) an increase in miscellaneous noninterest income ($89,000). This increase was partially offset by a reduction in gains and income on other real estate of $170,000.

NONINTEREST EXPENSE

     Total noninterest expense for year-end December 31, 1993, was $13,280,000 or 2.87% of average assets compared to $12,176,000 or 2.53% for 1992 and $12,828,000 or 2.66% for 1991. This 9.07% or $1,104,000 increase is attributable to increases in: (i) other employee benefits ($395,000); (ii) bankcard expense ($114,000) attributable mostly to the premium paid on the purchase of the portfolio; (iii) FDIC expense ($106,000); (iv) depreciation expense ($85,000), stationery and supplies ($93,000), telephone ($32,000), travel ($18,000), and data processing expense ($74,000) related mostly to the data processing conversion which occurred in July 1993; (v) advertising expense ($87,000); (vi) accounting expense ($36,000); (vii) legal expense ($22,000); (viii) postage ($27,000); (ix) meals and entertainment expense ($27,000); and (x) and other noninterest expense ($81,000). These increases were partially offset by reductions in: (a) Federal Reserve charges ($64,000); (b) occupancy taxes and insurance ($26,000); and (c) insurance ($18,000).

INCOME TAXES

     Union adopted SFAS No. 109 "Accounting for Income Taxes" effective January 1, 1993. Under SFAS No. 109, the method of accounting for income taxes changed from the deferred method to the asset and liability method. The adoption of this new standard resulted in income in the amount of $1,769,524 which was reported as the cumulative effect of a change in an accounting principle in 1993.

     Income tax expense was $142,000 in 1993 or an effective tax rate of 3.10%. This rate was favorably impacted by the utilization of alternative tax credits earned in 1993 and the current year reversal of tax valuation allowance as allowed by SFAS No. 109. This compares to $283,000 and a 21.60% effective tax rate for 1992 and a tax benefit of $2,362,000 and a 23.80% effective tax rate for 1991.

     Tax-exempt income, net of the disallowance of interest expense deductions related to carrying tax-exempt assets acquired after 1982, continued to decline in 1993 as a percentage of income before income taxes because Union replaced the proceeds of maturing tax-exempt securities with taxable investments. Note 10 to the financial statements provides additional information about the provision for income taxes.

ASSET/LIABILITY MANAGEMENT AND LIQUIDITY

     Union's Asset/Liability Committee monitors the relationship of rate-sensitive assets to rate-sensitive liabilities in order to minimize earnings risk and maintain stability in the gross interest margin resulting from changes in the level of interest rates. While the balance sheet is managed to achieve maximum stockholder returns, this is done within the constraints of maintaining a high level of credit quality, conservative interest rate risk disciplines and prudent levels of leverage and liquidity. Management continues to monitor closely the liquidity of the balance sheet. On a daily basis, liquidity is managed through federal funds transactions. Union historically has been a net seller of federal funds, and management believes that ample protection against unanticipated large cash requirements is provided by the investment portfolio and purchases of federal funds from downstream correspondent banks.

CAPITAL RESOURCES AND DIVIDENDS

     At December 31, 1993, common stockholders' equity totaled $43,450,000 or 9.57% of total assets compared to $38,367,000 or 8.07% for 1992 and $37,892,000 or 8.00% for 1991. The tier 1 leverage capital ratio was 9.40% for 1993 compared to 7.86% for 1992 and 7.73% for 1991.

     Also at December 31, 1993, Union's ratio of Tier 1 Capital (as defined below under "Supervision and Regulation -- Capital Adequacy") to risk-weighted assets was 24.95%, and its ratio of Total Capital (as defined below under "Supervision and Regulation -- Capital Adequacy") to risk-weighted assets was 26.22%. This compares to 21.00% and 22.27% respectively for 1992 and 17.79% and 19.20% for 1991. Tier 1 Capital primarily consists of common stockholders' equity, less certain disallowed intangible assets. Total Capital adds the allowance for loan losses, within permitted limits, to Tier 1 Capital. For risk-based capital calculations, various levels of risk are assigned to different asset categories and off-balance-sheet items.

     Normal capital expenditures in 1993 for renovation and equipment were provided through internal financing. Capital is expected to be adequate to fund such capital expenditures for renovation and equipment for 1994 and future expansion.

     Dividends declared for 1993 were $0.20 per common share compared to $0.16 per common share for 1992 and $0.28 for 1991. The payment of dividends is limited, without prior regulatory approval, to Union's net profits for the current year combined with its retained net profits for the two preceding years.

              Second Quarter 1994 Compared to Second Quarter 1993

     Net income for the second quarter 1994 increased $735,000 compared to the same period in 1993. Earnings per share were $0.429 compared to $0.240 for the 1993 second quarter. The increase in net income is primarily attributable to:
(i) a decrease in the provision for loan losses of $1,152,000; (ii) an increase in noninterest income of $543,000; and (iii) a $344,000 reduction in interest expense. This was partially offset by: (a) a $341,000 decrease in interest income; (b) a $139,000 increase in noninterest expense; and (c) a $823,000 increase in applicable income taxes.

     Average assets declined 4.91% or $22,808,000 from $464,633,000 to $441,825,000. This decline is primarily attributable to (i) a $18,111,000 reduction in certificates of deposits, (ii) a $7,274,000 reduction in open time accounts, (iii) a $6,611,000 reduction in purchased funds, and (iv) a $1,760,000 reduction in demand deposits. This reduction was partially offset by $6,007,000 increase in interest-bearing demand deposits, a $991,000 increase in savings deposits, and a $3,995,000 increase in average equity.

     Average equity increased 9.61% from $41,159,000 to $45,114,000 comparing the second quarter of 1993 and 1994. The return on average assets was 1.51% for the second quarter of 1994 compared to .80% for the second quarter of 1993. Interest income was 5.60% of average assets for the second quarter of 1994 compared to 5.62% for 1993. Interest and fees on loans increased by $418,000 from 2.35% of average assets to 2.85%. This increase is mostly attributable to a $23,148,000 increase in average total loans outstanding. Interest income from investment securities declined $535,000. This decline is attributable to maturities, calls, paydowns on mortgage-backed securities, and the reinvestment of funds in loans. Second quarter average investment securities decreased from $216,696,000 to $205,685,000 comparing 1993 to 1994. Income from federal funds sold and securities purchased under agreement to resell declined $224,000 from .47% to .30% of average assets. Second quarter average federal funds sold declined from $73,399,000 to $33,016,000 due to the increased level of loan demand and the reduction in deposits and purchased funds. Average earning assets as a percentage of average assets declined from 92.88% to 91.28% for the same period.

     Total interest expense declined $344,000 or 10.92% from 2.71% of average assets to 2.54%. This decline is mostly attributable to the decline in interest-bearing liabilities.

     The net decline in interest income and interest expense resulted in a net interest income increase of .08% or $3,000. Net interest income as a percentage of average assets increased from 2.91% in the second quarter of 1993 to 3.06% for second quarter 1994. The provision for loan losses decreased $1,152,000 from the second quarter of 1993 level of $100,000. Recoveries for the second quarter of 1994 were $1,116,000 with charges-offs totaling $64,000. Management's assessment of the adequacy of the allowance for loan loss level at $4,118,000 allowed Union to credit the provision for loan loss expense account $1,052,000, an amount equal to the net recoveries. Allowance for loan losses to loans net of unearned income was 2.49% for June 30, 1994, compared to $4,434,000 or 3.17% for June 30, 1993. Net interest income after provision for loan losses increased $1,155,000 from the second quarter of 1993.

     Noninterest income increased by $543,000 from .73% of average assets to 1.26%. This increase was partially attributable to an increase in other noninterest income of $358,000 from $188,000 in 1993 compared to $546,000 in 1994. Included in other noninterest income was $337,000 related to interest earned in prior accounting periods for a loan previously charged down on Union's books and paid off during the second quarter. Trust fee income increased by $107,000 from .25% of average assets to .36%.

     Noninterest expense increased $139,000 from 2.84% of average assets to 3.12%. Total salaries and benefits expense increased from 1.53% of average assets in the second quarter of 1993 to 1.65% in the second quarter of 1994. Other noninterest expense increased $78,000 from .98% of average assets to 1.10%. This increase is attributable to: (i) a $43,000 increase in accounting expense; (ii) a $37,000 increase in consultant fees; (iii) a $51,000 increase in rents and services; (iv) a $23,000 increase in miscellaneous losses; (v) a $19,000 increase in other noninterest expense; (vi) a $15,000 increase in subscriptions and dues; and (vii) a $11,000 increase in legal expenses. This was partially offset by: (a) a $65,000 decrease in advertising expense; (b) a $29,000 decrease in FDIC insurance; (c) a $18,000 decrease in data processing expense; and (d) a $12,000 decrease in stationery and supplies expense.

   Six Months Ended June 30, 1994, Compared to Six Months Ended June 30, 1993

     Net income for the six month period ending June 30 was $2,893,000 in 1994 compared to $3,448,000 in 1993. Included in 1993 earnings was $1,500,000, net of related income taxes, arising from the cumulative effect of changes in accounting principles. These changes were the result of Union's adopting the provisions of SFAS No. 109 "Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. SFAS No. 109 produced a benefit to earnings of approximately $1,720,000, net of taxes, and SFAS No. 106 resulted in a charge to earnings of $219,000, net of taxes. The increase in net operating income before the cumulative effect of changes in accounting principles was $945,000 comparing 1994 to 1993. Earnings per share were $.75 compared to $.89 for 1993. The increase in net operating income is primarily attributable to: (i) a $451,000 increase in other noninterest income; (ii) a $119,000 increase in trust fee income; (iii) a $120,000 increase in service charges on deposits; (iv) a $2,047,000 decrease in provision for loan losses; and (v) a $166,000 decrease in noninterest expense. This was partially offset by: (a) a $319,000 decrease in investment security gains; (b) a $1,215,000 increase in applicable income taxes; and (c) a $423,000 decrease in the net interest margin.

     Average assets for the six month period ending June 30 decreased from $462,339,000 in 1993 to $449,213,000 in 1994. Return on average assets decreased from 1.49% to 1.29%, including the cumulative effect for the same period in 1993. Return on average assets, excluding the cumulative effect, would be .84% for 1993.

     Interest income declined $1,025,000 to 5.49% of average assets. This reduction is primarily attributable to a $1,185,000 reduction in interest on investment securities and a $387,000 reduction in interest on federal funds and repos sold. This was partially offset by a $547,000 increase in interest and fees on loans. Interest expense declined $602,000 from 2.72% to 2.53% of average assets. The provision for loan losses declined $2,047,000 resulting in a $1,624,000 gain in the net interest income after provision from 2.95% to 3.76% of average assets.

     Noninterest income increased 17.96% from .89% of average assets to 1.08% or $371,000. This increase is attributable to: (i) a $119,000 increase in trust fee income; (ii) a $120,000 increase in service charges; and (iii) a $451,000 increase in other noninterest income. This was partially offset by a $319,000 reduction in investment security gains.

     Noninterest expense decreased $166,000 or 2.44% from 2.93% of average assets to 2.95%. This decrease was primarily attributable to decreases in advertising expense ($83,000), FDIC expense ($71,000), legal ($28,000), stationery and supplies expense ($20,000), and other noninterest expense ($114,000). This was partially offset by an increase in accounting expenses of $55,000 and an increase in rents and services of $69,000.

CAPITAL RESOURCES AND LIQUIDITY

     Union continues to have a strong Leverage Ratio (as defined below under "Supervision and Regulation -- Capital Adequacy"). The Leverage Ratio for the second quarter of 1994 was 10.36% compared to 8.94% for June 30, 1993. Second quarter dividends were at $.10 per share for 1994 while total stockholders' equity increased from $41,546,000 to $44,646,000 from the second quarter of 1993 to the second quarter of 1994. Management is committed to protecting the strong capital position of Union to ensure its continued soundness.

     Normal capital expenditures for the second quarter of 1994 which related to renovation and purchases of equipment were provided through internal financing. Capital is adequate to fund such capital expenditures for renovation and equipment for the remainder of 1994.

     Union's Asset/Liability Committee monitors the relationship of rate-sensitive assets to rate-sensitive liabilities in order to minimize earnings risk and maintain stability in the gross interest margin resulting from changes in the level of interest rates. Management continues to monitor the liquidity of the balance sheet very closely. On a daily basis, management believes that ample protection against unanticipated large cash requirements is provided by the investment portfolio and purchases of federal funds from downstream correspondent banks.

                               BUSINESS OF UNION

BUSINESS AND PROPERTIES

     Union is an Alabama state-chartered commercial bank with its principal executive offices located in Montgomery, Alabama. Union provides a range of banking and fiduciary services to individuals and businesses through ten offices in Montgomery, Alabama. Union also provides correspondent banking services to approximately 75 banking institutions in Alabama and adjoining states. As of September 30, 1994, Union had 183 full-time equivalent employees. At June 30, 1994, Union had total consolidated assets of approximately $428.9 million, total consolidated deposits of approximately $324.1 million, and total consolidated stockholders' equity of approximately $44.6 million.

     Union was organized in 1901. Union is a member of the Federal Reserve System, and its deposits are insured by the FDIC. Union is regulated and examined by the Federal Reserve and the Alabama State Banking Department.

     The executive offices, operations, and main office of Union are located in a 15-story building located at 60 Commerce Street in downtown Montgomery, Alabama. This 129,832 square foot building is owned by Union, which occupies 69,998 square feet. The remaining 59,834 square feet is rental space. The remaining nine locations of Union are located in owned or leased buildings and on leased land in Montgomery, Alabama. Please refer to the financial statements included elsewhere in this Proxy Statement/Prospectus for information on carrying value of Union premises, equipment, and leasehold improvements and other real estate and operating lease commitments.

RECENT DEVELOPMENTS

     For the third quarter ended September 30, 1994, Union had net income of $1.1 million or $0.29 per share, representing a 2.6% decrease in net income over the same period of 1993. For the nine months ended September 30, 1994, Union had net income of $4.0 million, or $1.03 per share, representing a 12.7% decrease in net income from the first nine months of 1993. The annualized return on average total assets for the first nine months of 1994 was 1.2%, and the annualized return on stockholders' equity was 11.9%. At September 30, 1994, Union had total consolidated assets of approximately $419 million, total consolidated deposits of approximately $315 million, and total consolidated stockholders' equity of approximately $45 million.

COMPETITION

     As the only community bank in Montgomery, Alabama, Union presently competes with seven bank holding companies. Competition is intense with these holding companies, as well as with other banks and with savings institutions, credit unions, and a variety of nonbanking institutions which offer alternative services.

LEGAL PROCEEDINGS

     Union is from time to time a party to certain legal proceedings arising in the ordinary course of its business. However, Union is not a party to any litigation which, in the judgment of management, would have a material adverse effect on its operations or financial condition if adversely determined.

MANAGEMENT

     The following tables present information about the directors, the chief executive officer of Union, and the two other most highly compensated officers whose salary and bonus exceeded $100,000 in 1993. Information with respect to beneficial ownership of stock has been furnished by the respective directors and executive officers.

                                                                 AMOUNT AND NATURE OF BENEFICIAL
                                                                 OWNERSHIP AT SEPTEMBER 30, 1994
                                                ------------------------------------------------------------------
                                                                                                        PERCENT OF
                  NAME                   AGE       TOTAL           DIRECTLY    INDIRECTLY    OPTIONS      CLASS
- --------------------------------------------    -----------        --------    ----------    -------    ----------
Robert C. Baird, Jr.                     44       32,943(1)          12,243          700      20,000          *
  Chairman of the Board,
  President and Chief Executive Officer,
  Director
Sanders M. Benkwith, M.D.                47        2,404(2)           1,900          504          --          *
  Director
Robert F. Henry, Jr.                     60       44,716(3)           5,136       39,580          --       1.15%
  Director
James G. Hawthorne, Jr.                  50       11,907(4)           4,407           --       7,500          *
  Executive Vice President
Robert S. Hill III                       52       17,520(5)          16,500        1,020          --          *
  Director
T. Bowen Hill III                        65       42,020(6)          40,000        2,020          --       1.09
  Director
Jim T. Inscoe                            54        8,257(7)           1,488        6,769          --          *
  Director
Watkins C. Johnston, Jr.                 53        7,100(8)           7,100           --          --          *
  Director
Robert E. Kelly                          65       52,803(9)           5,330       39,473       8,000       1.36
  First Executive Vice President
  Director
Algie H. Neill                           75      80,122(10)(11)      62,018       18,104          --       2.07
  Director
W. L. Pinchback, Jr., M.D.               46        1,300(8)           1,300           --          --          *
  Director
Samuel L. Schloss                        68      22,250(12)          17,034        5,216          --          *
  Director
Richard C. Solomon                       63      12,640(13)           5,140           --       7,500          *
  Executive Vice President
Robbins Taylor                           69      78,104(14)          15,858       62,246          --       2.02
  Director
William G. Thames                        58     317,262(15)         203,859      113,403          --       8.20
  Director
John M. Trotman                          67      15,910(16)          15,910           --          --          *
  Director
Leslie B. Watson, Jr.                    52       7,974(17)           2,000        5,974          --          *
  Director
All Directors and Executive Officers            779,913(18)         426,895      295,018      58,000       19.8
  as a Group (22 Persons)

- ---------------
* Does not exceed one percent

 (1) Includes options to purchase 20,000 shares. Also includes 700 shares held by Mr. Baird's wife as custodian for their children, as to which beneficial ownership is disclaimed.
 (2) Includes 504 shares held by Dr. Benkwith's wife as custodian for their child.
 (3) Includes 39,580 shares held by trusts of which Mr. Henry is beneficiary, but as to which he has neither voting nor investment power.
 (4) Includes options to purchase 7,500 shares and 1,107 shares held jointly with Mr. Hawthorne's wife.

 (5) Includes 1,020 shares owned by Mr. Hill's wife as custodian for their children. Also see note 1 to the immediately following table.
 (6) Includes 2,020 shares owned by Mr. Hill's wife.
 (7) Includes 6,769 shares owned by Mr. Inscoe as custodian for children.
 (8) The named owner has sole voting power and investment power.
 (9) Includes options to purchase 8,000 shares. Also includes 39,473 shares held by trusts under which Mr. Kelly has shared voting power and no investment power, as to which beneficial ownership is disclaimed.
(10) Includes 1,568 shares owned by Mrs. Neill's daughter and 16,536 shares held by a trust under which Mrs. Neill has sole voting power and shared investment power. Also see note 1 to the immediately following table and note 11 below.
(11) Does not include 949,560 shares of stock reported as being owned by Francis Hill Kohn, R. S. Hill, Jr., and Francis Hill Kohn, Jr., Trustees under the Will of Walton H. Hill, Deceased. Also see note 1 to the immediately following table.
(12) Includes 3,296 shares owned by Mr. Schloss' wife and 1,920 shares held by a trust under which he has shared voting power and shared investment power.
(13) Includes options to purchase 7,500 shares and 2,140 shares held jointly with Mr. Solomon's wife.
(14) Includes 1,392 shares owned by Mr. Taylor's wife; 5,050 shares owned by a corporation under his control; 144 shares owned by children; and 55,660 shares owned by a trust under which he has voting power and shared investment power.
(15) Includes 113,403 shares owned by partnerships under Mr. Thames' control.
(16) Includes 996 shares held jointly with Mr. Trotman's sister.
(17) Includes 1,000 shares held jointly with, and 1,920 shares owned solely by, Mr. Watson's wife, and 4,054 shares owned by a trust under which Mr. Watson has sole voting power and sole investment power.
(18) Includes options to purchase 58,000 shares. Of the remaining total amount, 550,828 shares are held by the beneficial owner with sole voting power and investment power; 7,263 shares are held with shared voting power and investment power; 72,196 shares are held with sole voting power and shared investment power; and 39,473 shares are held with shared voting power and no investment power.

                                           PRINCIPAL OCCUPATION
                                          DURING LAST FIVE YEARS                DIRECTOR    TERM
           NAME                           AND OFFICES WITH UNION                 SINCE     EXPIRES
- ---------------------------  -------------------------------------------------  --------   -------
               DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1997
Robert C. Baird, Jr.         Chairman of the Board of Directors, President and    1991       1997
                             Chief Executive Officer of the Bank. Prior to
                             April 1991, Executive Officer of AmSouth Bank.
Robert S. Hill III(1)        Attorney at Law; Partner in Hill and Hill,           1993       1997
                             Attorneys, Montgomery, Alabama.
Watkins C. Johnston, Jr.     President, Sav Tyme Systems, Inc., Montgomery,       1992       1997
                             Alabama, manufacturing.
W. L. Pinchback, Jr., M.D.   Orthopedic Surgeon; President Advanced Orthopedic    1992       1997
                             Surgical Specialist, P.C. (formerly Professional
                             Orthopedic Consultants), Montgomery, Alabama
                             medical care provider.
Robbins Taylor(2)            Chairman of the Board and Chief Executive Officer    1966       1997
                             of Standard-Taylor Industries, Inc. (formerly
                             Standard Roofing Co., Inc.), Montgomery, Alabama,
                             general roofing contractors. Chairman of the
                             Board of Directors of Union from 1978 to 1992.
               DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1995
T. Bowen Hill III            Attorney at Law; Stockholder in Hill, Hill,          1983       1995
                             Carter, Franco, Cole and Black, P.C., Montgomery,
                             Alabama.
Robert E. Kelly              First Executive Vice President of Union.             1979       1995

                                           PRINCIPAL OCCUPATION
                                          DURING LAST FIVE YEARS                DIRECTOR    TERM
           NAME                           AND OFFICES WITH UNION                 SINCE     EXPIRES
- ---------------------------  -------------------------------------------------  --------   -------
Algie H. Neill               Homemaker, Montgomery, Alabama.                      1982       1995
John M. Trotman              President, Trotman Land & Cattle Co., Montgomery,    1974       1995
                             Alabama, all phases of the cattle industry.
               DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1996
Sanders M. Benkwith, M.D.    Ophthalmologist; President, Montgomery Eye           1992       1996
                             Physicians, P.C., Montgomery, Alabama, medical
                             and surgical treatment of eye diseases.
Robert F. Henry, Jr.         President, Robert F. Henry Tile Co., Inc., and       1981       1996
                             President, Montgomery Building Materials Co.,
                             Inc., Montgomery, Alabama, floor covering and
                             building materials.
Jim T. Inscoe                Sole Proprietor, Jim Inscoe Agency, Montgomery,      1979       1996
                             Alabama, real estate.
Samuel L. Schloss            Consultant. Prior to July 1, 1994, Chairman of       1974       1996
                             Schloss and Kahn, Inc., Montgomery, Alabama,
                             institutional grocers.
William G. Thames            President, Pelzer Homes, Inc. Montgomery,            1976       1996
                             Alabama, building contractor; President, Pelzer
                             Construction & Development Company, Inc.,
                             Montgomery, Alabama, general partner and manager
                             of apartment projects.
Leslie B. Watson, Jr.        President and Chief Executive Officer, Tom Jones,    1993       1996
                             Inc. and President, Capitol Service Stations,
                             Inc., Montgomery, Alabama, wholesale petroleum
                             marketer and retail gasoline and convenience
                             store marketer

- ---------------

(1) Son of Mr. R. S. Hill, Jr., who retired as a director effective April 13, 1993.
(2) Mr. Taylor is a director of Energen Corporation, a company with a class of securities registered under the Exchange Act.

             VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF UNION

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Union Common Stock, as of the date of this Proxy Statement/Prospectus.

                                NAME AND ADDRESS                   AMOUNT AND NATURE OF   PERCENT OF
TITLE OF CLASS                 OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP     CLASS
- --------------  -------------------------------------------------  --------------------   ----------
Common Stock    Francis Hill Kohn, R. S. Hill, Jr., and Francis
                Hill Kohn, Jr., as Trustees under the Will of
                Walton H. Hill, Deceased
                3536 Springhill Road
                Birmingham, Alabama 35223                                 949,560(1)         24.54%
Common Stock    William G. Thames
                3394 Augusta Place
                Montgomery, Alabama 36111                                 317,262(2)          8.20
Common Stock    Union Bank & Trust Company, as fiduciary for
                various trusts and estates                                261,096(3)          6.73

- ---------------

(1) R. S. Hill, Jr. is one of three Trustees, but not a beneficiary, of this Trust. Mr. Hill, who retired as a director in 1993, is the father of Robert
     S. Hill III, who is a director. Algie H. Neill, a director of Union, has a beneficial interest in this Trust. Union is informed that the Trustees, beneficiaries, and contingent beneficiaries of this Trust own, of record or beneficially, 217,651 additional shares of Union Common Stock not reported above. As to each person who is a director, such ownership is shown herein under "Business of Union -- Management."
(2) Mr. Thames is a director of Union. See "Business of Union -- Management."
(3) The Union Trust Department, in its various fiduciary capacities for numerous beneficiaries, including as to some shares, certain beneficiaries listed in note 1 above, holds this stock of record in its name as fiduciary, in the name of its nominee, UBAT & Co., or otherwise. The Union Trust Department has full investment power with respect to 105,141 shares and shared investment authority with respect to 155,955 shares.

                              BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company headquartered in Birmingham, Alabama which operated 247 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee as of June 30, 1994. At that date, Regions had total consolidated assets of approximately $10.8 billion, total consolidated deposits of approximately $8.8 billion, and total consolidated stockholders' equity of approximately $905 million. Regions operates eight state-chartered commercial bank subsidiaries and one federal stock savings bank (collectively, the "Subsidiary Institutions") in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     In Alabama, Regions operates through First Alabama Bank, which at June 30, 1994, had total consolidated assets of approximately $8.2 billion, total consolidated deposits of approximately $6.8 billion, and total consolidated stockholders' equity of approximately $667 million. First Alabama Bank operates 172 banking offices throughout Alabama.

     In Florida, Regions operates through Regions Bank of Florida, which at June 30, 1994, had total consolidated assets of approximately $499 million, total consolidated deposits of approximately $447 million, and total consolidated stockholders' equity of approximately $49 million. Regions Bank of Florida operates 27 banking offices in the panhandle region of Florida.

     In Georgia, Regions operates through (i) Regions Bank of Georgia and (ii) First Rome Bank, which at June 30, 1994, had total combined assets of approximately $234 million, total combined deposits of approximately $214 million, and total combined stockholders' equity of approximately $19 million. Regions Bank of Georgia operates three banking offices in Columbus, Georgia, and First Rome Bank operates two banking offices in Rome, Georgia.

     In Louisiana, Regions operates through (i) Secor Bank, Federal Savings Bank ("Secor"), a federal savings bank which Regions acquired on December 31, 1993,
(ii) Guaranty Bank and Trust Company ("Guaranty"), which Regions acquired on May 31, 1994, (iii) Bank of New Roads ("New Roads"), which Regions acquired on August 31, 1994, and (iv) First American Bank & Trust of Louisiana ("First American"), which Regions acquired on November 10, 1994. At June 30, 1994, Secor, Guaranty, New Roads, and First American had total combined assets of approximately $2.0 billion, total combined deposits of approximately $1.5 billion, and total combined stockholders' equity of approximately $192 million. Secor, Guaranty, New Roads, and First American operate 38 banking offices in Louisiana.

     In Tennessee, Regions operates through Regions Bank of Tennessee, which at June 30, 1994, had total consolidated assets of approximately $451 million, total consolidated deposits of approximately $391 million, and total consolidated stockholders' equity of approximately $38 million. Regions Bank of Tennessee operates 24 banking offices in middle Tennessee.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

     Third Quarter 1994 Operating Results. For the third quarter ended September 30, 1994, Regions had net income of $37,427,000 or $.88 per share, representing a 14% increase on a per share basis in net income over the same period of 1993. For the nine months ended September 30, 1994, Regions had net income of $108,637,000 or $2.52 per share, representing a 12% increase on a per share basis in net income over the first nine months of 1993. The annualized return on average total assets for the first nine months of 1994 was 1.31%, and the annualized return on average stockholders' equity was 15.99%. At September 30, 1994, Regions had total consolidated assets of approximately $11.7 billion, total consolidated deposits of approximately $9.3 billion, and total consolidated stockholders' equity of approximately $902 million.

     Recently Completed Acquisitions. During the first six months of 1994, Regions (i) acquired Guaranty, located in Baton Rouge, Louisiana, contributing approximately $187 million in assets, $136 million in loans, and $173 million in deposits to Regions' consolidated balance sheet and (ii) consummated certain transactions with the Resolution Trust Corporation (the "RTC"), as a result of which Regions Bank of Florida acquired four branch offices in Panama City, Florida, and First Alabama Bank acquired one branch office in each of Atmore and Brewton, Alabama, with combined deposits in the six offices of approximately $50 million. For additional information with respect to these transactions, see Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, incorporated herein by reference.

     Since June 30, 1994, Regions has completed the acquisition of the following institutions:

                                                            CONSIDERATION
                                                    -----------------------------
                                                       APPROXIMATE
                                                    ------------------              ACCOUNTING
                   INSTITUTION                      ASSET SIZE   VALUE      TYPE    TREATMENT
- --------------------------------------------------  ----------   -----     ------   ----------
                                                      (IN MILLIONS)
First Fayette Bancshares, Inc. ("Fayette")
  and its subsidiary, First Bank of Fayette,
  located in Fayette, Alabama.....................     $ 78      $ 17       Cash    Purchase
                                                                            and
                                                                           Notes
BNR Bancshares, Inc. ("BNR") and its
  subsidiary, Bank of New Roads, located
  in New Roads, Louisiana.........................      139        26      Regions  Pooling of
                                                                           Common   Interests
                                                                           Stock
First Community Bancshares, Inc. ("First
  Community") and its subsidiary, First
  Rome Bank, located in Rome, Georgia.............      129        24      Regions  Pooling of
                                                                           Common   Interests
                                                                           Stock
American Bancshares, Inc. ("ABI") and its
  subsidiary, First American Bank & Trust of
  Louisiana, located in Monroe, Louisiana.........      313        61      Regions  Purchase
                                                       ----        --      Common
                                                                           Stock
          Totals..................................     $659      $128
                                                    =========    =====

     Also since June 30, 1994, Regions consummated certain additional transactions with the RTC, as a result of which Secor acquired one branch office in Houma, Louisiana, and Guaranty acquired two branch offices in

Baton Rouge, Louisiana, with combined deposits in the three offices of approximately $39 million. (Such RTC transactions and the acquisitions of Fayette, BNR, First Community, and ABI are referred to as the "Recently Completed Acquisitions.")

     If the Recently Completed Acquisitions and the Merger had been consummated on June 30, 1994, based on June 30, 1994 pro forma financial information, Regions' total consolidated assets would have increased by approximately $1.2 billion to approximately $12.0 billion; its total consolidated deposits would have increased by approximately $951 million to approximately $9.7 billion; and its total consolidated stockholders' equity would have increased by approximately $29 million to approximately $934 million. See "Documents Incorporated by Reference" and "Summary Pro Forma Financial Data" and the related pro forma financial information in Regions' Current Report on Form 8-K dated September 6, 1994.

     In connection with the acquisitions of ABI and Union, Regions has announced that it may purchase, in the open market, an equivalent number of some or all of the shares of Regions Common Stock to be issued in such transactions. As a result of the ABI and Union transactions, Regions anticipates that it may purchase in the open market as much as approximately $126 million of Regions Common Stock. The timing and amount of such possible purchases will be determined based on the Regions Common Stock price, capital needs and other factors. As of October 6, 1994, Regions had purchased, in the open market, approximately $60.8 million of Regions Common Stock pursuant to this repurchase program.

     Other Pending Acquisitions.  As of the date of this Proxy
Statement/Prospectus, Regions has pending two acquisitions in addition to the acquisition of Union (referred to as the "Other Pending Acquisitions") in the states of Georgia and Louisiana, certain aspects of which transactions are set forth below:

                                                             CONSIDERATION
                                                    -------------------------------
                                                       APPROXIMATE                   ANTICIPATED
                                                    ------------------                ACCOUNTING
                     INSTITUTION                    ASSET SIZE   VALUE      TYPE      TREATMENT
    ----------------------------------------------  ----------   -----   ----------  ------------
                                                      (IN MILLIONS)
    Fidelity Federal Savings Bank, located in
      Dalton, Georgia.............................     $287       $32     Regions     Pooling of
                                                                           Common     Interests
                                                                           Stock
    First Commercial Bancshares, Inc. and its
      subsidiary, First National Bank of St.
      Bernard Parrish, located in Chalmette,
      Louisiana...................................      113        20     Regions      Purchase
                                                                           Common
                                                                           Stock
                                                                          and Cash
                                                    ----------   -----
                                                       $400       $52
                                                    =======      ====

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies and of the stockholders of the institutions to be acquired and to the effectiveness of the registration statements filed or to be filed with the SEC. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the Other Pending Acquisitions will be satisfied in a manner that will result in the consummation of all of the Other Pending Acquisitions.

     Giving effect to the Other Pending Acquisitions would not have a material effect on the pro forma financial information presented or incorporated by reference in this Proxy Statement/Prospectus.

     Issuance of Subordinated Notes. On July 21, 1994, Regions issued $25 million of subordinated indebtedness designated 7.65% Subordinated Notes Due 2001 (the "7.65% Notes") and on September 15, 1994, Regions issued $100 million of subordinated indebtedness designated 7 3/4% Subordinated Notes Due 2024 (the "7 3/4% Notes"). The 7.65% Notes and the 7 3/4% Notes are subordinate to all senior indebtedness (as defined in the controlling indenture) of Regions, and payment of the principal of such notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings, or reorganization of Regions. The net proceeds from the issuance of the 7.65% Notes have been used for general corporate purposes, including the repurchase of an equivalent number of shares of Regions Common Stock in the open market issued in connection with the acquisition of ABI as described above under "-- Recent

Developments -- Recently Completed Acquisitions." The net proceeds from the issuance of the 7 3/4% Notes have been, and will continue to be, used for general corporate purposes.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data give effect, as appropriate, to the acquisition of Union and the Recently Completed Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated September 6, 1994. The pro forma financial data does not give effect to the Other Pending Acquisitions as they would not have a material effect on such data. For additional information relating to specific transactions within the scope of the Recently Completed Acquisitions, see "Business of Regions -- Recent Developments."

SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND UNION

     The following unaudited pro forma combined data give effect to the acquisition of Union as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a purchase.

                                                                                    AS OF
                                                                                  JUNE 30,
                                                                                    1994
                                                                                -------------
                                                                                (IN THOUSANDS
                                                                                 EXCEPT PER
                                                                                 SHARE DATA)
BALANCE SHEET DATA:
  Total assets................................................................   $11,272,026
  Securities..................................................................     2,622,725
  Loans, net of unearned income...............................................     7,462,646
  Total deposits..............................................................     9,111,632
  Other borrowed money........................................................       520,908
  Stockholders' equity........................................................       905,450
  Book value per common share.................................................         21.60

                                                                         SIX MONTHS   YEAR ENDED
                                                                           ENDED       DECEMBER
                                                                          JUNE 30,        31,
                                                                            1994         1993
                                                                         ----------   -----------
                                                                           (IN THOUSANDS EXCEPT
                                                                             PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income................................................   $368,940     $ 581,723
  Total interest expense...............................................    160,548       231,059
                                                                         ----------   -----------
  Net interest income..................................................    208,392       350,664
  Provision for loan losses............................................      7,382        21,533
                                                                         ----------   -----------
  Net interest income after loan loss provision........................    201,010       329,131
  Total noninterest income.............................................     75,006       136,203
  Total noninterest expense............................................    171,067       301,136
  Income tax expense...................................................     34,900        51,812
                                                                         ----------   -----------
  Income before cumulative effect of change in accounting principle....   $ 70,049     $ 112,386
                                                                          ========     =========
  Income before cumulative effect of change in accounting principle per
     share.............................................................   $   1.67     $    3.02
  Average common shares outstanding....................................     41,925        37,205

SELECTED PRO FORMA COMBINED DATA FOR REGIONS, UNION, AND RECENTLY COMPLETED ACQUISITIONS

     The following unaudited pro forma combined data as of June 30, 1994, and for the six months ended June 30, 1994, and the year ended December 31, 1993, give effect to (i) the acquisitions of BNR and First Community by Regions, assuming such acquisitions are accounted for as poolings of interests, and (ii) the acquisitions of Fayette, ABI, and Union by Regions, assuming such acquisitions are treated as purchases for accounting purposes, as if all such transactions had been consummated on June 30, 1994, in the case of the data included under "Balance Sheet Data," and on January 1, 1993, in the case of the data included under "Income Statement Data."

                                                                                     AS OF
                                                                                   JUNE 30,
                                                                                     1994
                                                                                  -----------
                                                                                      (IN
                                                                                   THOUSANDS
                                                                                  EXCEPT PER
                                                                                  SHARE DATA)
BALANCE SHEET DATA:
  Total assets................................................................    $12,011,049
  Securities..................................................................      2,811,761
  Loans, net of unearned income...............................................      7,831,664
  Total deposits..............................................................      9,738,626
  Other borrowed money........................................................        599,175
  Stockholders' equity........................................................        934,464
  Book value per common share.................................................          21.58

                                                                         SIX MONTHS   YEAR ENDED
                                                                           ENDED       DECEMBER
                                                                          JUNE 30,        31,
                                                                            1994         1993
                                                                         ----------   -----------
                                                                         (IN THOUSANDS EXCEPT PER
                                                                         SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income................................................   $391,581     $ 626,848
  Total interest expense...............................................    171,180       251,862
                                                                         ----------   -----------
  Net interest income..................................................    220,401       374,986
  Provision for loan losses............................................      8,115        23,242
                                                                         ----------   -----------
  Net interest income after loan loss provision........................    212,286       351,744
  Total noninterest income.............................................     79,408       142,675
  Total noninterest expense............................................    183,191       324,458
  Income tax expense...................................................     36,281        53,949
                                                                         ----------   -----------
  Income before cumulative effect of change in accounting principle....   $ 72,222     $ 116,012
                                                                          ========     =========
  Income before cumulative effect of change in accounting principle per
     share.............................................................   $   1.67     $    3.01
  Average common shares outstanding....................................     43,312        38,592

                           SUPERVISION AND REGULATION

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions.

GENERAL

     Regions is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, Regions and its subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the CRA, both of which are discussed below.

     The BHC Act prohibits the Federal Reserve from approving a bank holding company's application to acquire a bank or bank holding company located outside the state in which the deposits of its banking subsidiaries were greatest on the date the company became a bank holding company (Alabama, in the case of Regions), unless such acquisition is specifically authorized by statute of the state in which the bank or bank holding company to be acquired is located. Alabama has adopted reciprocal interstate banking legislation permitting Alabama-based bank holding companies to acquire banks and bank holding companies in other states and allowing bank holding companies located in Arkansas, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Texas, Virginia, and West Virginia to acquire Alabama banks and bank holding companies. Under the provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which was signed into law by President Clinton on September 29, 1994, the existing restrictions on interstate acquisitions of banks by bank holding companies, including the regional interstate banking legislation adopted by the state of Alabama, will be repealed one year following enactment such that Regions and any other bank holding company located in Alabama would be able to acquire a bank located in any other state, and a bank holding company located outside Alabama could acquire any Alabama-based bank, in either case subject to certain deposit percentage and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its subsidiary banks into a single bank with interstate branches following that date.

     The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the Subsidiary Institutions is a member of the FDIC, and as such, their deposits are insured by the FDIC to the extent provided by law. Each Subsidiary Institution is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     Because each of Regions' subsidiary banks is a state-chartered bank that is not a member of the Federal Reserve System, such banks are subject to supervision and examination by the FDIC. Regions' subsidiary savings bank is a federally chartered savings bank that is a member of the Federal Home Loan Bank System and is subject to supervision and examination by the Office of Thrift Supervision (the "OTS") and to the back-up supervisory authority of the FDIC. Such agencies regularly examine the operations of the Subsidiary Institutions and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. Such agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

     The Subsidiary Institutions are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a Subsidiary Institution, to assess such institution's record in assessing and meeting the credit needs of the community served by that institution, including low-and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each Subsidiary Institution of the applicant bank holding company, and such records may be the basis for denying the application.

     In December 1993, the federal banking agencies proposed to revise their CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. In response to widespread criticisms of the December 1993 proposal, the agencies on September 26, 1994, issued a revised proposal. Under the new proposal, the current process-based CRA assessment factors would be replaced with a new evaluation system that would rate institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance will consist of three tests: a lending test; an investment test; and a service test. Each of these tests would be applied by the institution's federal regulator in an assessment context that would take into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly situated lenders.

     The proposed lending test -- the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks -- would evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans. The institution's regulator would weigh each of these lending categories to reflect their relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test would include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to moderate-income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by lending consortia and other lenders in which the institution has invested. As part of the proposal, all financial institutions would be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.

     The focus of the investment test would be the degree to which the institution is helping to meet the needs of its service area through qualified investments that (i) benefit low-to moderate-income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test would be based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs. The service test would evaluate an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and automated teller machines ("ATMs"), (ii) the institution's record of opening and closing branch offices and ATMs, (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low-to moderate-income areas. The federal regulators would also consider an institution's community development services as part of the service test. A separate community development test would be applied to wholesale or limited purpose financial institutions.

     Smaller institutions (those having total assets of less than $250 million) would be evaluated under more streamlined criteria. In addition, a financial institution would have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution would be required to obtain the prior approval of its federal regulator.

     The joint agency CRA proposal provides that an institution evaluated under a given test would receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial noncompliance. An institution would then receive a certain number of points for its rating on each test, and the points would be combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' proposed rating guidelines, an institution's rating on the lending test would count for at least 50% of its overall rating, and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. The proposed guidelines also provide that if an institution received no better than a "needs to improve" rating on its previous two CRA exams, a "needs to improve" rating on the third exam would be downgraded to "substantial noncompliance." In any situation, evidence of discriminatory or other illegal credit practices would adversely effect an institution's overall rating.

     Under the proposal, an institution's CRA rating would continue to be taken into account by its regulator in considering various types of applications. In addition, an institution receiving a rating of "substantial noncompliance" would be subject to civil money penalties or a cease and desist order under Section 8 of the Federal Deposit Insurance Act (the "FDIA").

PAYMENT OF DIVIDENDS

     Regions is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Regions, including cash flow to pay dividends to its stockholders, is dividends from the Subsidiary Institutions. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Institutions to Regions as well as by Regions to its stockholders.

     As state nonmember banks, the subsidiary banks are subject to the respective laws and regulations of the states of Alabama, Florida, Georgia, Louisiana, and Tennessee and to the regulations of the FDIC as to the payment of dividends. The subsidiary savings bank is subject to the regulations of the OTS as to payment of dividends.

     If, in the opinion of the federal regulatory agencies, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The Federal Reserve, the FDIC, and the OTS have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the Federal Reserve and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     At June 30, 1994, under dividend restrictions imposed under federal and state laws, the Subsidiary Institutions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $237 million.

     The payment of dividends by Regions and the Subsidiary Institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

     There are various restrictions on the extent to which Regions and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Institutions. Each Subsidiary Institution (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or non-savings-bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the Subsidiary Institution and its subsidiaries may not exceed 10% of the capital stock and surplus of such Subsidiary Institution; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the Subsidiary Institution and its subsidiaries may not exceed 20% of the capital stock and surplus of such Subsidiary Institution. "Covered transactions" are defined by statute to include a loan or extension of credit as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateralization requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services.

CAPITAL ADEQUACY

     Regions and the Subsidiary Institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions, the FDIC in the case of the subsidiary banks, and the OTS in the case of the subsidiary savings bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At June 30, 1994, Regions' consolidated Tier 1 Capital and Total Capital ratios were 11.82% and 14.15%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0% plus an additional cushion of 100 to 200 basis points. Regions' Leverage Ratio at June 30, 1994, was 8.08%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' subsidiary banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve, and Regions' subsidiary savings bank is subject to tangible, risk-based, and core capital requirements adopted by the OTS. Each of the Subsidiary Institutions was in compliance with applicable minimum capital requirements as of December 31, 1993. Neither Regions nor any of the Subsidiary Institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and to certain restrictions on its business. See "-- Prompt Corrective Action."

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OTS have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards which would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, Regions is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Institutions. This support may be required at times when, absent such Federal Reserve policy, Regions may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of the Subsidiary Institutions are subordinate in right of payment to deposits and to certain other indebtedness of such Subsidiary Institution. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a Subsidiary Institution will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Institutions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Institutions would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against Regions' other Subsidiary Institutions, and a potential loss of Regions' investment in such other Subsidiary Institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rule implementing the prompt corrective action provisions, an institution that (i) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     For those institutions that are (i) significantly undercapitalized or (ii) undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

     At June 30, 1994, all of the Subsidiary Institutions had the requisite capital levels to qualify as well capitalized.

BROKERED DEPOSITS

     The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a depository institution cannot accept, roll over, or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because all of the Subsidiary Institutions had at June 30, 1994, the requisite capital levels to qualify as well capitalized, Regions believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Institutions.

FDIC INSURANCE ASSESSMENTS

     In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaces a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for 1994, as they had during 1993, will range from .23% of deposits for an institution in the highest category (i.e., "well capitalized" and "healthy") to .31% of deposits for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern").

     The FDIC is authorized to raise insurance premiums in certain circumstances. The current assessment rates for the Bank Insurance Fund and the Savings Association Insurance Fund are designed to increase the reserve ratios (i.e., the ratios of reserves to insured deposits) for both funds to a designated ratio (i.e., 1.25%) within a specified period of time. Once the designated ratio is reached, the FDIC is to set future assessment rates at such levels that will maintain a fund's reserve ratio at the designated level. The attainment by either fund of its designated reserve ratio could cause a reduction in assessment rates for that fund.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

     In November 1993, federal banking agencies issued for comment proposed safety and soundness standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees, and benefits. With respect to internal controls, information systems, and internal audit systems, the standards describe the functions that adequate internal controls and information systems must be able to perform, including (i) monitoring adherence to prescribed policies, (ii) effective risk management, (iii) timely and accurate financial, operational, and regulatory reporting, (iv) safeguarding and managing assets, and (v) compliance with applicable laws and regulations. The standards also include requirements that (a) those performing internal audits be qualified and independent, (b) internal controls and information systems be tested and reviewed, (c) corrective actions be adequately documented, and (d) results of an audit be made available for review of management actions.

     As in the case of internal controls and information systems, the proposal establishes general principles and standards, rather than specific requirements, that must be followed in other areas. For example, loan documentation and credit underwriting practices must be such that they enable the institution to make an informed lending decision and assess credit risk on an ongoing basis. Similarly, an institution must manage interest rate risk "in a manner that is appropriate to the size of [the institution] and the complexity of its assets and liabilities" and must conduct any asset growth in accordance with a plan that has taken a variety of factors such as deposit volatility, capital, and interest rate risk into account. The proposal also prohibits "excessive compensation," which is defined as amounts paid that are unreasonable or disproportionate to the services performed by an officer, employee, director, or principal stockholder in light of all circumstances. In order to help alert institutions and their regulators to deteriorating financial conditions, the proposed rule also would impose a maximum ratio of classified assets to total capital of 1.0 and, in the case of an institution that had incurred a net loss over the last four quarters, would require that institution to have sufficient capital to absorb a similar loss over the next four quarters and still remain in compliance with its minimum capital requirements.

DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

                      DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 43,510,939 shares were issued, including 1,590,579 treasury shares, at June 30, 1994. No other class of stock is authorized.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. Dividend payments are subject to certain limitations imposed in Regions' debt instruments. Under the most restrictive of such limitations, $724 million was available for payment of dividends as of December 31, 1993. However, the ability of Regions to pay dividends is further affected by the ability of the Subsidiary Institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 1994, under such requirements and guidelines, the Subsidiary Institutions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $237 million. See "Supervision and Regulation -- Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during April 1995. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than November 16, 1994, for consideration by Regions for possible inclusion in such proxy materials.

     If the Merger is not consummated, stockholder proposals of Union stockholders intended to be presented at the next annual meeting of stockholders of Union must be received by Union at its principal executive offices no later than November 17, 1994, for consideration by Union for possible inclusion in such proxy materials.

                                    EXPERTS

     The consolidated financial statements of Union as of December 31, 1993, and 1992, and for each of the three years in the period ended December 31, 1993, included in this Proxy Statement/Prospectus have been audited by Wilson, Price, Baranco & Billingsley, P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm and on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of September 15, 1994, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 119,695 shares of Regions Common Stock.

     Certain tax consequences of the Merger have been passed upon by Alston & Bird, Atlanta, Georgia.

                      INDEX TO UNION FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
INDEPENDENT AUDITORS' REPORT.........................................................    F-2
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1993,
  1992 AND 1991:
  Consolidated Statements of Condition...............................................    F-3
  Consolidated Statements of Income..................................................    F-4
  Consolidated Statements of Changes in Shareholders' Equity.........................    F-5
  Consolidated Statements of Cash Flows..............................................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993:
(Unaudited)
  Consolidated Statements of Condition (Unaudited)...................................   F-20
  Consolidated Statements of Income (Unaudited)......................................   F-21
  Consolidated Statements of Changes in Shareholders' Equity (Unaudited).............   F-22
  Consolidated Statements of Cash Flows (Unaudited)..................................   F-23
  Notes to Consolidated Interim Statements (Unaudited)...............................   F-24

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Union Bank & Trust Company

     We have audited the accompanying consolidated statements of condition of Union Bank & Trust Company and Subsidiary as of December 31, 1993 and 1992, and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1993, 1992, and 1991. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union Bank & Trust Company and Subsidiary as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years ended December 31, 1993, 1992 and 1991 in conformity with generally accepted accounting principles.

     As discussed in Notes 9 and 10, the Bank changed its methods of accounting for postretirement benefits and income taxes.

Montgomery, Alabama
January 31, 1994

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
                                                                            (IN THOUSANDS)
                                            ASSETS
Cash and due from banks................................................  $ 17,633     $ 22,927
Federal funds sold.....................................................    52,275       94,025
Investment securities (market value of $213,445 and $203,192)..........   210,850      198,739
Loans..................................................................   156,850      148,305
Allowance for loan losses..............................................    (4,618)      (4,225)
                                                                         --------     --------
Net loans..............................................................   152,232      144,080
Premises and equipment, net............................................     7,657        7,018
Accrued interest receivable and other assets...........................    13,232        8,802
                                                                         --------     --------
          Total assets.................................................  $453,879     $475,591
                                                                         ========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing..................................................  $ 61,325     $ 74,493
  Interest-bearing.....................................................   284,986      288,118
                                                                         --------     --------
          Total deposits...............................................   346,311      362,611
Federal funds purchased and securities sold under agreements to
  repurchase...........................................................    60,447       71,565
Other liabilities......................................................     3,671        3,048
                                                                         --------     --------
          Total Liabilities............................................   410,429      437,224
                                                                         --------     --------
Commitments and Contingencies
Shareholders' Equity
  Common stock, Par value $.50:
     Authorized -- 3,965,000 shares
     Issued and outstanding -- 3,869,500 shares........................     1,935        1,935
  Capital surplus......................................................    14,123       14,123
  Retained earnings....................................................    27,553       22,543
  Unearned restricted stock............................................      (161)        (234)
                                                                         --------     --------
          Total shareholders' equity...................................    43,450       38,367
                                                                         --------     --------
          Total liabilities and shareholders' equity...................  $453,879     $475,591
                                                                         ========     ========

                See notes to consolidated financial statements.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                             1993          1992          1991
                                                            -------       -------       -------
                                                                      (IN THOUSANDS)
                                                                  (EXCEPT PER SHARE DATA)
INTEREST INCOME
  Interest and fees on loans..............................  $11,132       $12,984       $18,461
  Interest on investment securities:
     Taxable..............................................   12,811        13,361        11,044
     Nontaxable...........................................      116           349           938
  Interest on federal funds sold and securities purchased
     under resale agreements..............................    2,001         3,932         5,881
                                                            -------       -------       -------
          Total interest income...........................   26,060        30,626        36,324
                                                            -------       -------       -------
INTEREST EXPENSE
  Interest on deposits....................................   10,649        12,799        18,433
  Interest on short-term borrowings.......................    1,698         2,685         3,958
                                                            -------       -------       -------
          Total interest expense..........................   12,347        15,484        22,391
                                                            -------       -------       -------
NET INTEREST INCOME.......................................   13,713        15,142        13,933
  Provision for loan losses...............................      -0-         5,112        14,313
                                                            -------       -------       -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.......   13,713        10,030          (380)
                                                            -------       -------       -------
NONINTEREST INCOME
  Trust Department income.................................    1,429         1,191         1,190
  Service charges on deposit accounts.....................    1,561         1,437         1,594
  Investment securities gains.............................      561           133            11
  Other...................................................      626           697           496
                                                            -------       -------       -------
          Total noninterest income........................    4,177         3,458         3,291
                                                            -------       -------       -------
NONINTEREST EXPENSE
  Salaries and employee benefits..........................    7,014         6,670         6,588
  Net occupancy expense...................................      760           762           740
  Equipment expense.......................................      825           769           871
  Other...................................................    4,681         3,975         4,629
                                                            -------       -------       -------
          Total noninterest expense.......................   13,280        12,176        12,828
                                                            -------       -------       -------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLES.........................    4,610         1,312        (9,917)
     Applicable income taxes (benefit)....................      142           283        (2,362)
                                                            -------       -------       -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES...................................  $ 4,468       $ 1,029       $(7,555)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES
  Accounting for income taxes.............................  $ 1,769       $   -0-       $   -0-
  Accounting for postretirement benefits..................     (454)          -0-           -0-
                                                            -------       -------       -------
NET INCOME (LOSS).........................................  $ 5,783       $ 1,029       $(7,555)
                                                            =======       =======       =======
INCOME (LOSS) PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLES.........................  $  1.15       $   .27       $ (1.97)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES PER
  COMMON SHARE............................................      .34           -0-           -0-
                                                            -------       -------       -------
NET INCOME (LOSS) PER COMMON SHARE........................  $  1.49       $   .27       $ (1.97)
                                                            =======       =======       =======
AVERAGE COMMON SHARES OUTSTANDING.........................    3,870         3,860         3,840
                                                            =======       =======       =======

                See notes to consolidated financial statements.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                     1993      1992      1991
                                                                    -------   -------   -------
                                                                          (IN THOUSANDS)
COMMON STOCK
  Balance at beginning of year....................................  $ 1,935   $ 1,920   $ 1,920
     Restricted stock issued......................................      -0-        15       -0-
                                                                    -------   -------   -------
  Balance at end of year..........................................  $ 1,935   $ 1,935   $ 1,920
                                                                    =======   =======   =======
CAPITAL SURPLUS
  Balance at beginning of year....................................  $14,123   $13,840   $13,840
     Restricted stock issued......................................      -0-       283       -0-
                                                                    -------   -------   -------
  Balance at end of year..........................................  $14,123   $14,123   $13,840
                                                                    =======   =======   =======
RETAINED EARNINGS
  Balance at beginning of year....................................  $22,543   $22,132   $30,762
     Net income (loss) for the year...............................    5,783     1,029    (7,555)
     Cash dividends declared of $.20 per share in 1993, $.16 per
      share in 1992, $.28 per share in 1991.......................     (773)     (618)   (1,075)
                                                                    -------   -------   -------
  Balance at end of year..........................................  $27,553   $22,543   $22,132
                                                                    =======   =======   =======
UNEARNED RESTRICTED STOCK
  Balance at beginning of year....................................  $  (234)  $   -0-   $   -0-
     Restricted stock issued......................................      -0-      (298)      -0-
     Amortization of unearned restricted stock....................       73        64       -0-
                                                                    -------   -------   -------
  Balance at end of year..........................................  $  (161)  $  (234)  $   -0-
                                                                    =======   =======   =======

                See notes to consolidated financial statements.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED DECEMBER
                                                                              31,
                                                                -------------------------------
                                                                  1993        1992       1991
                                                                ---------   --------   --------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss)...........................................  $   5,783   $  1,029   $ (7,555)
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses................................        -0-      5,112     14,313
     Depreciation.............................................        796        710        764
     Amortization of other assets.............................         73         64        -0-
     Amortization of premiums and discounts on investment
       securities -- net......................................        860        343        107
     Investment securities gains -- net.......................       (561)      (133)       (11)
     (Increase) decrease in accrued interest receivable and
       other assets...........................................     (4,487)     1,504       (645)
     Increase (decrease) in accrued expenses and other
       liabilities............................................        288       (693)       (57)
     Increase (decrease) in income tax payable................        238         23       (132)
     Loss (gain) on sale of repossessed assets................          1       (386)       494
     Other....................................................        (21)       (52)        58
                                                                ---------   --------   --------
       Net cash provided by operating activities..............      2,970      7,521      7,336
                                                                ---------   --------   --------
INVESTING ACTIVITIES
  Proceeds from sale and maturities of investments............     96,048     39,605     30,841
  Proceeds from sale of other real estate and other assets....      2,938      4,575        689
  Cash paid for new investments...............................   (108,459)   (83,191)   (47,565)
  Net (increase) decrease in loans............................    (10,990)    18,247     29,113
  Net purchases of premises and equipment.....................     (1,437)      (573)      (709)
                                                                ---------   --------   --------
       Net cash (used by) provided by investing activities....    (21,900)   (21,337)    12,369
                                                                ---------   --------   --------
FINANCING ACTIVITIES
  Net (decrease) in short-term borrowings.....................    (11,117)    (1,188)   (66,916)
  Net (decrease) in certificates of deposit and other.........     (8,492)   (11,524)    (7,437)
  Net (decrease) increase in demand deposit, money market and
     savings accounts.........................................     (7,809)    14,786      8,662
  Cash dividends paid.........................................       (697)      (617)    (1,536)
                                                                ---------   --------   --------
       Net cash (used by) provided by financing activities....    (28,115)     1,457    (67,227)
                                                                ---------   --------   --------
(DECREASE) IN CASH AND CASH EQUIVALENTS.......................    (47,045)   (12,359)   (47,522)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR.....................................................    116,953    129,311    176,833
                                                                ---------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................  $  69,908   $116,952   $129,311
                                                                =========   ========   ========

                See notes to consolidated financial statements.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1992 AND 1991

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Union Bank & Trust Company and its subsidiary conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the most significant of these policies.

BASIS OF PRESENTATION

     The consolidated financial statements of Union Bank & Trust Company include the accounts of the Bank and its wholly-owned subsidiary which owns certain real estate. All significant intercompany balances and transactions have been eliminated.

     Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

INVESTMENT SECURITIES

     Investment securities are those securities which the Bank has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts computed using the interest method. The specific identification method is used to compute gain or loss on the disposition of any investment security.

LOANS

     Loans are stated at the principal amount outstanding, net of unearned income and the allowance for loan losses. Interest on loans is primarily computed using the interest method based on the principal amount outstanding. Accrual of interest is discontinued when management considers the collectibility of interest or principal to be in doubt, or when a loan becomes ninety days past due, unless the obligation is both well secured and in the process of collection. When a loan is placed on nonaccrual status, interest income accrued for the current year is reversed, and interest accrued for prior years is charged to the allowance for loan losses. Nonrefundable loan fees and certain direct loan origination costs are deferred, and the net amount is amortized on the interest method as an adjustment of the yield on the related loan.

ALLOWANCE FOR LOAN LOSSES

     The balance in the allowance account is maintained at a level management believes will be adequate to absorb potential losses in the loan portfolio. Management determines the adequacy of the allowance based on reviews of individual loans, recent loss experience, current and expected economic conditions, collateral values of property securing loans, changes in the quality and size of the portfolio and other pertinent factors. The allowance for loan losses is established through a provision for losses charged to expense. Loans deemed uncollectible are charged against the allowance account and recoveries are credited to the allowance account.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of buildings and equipment is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

OTHER REAL ESTATE

     Other real estate includes foreclosed properties. These properties are included in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral.

PENSION COSTS

     The Bank has a noncontributory pension plan that covers substantially all full-time employees. Pension costs, based on actuarial computations of current and future benefits for employees, are charged to operating expense in accordance with Statement of Financial Accounting Standards (SFAS) No. 87.

INCOME TAXES

     The Bank accounts for certain income and expense items in different time periods for financial reporting purposes and income tax purposes. Deferred taxes are provided on such timing differences.

     In the first quarter of 1993, Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes" was adopted by the Bank. This statement required the Bank to change its method of computing income taxes for financial reporting purposes from the deferred to the liability method. The adoption of the new standard is reported in the current year statement of income as a cumulative effect of a change in accounting principle.

STATEMENTS OF CASH FLOWS

     Cash equivalents include cash and due from banks, federal funds sold and securities purchased under resale agreements.

     Total interest payments made on deposits and borrowings were $12,625,194, $16,211,957 and $22,872,540 during 1993, 1992 and 1991. Net income tax payments
(refunds) were $980,829, $(1,398,612) and $390,762 during each year.

POSTRETIREMENT BENEFITS

     In the first quarter of 1993, Statement of Financial Accounting Standards
(SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" was adopted by the Bank. This statement allows the accumulated postretirement benefit be provided as an expense in the year of adoption or to be amortized over future periods. The Bank elected to provide for the expense in the current year income statement as a cumulative effect of a change in accounting principle.

EARNINGS PER SHARE

     Earnings per share is computed based on the weighted average number of shares outstanding during the periods.

2. CASH AND DUE FROM BANKS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of certain deposits. The average amount of those reserves for the year ended December 31, 1993 was approximately $3,677,000.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

3. INVESTMENT SECURITIES

     The carrying amount, gross unrealized gains and losses, and the estimated market value of securities are as follows:

                                                                                             ESTIMATED
                                                        CARRYING   UNREALIZED   UNREALIZED    MARKET
                                                         AMOUNT      GAINS        LOSSES       VALUE
                                                        --------   ----------   ----------   ---------
                                                                        (IN THOUSANDS)
DECEMBER 31, 1993
  U.S. Treasury securities............................  $150,922     $1,868        $ 36      $ 152,754
  U.S. Government agencies and corporation
     securities.......................................    17,549        406         -0-         17,955
  State and municipal securities......................    10,821         63         -0-         10,884
  Mortgage-backed securities..........................    31,072        393          99         31,366
  Other securities....................................       486        -0-         -0-            486
                                                        --------   ----------   ----------   ---------
                                                        $210,850     $2,730        $135      $ 213,445
                                                        ========   ========     ========      ========
DECEMBER 31, 1992
  U.S. Treasury securities............................  $ 79,425     $  939        $ 34      $  80,330
  U.S. Government agencies and corporation
     securities.......................................    41,723      1,519         -0-         43,242
  State and municipal securities......................     4,825         91          11          4,905
  Mortgage-backed securities..........................    72,264      1,958           8         74,214
  Other securities....................................       502        -0-         -0-            502
                                                        --------   ----------   ----------   ---------
                                                        $198,739     $4,507        $ 53      $ 203,193
                                                        ========   ========     ========      ========

     Gross realized gains and gross realized losses on sales and calls of securities were:

                                                                              1993       1992
                                                                              ----       ----
                                                                              (IN THOUSANDS)
Gross realized gains:
  U.S. Treasury securities..................................................  $248       $-0-
  U.S. Government agencies and corporation securities.......................   294        -0-
  State and municipal securities............................................    18        133
  Mortgage-backed securities................................................   156        -0-
                                                                              ----       ----
                                                                              $716       $133
                                                                              ====       ====
Gross realized losses:
  State and municipal securities............................................  $  5       $-0-
  Mortgage-backed securities................................................   150        -0-
                                                                              ----       ----
                                                                              $155       $-0-
                                                                              ====       ====

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

     The carrying amount and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  ESTIMATED
                                                                     CARRYING      MARKET
                                                                      AMOUNT        VALUE
                                                                     --------     ---------
                                                                         (IN THOUSANDS)
    Due in one year or less........................................  $ 46,041     $  46,533
    Due after one through five years...............................   132,261       134,067
    Due after five through ten years...............................     1,476         1,479
    Mortgage-backed securities.....................................    31,072        31,366
                                                                     --------     ---------
                                                                     $210,850     $ 213,445
                                                                     ========      ========

     Investment securities with a carrying amount of $81,480,093 and $107,760,136 at December 31, 1993 and 1992, respectively, were pledged as collateral for public funds, trust deposits, and short-term borrowings.

4. LOANS

     Loans are shown net of allowance for loan losses and unearned interest and are categorized as follows:

                                                                       1993         1992
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Commercial, financial and agricultural.........................  $ 43,512     $ 30,630
    Real estate -- construction....................................     2,861        3,015
    Real estate -- mortgage........................................    93,597       95,024
    Consumer installment...........................................    16,912       19,728
    Unearned income................................................       (32)         (92)
                                                                     --------     --------
              Total loans..........................................   156,850      148,305
    Allowance for loan losses......................................    (4,618)      (4,225)
                                                                     --------     --------
              Net loans............................................  $152,232     $144,080
                                                                     ========     ========

     Most of the Bank's lending activity is to customers located within the geographical area of Montgomery, Alabama. The Bank's loan portfolio is generally well-diversified, consisting of loans to several industries and numerous individuals. Decisions involving collateral associated with these loans vary depending on the creditworthiness of each customer and the type of loan. Generally, collateral consists of mortgages on real property, inventory, accounts receivable, certificates of deposit and securities.

     The Bank has had, and expects to have in the future, banking transactions with directors, officers, principal shareholders and their associates. These loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral, and did not represent more than a normal credit risk. Total loans outstanding to these persons at December 31, 1993 and 1992 were $9,952,162 and $9,582,716. During 1993, additional loans to these persons were increased by $4,046,157 and reductions were $3,676,711.

     Loans on which the accrual of interest has been discontinued or restructured amounted to $1,540,375 and $5,216,298 at December 31, 1993 and 1992. The amount of interest income that would have been recorded during 1993 and 1992 if these loans had been accruing interest at their originally contracted rates would have been approximately $165,429 and $471,409. The amount of interest income actually recorded during 1993 and 1992 on these loans was $7,150 and $114,119.

     Loans totaling $96,241,000 are made at fixed rates of interest.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

5. ALLOWANCE FOR LOAN LOSSES

     Transactions in the allowance for loan losses were as follows:

                                                               1993       1992       1991
                                                              ------     ------     -------
                                                                     (IN THOUSANDS)
    Balance at beginning of year............................  $4,225     $3,000     $ 3,750
      Provision charged to operations.......................     -0-      5,112      14,313
      Recoveries of charged-off loans.......................   1,698        836         291
      Loans charged off.....................................  (1,305)    (4,723)    (15,354)
                                                              ------     ------     -------
    Balance at end of year..................................  $4,618     $4,225     $ 3,000
                                                              ======     ======     =======

6. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                        1993        1992
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Land.............................................................  $ 1,006     $ 1,006
    Bank premises....................................................    9,793       9,488
    Furniture and equipment..........................................    5,727       5,109
    Leasehold improvements...........................................    1,050         767
                                                                       -------     -------
                                                                        17,576      16,370
    Less accumulated depreciation and amortization...................    9,919       9,352
                                                                       -------     -------
                                                                       $ 7,657     $ 7,018
                                                                       =======     =======

     Depreciation expense included in the statements of income was $795,785, $710,431 and $764,452 for the years ended December 31, 1993, 1992 and 1991.

7. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     Detailed below is a summary of the liabilities in this caption:

                                                                        1993        1992
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Federal funds purchased..........................................  $27,280     $21,320
    Securities sold under repurchase agreements......................   33,167      50,245
                                                                       -------     -------
                                                                       $60,447     $71,565
                                                                       =======     =======

     Securities sold under repurchase agreements were secured by investment securities with a book value of $35,549,156 in 1993 and $49,946,603 in 1992.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

     Certain information concerning federal funds purchased and securities sold under repurchase agreements is set out below:

                                                                 1993                     1992
                                                        ----------------------   ----------------------
                                                                    SECURITIES               SECURITIES
                                                         FEDERAL    SOLD UNDER    FEDERAL    SOLD UNDER
                                                          FUNDS     REPURCHASE     FUNDS     REPURCHASE
                                                        PURCHASED   AGREEMENTS   PURCHASED   AGREEMENTS
                                                        ---------   ----------   ---------   ----------
                                                            (IN THOUSANDS)           (IN THOUSANDS)
Weighted average interest rate at balance sheet
  date................................................      2.89%        2.89%       2.72%        2.70%
Maximum amount of borrowings at month-end during the
  year................................................   $31,505     $ 73,979     $39,645     $ 86,853
Average amount outstanding (based on average daily
  balances)...........................................   $24,472     $ 33,519     $27,317     $ 52,749
Weighted average interest rate (based on average daily
  rates)..............................................      2.93%        2.91%       3.35%        3.36%

8. DEPOSITS

     Detailed below is a summary of interest-bearing deposits:

                                                                           1993         1992
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Interest-bearing checking accounts.....................................  $ 47,869     $ 46,371
Savings accounts.......................................................    29,279       28,425
Money market accounts..................................................    48,820       50,866
Certificates of deposit ($100,000 or more).............................    34,234       35,923
Time deposits ($100,000 or more).......................................    12,450        7,450
Other interest-bearing deposits........................................   112,334      119,083
                                                                         --------     --------
          Totals.......................................................  $284,986     $288,118
                                                                         ========     ========

     Interest-bearing deposits include certificates of deposit in amounts of $100,000 or more with maturities as follows:

                                                                            1993        1992
                                                                           -------     -------
                                                                             (IN THOUSANDS)
Three months or less.....................................................  $13,516     $16,407
Three through twelve months..............................................   13,930       9,794
Over twelve months.......................................................    6,788       9,722
                                                                           -------     -------
                                                                           $34,234     $35,923
                                                                           =======     =======

9. EMPLOYEE BENEFITS

DEFINED BENEFIT PLAN

     The Bank has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and a percent of the employee's average compensation as defined in the plan. The Bank's funding policy is to contribute annually no less than the minimum amount required by ERISA and no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     During 1992, the Bank amended the retirement plan by changing the formula used to calculate benefits and lowering the number of years for early retirement as well as eliminating certain distribution options.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

     The following table sets forth the plan's funded status and the amount of prepaid cost recognized on the Bank's statements of condition:

                                                                              1993       1992
                                                                             ------     ------
                                                                              (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation, including vested
  benefits of $1,601,745 and $2,371,688....................................  $2,338     $2,488
                                                                             ======     ======
Plan assets at fair value, primarily listed stocks and U.S. bonds..........  $3,346     $3,739
Actuarial present value of projected benefit obligation for service
  rendered to date.........................................................   3,391      3,253
                                                                             ------     ------
(Deficit) excess of plan assets compared to projected benefit obligation...     (45)       486
Unrecognized prior service cost arising from plan amendments -- being
  amortized over 11 years..................................................     530        585
Unrecognized net gain from prior periods -- being amortized over 11
  years....................................................................     323        (10)
Unrecognized net obligation -- being amortized over 11 years...............    (124)      (145)
                                                                             ------     ------
Prepaid pension cost (included in other assets)............................  $  684     $  916
                                                                             ======     ======

     Net periodic pension cost included the following components:

                                                                       1993    1992      1991
                                                                       -----   -----     -----
                                                                           (IN THOUSANDS)
Service cost -- benefits earned during the period....................  $ 232   $ 238     $ 214
Interest cost on projected benefit obligation........................    228     143       132
Actual return on plan assets.........................................   (116)   (229)     (444)
Other components.....................................................   (112)    (67)      131
                                                                       -----   -----     -----
          Net periodic pension cost..................................  $ 232   $  85     $  33
                                                                       =====   =====     =====

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 7% for each year presented. The rate of compensation increase used to measure the projected benefit obligation was 5% for each year presented.

LONG-TERM INCENTIVE COMPENSATION PLAN

     In 1992, the shareholders of the bank approved the Union Bank & Trust Company Long-Term Incentive Compensation Plan. The plan provides for the granting of up to 125,000 shares of common stock for stock options or restricted stock awards.

     The stock options are exercisable at a price equal to 100% of the fair market value of the stock on the date of grant. The options may generally be exercised one year from the grant date with the option period determined by the Compensation Committee of the Board of Directors. No option may be exercised more than 10 years after its grant date. A summary of activity relating to stock options is as follows:

                                                         1993                        1992
                                               -------------------------   -------------------------
                                               SHARES                      SHARES
                                                UNDER     OPTION PRICE      UNDER     OPTION PRICE
                                               OPTION       PER SHARE      OPTION       PER SHARE
                                               -------   ---------------   -------   ---------------
Outstanding January 1........................   70,500   $10.00 - $11.00       -0-
  Options granted............................      -0-                      70,500   $10.00 - $11.00
  Options exercised..........................      -0-                         -0-
  Options forfeited..........................    5,000                         -0-
                                               -------   ---------------   -------   ---------------
Outstanding December 31......................   65,500   $10.00 - $11.00    70,500   $10.00 - $11.00
                                                ======    ==============    ======    ==============

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

     During 1992, Union Bank awarded 29,500 shares of restricted stock to key employees with the restriction that they must remain employed with the Bank for a specified time period, generally five years, at the same or higher level position. During this period, the grantee is eligible to receive dividends and exercise voting rights on the restricted shares. Compensation expense for restricted stock awards was $73,017 for 1993 and $63,800 for 1992.

EMPLOYEE SAVINGS PLAN

     The Bank maintains an employee savings plan that qualifies under Section 401(k) of the Internal Revenue Code. All full-time employees with one year of service and an attained age of 21 are eligible to defer up to 10% of their salaries into the plan subject to certain limitations. For 1993, 1992 and 1991, the Bank made a discretionary matching contribution of 50% of the employee's contribution up to 6% of salary. An employee is fully vested in the Bank's contribution immediately. The Bank recognized a matching contribution expense of $87,963, $91,647 and $14,901 in 1993, 1992 and 1991, respectively.

POSTRETIREMENT BENEFITS

     In the first quarter of 1993, the Bank implemented the provisions of Statement of Financial Accounting Standards (SFAS) No. 106 with regard to accounting for postretirement benefits. The Bank elected to provide as expense in 1993 the amount of $717,272 which represented the entire accumulated postretirement benefit obligation as of January 1, 1993. This amount was reflected, net of the related tax benefit of $263,012, as the cumulative effect of a change in accounting principle.

     The Bank has a health retirement plan covering certain employees who have retired or will retire and a life insurance plan for certain employees who retired before December 31, 1993. Retirees are eligible for health benefits if, as of January 1, 1992, they (1) were currently retired, or (2) were age 55 with at least 10 years of service, or (3) the sum of their age and years of service equaled at least 85. Retiree life insurance benefits provide for life insurance coverage by the Bank based on job class. The Bank has no commitment to increase monetary benefits of either plan. Both plans are unfunded.

     The following table sets forth the plans' status reconciled with the amount shown in the company's statement of financial position at December 31, 1993:

                                                                                   LIFE
                                                                       MEDICAL   INSURANCE   TOTAL
                                                                       -------   ---------   -----
                                                                             (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees...........................................................   $(255)     $(400)    $(655)
  Fully eligible active plan participants............................    (108)       -0-      (108)
  Other active plan participants.....................................     -0-        -0-       -0-
                                                                       -------   ---------   -----
Total................................................................    (363)      (400)     (763)
Plan assets at fair value............................................     -0-        -0-       -0-
                                                                       -------   ---------   -----
Accumulated postretirement benefit obligation in excess of plan
  assets.............................................................    (363)      (400)     (763)
Unrecognized net loss (gain) from past experience different from that
  assumed and from changes in assumptions............................      20         30        50
                                                                       -------   ---------   -----
Accrued postretirement benefit cost..................................   $(343)     $(370)    $(713)
                                                                       ======    =======     =====

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

     Net periodic postretirement benefit cost for 1993 included the following components:

                                                                                 LIFE
                                                                   MEDICAL     INSURANCE     TOTAL
                                                                   -------     ---------     -----
                                                                           (IN THOUSANDS)
Service cost-benefits attributed to service during the period....   $ -0-        $ -0-       $ -0-
Interest cost on accumulated postretirement benefit obligation...      23           26          49
                                                                   -------     ---------     -----
Net periodic postretirement benefit cost.........................   $  23        $  26       $  49
                                                                   ======      =======       =====

     For measurement purposes, a 12 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1993; the rate was assumed to decrease gradually to 7 percent at 2003. The health care cost trend rate assumption does not have a significant effect on the amounts reported if increased by 1%.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7 percent.

10. INCOME TAXES

     The Bank changed its method of accounting for income taxes by adopting the provision of Statement of Financial Accounting Standards (SFAS) No. 109, effective January 1, 1993. The adoption of Statement of Financial Accounting Standards (SFAS) No. 109 required a change from the deferred method to the liability method of accounting for income taxes. Accordingly, deferred income taxes for 1993 have been provided on the temporary differences between the financial reporting and income tax basis of the Bank's assets and liabilities by applying statutory tax rates to the cumulative basis differences. Prior years' financial statements were not required to be restated.

     The provision for income taxes in the statements of income is summarized below. Included in these amounts are income taxes related to security transactions of $205,567, $31,803 and $2,602 for 1993, 1992, and 1991.

                                                     LIABLITY METHOD         DEFERRED METHOD
                                                     ----------------       ------------------
                                                           1993             1992        1991
                                                     ----------------       ----       -------
                                                                  (IN THOUSANDS)
    Current:
      Federal......................................      $  1,098           $ 15       $(1,436)
      State........................................           230            (13)         (360)
                                                     ----------------       ----       -------
              Total current........................         1,328              2        (1,796)
                                                     ----------------       ----       -------
    Deferred:
      Federal......................................        (1,354)           200          (445)
      State........................................           168             81          (121)
                                                     ----------------       ----       -------
              Total deferred.......................        (1,186)           281          (566)
                                                     ----------------       ----       -------
    Total provision................................      $    142           $283       $(2,362)
                                                     ============           ====       =======

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

     The significant differences between income tax expense and the amount computed by applying the statutory federal income tax rate of 34% in 1993 and 20% in 1992 and 1991 (because the alternative tax exceeded the regular tax) to income before income taxes were as follows:

                                                             1993        1992        1991
                                                            ------       ----       -------
                                                                    (IN THOUSANDS)
    Expected tax at statutory federal income tax rate.....  $1,567       $262       $(1,983)
    Increases (decreases) in tax resulting from:
      State income taxes, net of federal tax benefit......     197         54          (288)
      Tax-exempt income...................................    (226)       (65)         (140)
      Current year reversals of SFAS No. 109 valuation
         allowances.......................................    (478)       -0-           -0-
      Alternative minimum tax credits.....................    (973)       -0-           -0-
      Other, net..........................................      55         32            49
                                                            ------       ----       -------
              Total provision.............................  $  142       $283       $(2,362)
                                                            ======       ====       =======

     During 1993, the net change in valuation allowances for deferred tax assets was credited to tax expense in the amount of $478,511.

     The components of deferred income tax expense (benefit) which result from timing differences in the recognition of income and expenses for tax and financial reporting purposes are not required to be reported under SFAS 109 but are presented for prior years as follows:

                                                                     1992           1991
                                                                     ----           -----
                                                                        (IN THOUSANDS)
    Depreciation...................................................  $(18)          $ (59)
    Pension plan cost..............................................   (20)             (8)
    Provision for loan losses......................................   300            (466)
    Deferred loan fees and costs...................................    16              18
    Alternative minimum tax credits................................   -0-             -0-
    Other..........................................................     3             (51)
                                                                     ----           -----
              Total deferred.......................................  $281           $(566)
                                                                     ====           =====

     The components of the net deferred asset reflected in the statement of condition at December 31, 1993 are as follows:

                                                                             (IN THOUSANDS)
    Deferred tax assets:
      Alternative minimum tax credit carryforward -- net of state tax......      $2,356
      Provision for loan losses............................................       1,693
      Other................................................................         452
                                                                                -------
              Total deferred tax assets....................................       4,501
    Deferred tax liabilities:
      Fixed assets -- net..................................................        (111)
      Loan costs -- net....................................................        (118)
      Pension plan.........................................................        (251)
                                                                                -------
              Total deferred tax liabilities...............................        (480)
                                                                                -------
      Net deferred tax assets..............................................      $4,021
                                                                             ===========

     State income taxes were less than three percent of the total net deferred tax asset and are included in that total. For income tax purposes, the Bank has an alternative minimum tax credit carryforward of $2,527,534.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

11. OTHER NONINTEREST EXPENSE

     Other noninterest expense consists of the following:

                                                            1993         1992         1991
                                                           ------       ------       ------
                                                                    (IN THOUSANDS)
    Data processing......................................  $  395       $  321       $  309
    FDIC.................................................     896          790          724
    Stationery and supplies..............................     339          246          289
    Other................................................   3,051        2,618        3,307
                                                           ------       ------       ------
                                                           $4,681       $3,975       $4,629
                                                           ======       ======       ======

12. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Bank has entered into various noncancelable leases for certain bank premises, equipment and software. The total rental expense for all leases for the years ended December 31, 1993, 1992, and 1991 was $220,317, $210,847 and
$194,594.

     Future minimum rental payments required under noncancelable leases that have initial or remaining terms in excess of one year are as follows:

                                                                                   EQUIPMENT
                                                               PREMISES           AND SOFTWARE
                                                               --------           ------------
                                                                       (IN THOUSANDS)
    1994.....................................................    $120                 $ 95
    1995.....................................................     114                   95
    1996.....................................................      80                   95
    1997.....................................................      53                   95
    1998.....................................................      53                   87
    1999-2003................................................     240                  -0-
    2004-2008................................................      60                  -0-
    Thereafter...............................................      72                  -0-
                                                               --------             ------
                                                                 $792                 $467
                                                               ======             =========

     Certain leases expire during the periods shown above and will either be renewed under available renewable options or renegotiated.

LITIGATION

     Various legal proceedings are pending against the Bank. Based on legal counsel's opinion, management believes that any resulting aggregate liability will not be material.

13. REGULATORY MATTERS

     Banking regulations limit the amount of dividends that may be paid to the retained net profits of the current year and preceding two years. Due to these regulations, the Bank would not have been able to declare a dividend at December 31, 1993 without prior regulatory approval.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Bank uses the same credit policies in making commitments and standby letters of credit as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the customer's performance to a third party. These instruments generally have a fixed expiration date and require payment of a fee.

     Generally, no collateral is required for commitments to extend credit, standby letters of credit or financial guarantees other than that required by the customer's existing credit facility.

     These financial instruments are summarized as follows:

                                                                      1993          1992
                                                                     -------       -------
                                                                        (IN THOUSANDS)
    Standby letters of credit and financial guarantees.............  $   719       $ 1,513
    Commitments to extend credit...................................  $60,065       $53,345

15. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate fair value:

          Cash and due from banks -- The carrying amount of cash and due from banks is considered a reasonable estimate of fair value.

          Federal funds sold -- The carrying amount of federal funds sold is considered a reasonable estimate of fair value because of their short-term nature.

          Investment securities -- Estimated fair values of investment securities are based upon quoted market prices. If quoted market prices are not available, estimated fair values are based on quoted market prices of similar instruments.

          Loans -- The fair value of loans was estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. Risk-free rates are selected and adjusted after considering loan maturities, frequency of rate repricing, credit quality, anticipated prepayments, and operating expense allocable to servicing loans.

          Deposits -- The fair value of demand deposits, savings accounts and money market accounts is the amount payable on demand at the reporting date. Fair values for time deposits (primarily certificates of deposit) are estimated using discounted cash flow analysis, using rates currently offered for deposits of similar remaining maturities.

          Federal funds purchased and securities sold under agreements to repurchase -- The carrying amount of federal funds purchased and securities sold under repurchase agreements is considered a reasonable estimate of fair value.

                   UNION BANK & TRUST COMPANY AND SUBSIDIARY

          Commitments to extend credit, standby letters of credit and financial guarantees -- As of December 31, 1993 and 1992, the fair value of these items was not significant.

     The estimated fair values of the Bank's financial instruments are as follows:

                                                           1993                  1992
                                                    -------------------   -------------------
                                                    CARRYING     FAIR     CARRYING     FAIR
                                                     AMOUNT     VALUE      AMOUNT     VALUE
                                                    --------   --------   --------   --------
                                                                 (IN THOUSANDS)
    Financial assets
      Cash and due from banks.....................  $ 17,633   $ 17,633   $ 22,927   $ 22,927
      Federal funds sold..........................    52,275     52,275     94,025     94,025
      Investment securities.......................   210,850    213,445    198,739    203,192
      Net loans...................................   152,232    154,455    144,080    143,948
    Financial liabilities:
      Deposits....................................   346,311    347,462    362,611    362,993
      Federal funds purchased and securities sold
         under agreements to repurchase...........    60,447     60,447     71,565     71,565

                           UNION BANK & TRUST COMPANY

                             STATEMENT OF CONDITION
                                 JUNE 30, 1994
                                  (UNAUDITED)
                                 (IN THOUSANDS)

ASSETS
Cash and due from banks........................................................     $ 20,943
Federal funds sold & securities purchased under resale agreements..............       33,775
                                                                                 --------------
Cash and Cash Equivalents......................................................     $ 54,718
Investment Securities:
Investment securities held to maturity.........................................       93,881
Investment securities available for sale.......................................      101,497
                                                                                 --------------
Total Investment Securities....................................................      195,378
Allowance for unrealized gains (losses) AFS securities.........................       (1,518)
                                                                                 --------------
Net Investment Securities......................................................      193,860
Loans..........................................................................      165,110
Less:
Unearned Income................................................................          (39)
Allowance for losses on loans..................................................       (4,118)
                                                                                 --------------
Net Loans......................................................................      160,953
Premises and equipment, net....................................................        7,341
Other assets...................................................................       12,054
                                                                                 --------------
TOTAL ASSETS...................................................................     $428,926
                                                                                 ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest bearing............................................................     $ 60,115
Interest bearing...............................................................      263,968
                                                                                 --------------
Total deposits.................................................................      324,083
Federal funds purchased and securities sold under repurchase agreements........       56,636
Other liabilities..............................................................        3,561
                                                                                 --------------
TOTAL LIABILITIES..............................................................      384,280
                                                                                 --------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock, par value $.50; 3,965,000 shares authorized, 3,874,000 issued and
  outstanding..................................................................        1,937
Capital surplus................................................................       14,060
Retained earnings..............................................................       29,671
AFS Net Unrealized Gain (Loss).................................................       (1,022)
                                                                                 --------------
TOTAL SHAREHOLDERS' EQUITY.....................................................       44,646
                                                                                 --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................................     $428,926
                                                                                 ===========

           See Accompanying Notes to Unaudited Financial Statements.

                           UNION BANK & TRUST COMPANY

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                              THREE MONTHS         SIX MONTHS
                                                             ENDED JUNE 30,      ENDED JUNE 30,
                                                            -----------------   -----------------
                                                             1994      1993      1994      1993
                                                            -------   -------   -------   -------
                                                               (IN THOUSANDS EXCEPT PER SHARE
                                                                          AMOUNTS)
INTEREST INCOME:
Interest and fees on loans................................  $ 3,150   $ 2,733   $ 6,129   $ 5,582
Interest on investment securities:
  Taxable.................................................    2,696     3,208     5,460     6,594
  Nontaxable..............................................       10        33        20        71
Interest on federal funds sold and securities purchased
  under resale agreements.................................      326       550       712     1,099
                                                            -------   -------   -------   -------
          Total interest income...........................  $ 6,182   $ 6,524   $12,321   $13,346
                                                            -------   -------   -------   -------
INTEREST EXPENSE:
Interest on deposits......................................  $ 2,333   $ 2,723   $ 4,811   $ 5,448
Interest on federal funds purchased & securities sold
  under repurchase agreement..............................      469       423       865       830
                                                            -------   -------   -------   -------
          Total interest expense..........................  $ 2,802   $ 3,146   $ 5,676   $ 6,278
                                                            -------   -------   -------   -------
NET INTEREST INCOME.......................................  $ 3,380   $ 3,378   $ 6,645   $ 7,068
Provision for loan losses.................................   (1,052)      100    (1,798)      250
                                                            -------   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES.........................................  $ 4,432   $ 3,278   $ 8,443   $ 6,818
                                                            -------   -------   -------   -------
NONINTEREST INCOME:
Trust income..............................................  $   400   $   294   $   708   $   589
Service fees..............................................      437       368       861       741
Investment securities gains...............................        9        (1)       59       378
Other.....................................................      546       188       806       355
                                                            -------   -------   -------   -------
          Total noninterest income........................  $ 1,392   $   849   $ 2,434   $ 2,063
                                                            -------   -------   -------   -------
NONINTEREST EXPENSE:
Salaries and employee benefits............................  $ 1,824   $ 1,772   $ 3,590   $ 3,644
Occupancy expense, net....................................      410       400       807       779
Other.....................................................    1,210     1,133     2,219     2,358
                                                            -------   -------   -------   -------
          Total noninterest expense.......................  $ 3,444   $ 3,305   $ 6,616   $ 6,781
                                                            -------   -------   -------   -------
INCOME BEFORE INCOME TAXES................................  $ 2,380   $   822   $ 4,261   $ 2,100
Income taxes..............................................      717      (106)    1,368       152
                                                            -------   -------   -------   -------
NET INCOME BEFORE ADJUSTMENTS.............................  $ 1,663   $   928   $ 2,893   $ 1,948
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLES,
  NET.....................................................  $   -0-   $   -0-   $   -0-   $ 1,500
                                                            -------   -------   -------   -------
NET INCOME................................................  $ 1,663   $   928   $ 2,893   $ 3,448
                                                            =======   =======   =======   =======
NET INCOME PER COMMON SHARE:
  NET INCOME BEFORE ADJUSTMENTS...........................  $ 0.429   $ 0.240   $ 0.747   $ 0.503
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLES,
     NET..................................................  $ 0.000   $ 0.000   $ 0.000   $ 0.388
                                                            -------   -------   -------   -------
NET INCOME................................................  $ 0.429   $ 0.240   $ 0.747   $ 0.891
                                                            =======   =======   =======   =======
CASH DIVIDENDS PER COMMON SHARE...........................  $ 0.100   $ 0.040   $ 0.200   $ 0.080
                                                            =======   =======   =======   =======
AVERAGE NUMBER OF SHARES OUTSTANDING DURING EACH PERIOD,
  PRIMARY & FULLY DILUTED.................................    3,869     3,870     3,869     3,851
                                                            =======   =======   =======   =======

           See Accompanying Notes to Unaudited Financial Statements.

                           UNION BANK & TRUST COMPANY

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1994
                                  (UNAUDITED)
                                 (IN THOUSANDS)

COMMON STOCK:
Balance at beginning of year.......................................................  $ 1,935
Changes:
  Forfeiture of RSA shares.........................................................       (2)
  ISOs Exercised...................................................................        4
                                                                                     -------
Balance at end of period...........................................................  $ 1,937
                                                                                     =======
CAPITAL SURPLUS:
Balance at beginning of year.......................................................  $13,962
Changes:
  Amortization of unearned restricted stock........................................       30
  Forfeiture of RSA shares.........................................................      (11)
  ISOs Exercised...................................................................       79
                                                                                     -------
Balance at end of period...........................................................  $14,060
                                                                                     =======
RETAINED EARNINGS:
Balance at beginning of year.......................................................  $27,553
  Net income for the period........................................................    2,893
  Cash dividend declared of $.20 per share for the period..........................     (774)
  AFS net unrealized Gain (Loss)...................................................   (1,022)
                                                                                     -------
Balance at end of period...........................................................  $28,650
                                                                                     =======

           See Accompanying Notes to Unaudited Financial Statements.

                           UNION BANK & TRUST COMPANY

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                          FOR THE SIX MONTH
                                                                               PERIODS
                                                                           ENDED JUNE 30,
                                                                       -----------------------
                                                                         1994           1993
                                                                       --------       --------
                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net Income...........................................................  $  2,893       $  3,448
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for loan losses..........................................    (1,797)           250
  Depreciation.......................................................       444            371
  Amortization of premiums and discounts on investment securities....       483            426
  Investment securities gain -- net..................................       (59)          (378)
  Decrease (increase) in accrued interest receivable and other
     assets..........................................................       158         (1,892)
  Increase in accrued expenses and other liabilities.................        63            413
  Increase in income tax payable.....................................       338             63
  Net (gains) losses on repossessed assets...........................       (10)            22
  Other..............................................................        (8)            19
                                                                       --------       --------
       Net cash provided by operating activities.....................  $  2,505       $  2,742
                                                                       --------       --------
INVESTING ACTIVITIES
Proceeds from sale and maturities of investments.....................  $ 35,101       $ 51,881
Proceeds from sale of other real estate and other assets.............     1,110             36
Cash paid for new investments........................................   (20,053)       (76,272)
Net (increase) decrease in loans.....................................    (6,994)         8,327
Net purchases of premises and equipment..............................      (128)          (660)
                                                                       --------       --------
       Net cash provided by (used by) investing activities...........  $  9,036       $(16,688)
                                                                       --------       --------
FINANCING ACTIVITIES
Net decrease in short-term borrowings................................  $ (3,811)      $(19,012)
Net (decrease) increase in certificates of deposit and other.........   (26,042)         1,969
Net increase (decrease) in demand deposits, money market and
  savings accounts...................................................     3,814        (11,184)
Cash dividends paid..................................................      (774)          (310)
Proceeds from exercise of stock options..............................        82            -0-
                                                                       --------       --------
       Net cash used by financing activities.........................  $(26,731)      $(28,537)
                                                                       --------       --------
DECREASE IN CASH AND CASH EQUIVALENTS................................  $(15,190)      $(42,483)
CASH AND CASH EQUIVALENTS JANUARY 1, 1994 AND 1993...................    69,908        116,952
                                                                       --------       --------
CASH AND CASH EQUIVALENTS JUNE 30, 1994 AND 1993.....................  $ 54,718       $ 74,469
                                                                       ========       ========

           See Accompanying Notes to Unaudited Financial Statements.

                           UNION BANK & TRUST COMPANY

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1. PRINCIPLES OF ACCOUNTING

     The accounting and reporting policies of Union Bank & Trust Company conform to generally accepted accounting principles and to general practice within the banking industry. Substantially all income and expenses are reported utilizing the accrual method of accounting. The statement of condition as of June 30, 1994 and the related statements of income for the three and six-month periods ended June 30, 1994 and 1993, and statements of cash flows for the six month periods ended June 30, 1994 and 1993, and the statement of changes in shareholders' equity for the six-month period ended June 30, 1994, are unaudited. In the opinion of management, all adjustments necessary for fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year. These condensed financial statements do not contain all the disclosures contained in the audited financial statements for the year ended December 31, 1993, and accordingly, these financial statements should be read in conjunction with the annual financial statements.

     Where appropriate, the financial statements include the accounts of the Company and its subsidiary. All significant inter-company transactions and balances have been eliminated.

     Certain prior period amounts have been restated to conform to current period presentations.

NOTE 2. LOANS

     Loans at June 30, 1994 are summarized as follows:

                                                                             (IN THOUSANDS)
    Commercial, Financial and Agricultural.................................     $ 42,757
    Real Estate:
      Construction.........................................................        4,427
      Mortgage.............................................................      101,449
    Consumer Installment...................................................       16,477
                                                                             --------------
              Total loans..................................................      165,110
    Unearned income........................................................          (39)
    Allowance for loan losses..............................................       (4,118)
                                                                             --------------
              Net loans....................................................     $160,953
                                                                             ===========

NOTE 3. ALLOWANCE FOR LOSSES ON LOANS

     The following schedule summarizes the changes in the allowance for losses on loans for the six months ended June 30, 1994:

                                                                             (IN THOUSANDS)
    Beginning Balance......................................................     $  4,618
      Provision charged to expense.........................................       (1,797)
      Recoveries of charged off loans......................................        1,390
      Loans charged off....................................................          (93)
                                                                             --------------
    Ending Balance.........................................................     $  4,118
                                                                             ===========

                           UNION BANK & TRUST COMPANY

NOTE 4. INVESTMENT SECURITIES

     Effective January 1, 1994, the Bank adopted Statement of Financial Account Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." As of January 1, 1994, the net unrealized gain in the available for sale category was $1,339,905. There were no sales of available for sale securities during the second quarter. During the first quarter, 1994, the proceeds from sales of available for sale securities were $10,176,688 with an amortized cost basis of $9,984,844 with gross unrealized gains of $85,468. The net change in unrealized holding gains and losses for the available for sale category for the first quarter, 1994 was ($1,609,121) as of market date March 31, 1994 and ($1,163,371) as of market date June 30, 1994.

     Carrying amounts and estimated market values of investment securities are summarized as follows:

                                                                        JUNE 30, 1994
                                                                     --------------------
                                                                     ESTIMATED
                                                         AMORTIZED   MARKET    UNREALIZED   UNREALIZED
                                                           COST       VALUE      GAINS        LOSSES
                                                         ---------   -------   ----------   ----------
                                                                        (IN THOUSANDS)
HELD TO MATURITY:
U.S. Treasury Securities...............................  $  82,436   $80,209      $-0-        $2,227
U.S. Government Agencies and Corporation Securities....      1,151     1,164        13           -0-
State and Municipal Securities.........................      9,807     9,411        21           417
Mortgage-backed Securities.............................        -0-       -0-       -0-           -0-
Foreign Governments....................................         10        10       -0-           -0-
Other Securities.......................................        477       477       -0-           -0-
                                                         ---------   -------   ----------   ----------
          Total........................................  $  93,881   $91,271      $ 34        $2,644
                                                          ========   =======   ========     ========
AVAILABLE FOR SALE:
U.S. Treasury Securities...............................  $  63,082   $62,799      $ 32        $  315
U.S. Government Agencies and Corporation Securities....      4,996     5,078        82           -0-
State and Municipal Securities.........................        -0-       -0-       -0-           -0-
Mortgage-backed Securities.............................     33,419    32,102        22         1,339
Other Securities.......................................        -0-       -0-       -0-           -0-
                                                         ---------   -------   ----------   ----------
          Total........................................  $ 101,497   $99,979      $136        $1,654
                                                          ========   =======   ========     ========

     The net unrealized loss for the Available for Sale Investment Securities as of June 30, 1994, was $1,518,054 with an after tax reduction to Shareholders' Equity of $1,021,871.

                           UNION BANK & TRUST COMPANY

NOTE 5. CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

     Effective January 1, 1993, the Bank adopted the provisions of the Statements of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes" and No. 106 "Employers Accounting for Postretirement Benefits Other Than Pensions." The adoption of Statements of Financial Accounting Standards (SFAS) No. 109 produced a benefit to earnings and the adoption of Statements of Financial Accounting Standards (SFAS) No. 106 produced a charge to earnings. Set out below is a summary of the effect on income of the adoption of these two standards for the three months ended March 31, 1993.

                                                                                    (IN THOUSANDS)
                                                                                    --------------
1.   SFAS No. 109 -- Gross Benefit................................................      $1,825
     Less related tax expense -- net..............................................        (106)
                                                                                       -------
     Net Benefit..................................................................      $1,719
2.   SFAS No. 106 --
     Gross charge.................................................................      ($ 346)
     Less related tax benefit.....................................................         127
                                                                                       -------
     Net Charge...................................................................        (219)
                                                                                       -------
     Net Benefit from Cumulative Effect of Changes in Accounting Principles.......      $1,500
                                                                                    ===========

                                                                      APPENDIX A

                                                                 FINAL AGREEMENT

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                           UNION BANK & TRUST COMPANY

                                      AND

                         REGIONS FINANCIAL CORPORATION

                            DATED AS OF JULY 8, 1994
     AND AMENDED AND RESTATED AS OF AUGUST 22 AND 31 AND SEPTEMBER 27, 1994

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
  Parties...............................................................................   A-5
  Preamble..............................................................................   A-5
  ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................................   A-5
  1.1      Merger.......................................................................   A-5
  1.2      Time and Place of Closing....................................................   A-5
  1.3      Effective Time...............................................................   A-6
  ARTICLE 2 -- TERMS OF MERGER..........................................................   A-6
  2.1      Business of Surviving Bank...................................................   A-6
  2.2      Assumption of Rights.........................................................   A-6
  2.3      Assumption of Liabilities....................................................   A-6
  2.4      Certificate of Incorporation.................................................   A-6
  2.5      Bylaws.......................................................................   A-6
  2.6      Directors and Officers.......................................................   A-6
  ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................................   A-7
  3.1      Conversion of Shares.........................................................   A-7
  3.2      Anti-Dilution Provisions.....................................................   A-7
  3.3      Shares Held by Union or Regions..............................................   A-7
  3.4      Dissenting Shareholders......................................................   A-7
  3.5      Fractional Shares............................................................   A-8
  3.6      Conversion of Stock Options; Restricted Stock................................   A-8
  ARTICLE 4 -- EXCHANGE OF SHARES AND ESTABLISHMENT OF
    ESCROW TRUST........................................................................   A-9
  4.1      Exchange Procedures..........................................................   A-9
  4.2      Rights of Former Union Shareholders..........................................  A-10
  4.3      Establishment of Escrow Trust................................................  A-10
  ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF UNION..................................  A-11
  5.1      Organization, Standing, and Power............................................  A-11
  5.2      Authority; No Breach by Agreement............................................  A-11
  5.3      Capital Stock................................................................  A-12
  5.4      Union Subsidiaries...........................................................  A-12
  5.5      Financial Statements.........................................................  A-12
  5.6      Absence of Undisclosed Liabilities...........................................  A-12
  5.7      Absence of Certain Changes or Events.........................................  A-13
  5.8      Tax Matters..................................................................  A-13
  5.9      Environmental Matters........................................................  A-13
  5.10     Compliance With Laws.........................................................  A-14
  5.11     Employee Benefit Plans.......................................................  A-14
  5.12     Material Contracts...........................................................  A-16
  5.13     Legal Proceedings............................................................  A-16
  5.14     Statements True and Correct..................................................  A-16
  5.15     Tax and Regulatory Matters...................................................  A-17
  ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................................  A-17
  6.1      Organization, Standing, and Power............................................  A-17
  6.2      Authority; No Breach by Agreement............................................  A-17
  6.3      Capital Stock................................................................  A-18
  6.4      Financial Statements.........................................................  A-18
  6.5      Absence of Undisclosed Liabilities...........................................  A-18
  6.6      Absence of Certain Changes or Events.........................................  A-18

                                                                                          PAGE
                                                                                          ----
  6.7      Compliance With Laws.........................................................  A-18
  6.8      Legal Proceedings............................................................  A-19
  6.9      Statements True and Correct..................................................  A-19
  6.10     Tax and Regulatory Matters...................................................  A-19
  ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................................  A-20
  7.1      Affirmative Covenants of Union...............................................  A-20
  7.2      Negative Covenants of Union..................................................  A-20
  7.3      Covenants of Regions.........................................................  A-22
  7.4      Adverse Changes in Condition.................................................  A-22
  7.5      Reports......................................................................  A-22
  ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................................  A-23
  8.1      Registration Statement; Proxy Statement; Shareholder Approval................  A-23
  8.2      Exchange Listing.............................................................  A-23
  8.3      Applications.................................................................  A-23
  8.4      Filings With State Offices...................................................  A-23
  8.5      Agreement as to Efforts to Consummate........................................  A-23
  8.6      Investigation and Confidentiality............................................  A-24
  8.7      Press Releases...............................................................  A-24
  8.8      Certain Actions..............................................................  A-24
  8.9      Tax Treatment................................................................  A-24
  8.10     Agreements of Affiliates.....................................................  A-24
  8.11     Employee Benefits and Contracts..............................................  A-25
  8.12     Indemnification..............................................................  A-25
  8.13     Advisory Directors...........................................................  A-26
  8.14     Union Interim Organization...................................................  A-26
  ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........................  A-26
  9.1      Conditions to Obligations of Each Party......................................  A-26
  9.2      Conditions to Obligations of Regions.........................................  A-27
  9.3      Conditions to Obligations of Union...........................................  A-28
  ARTICLE 10 -- TERMINATION.............................................................  A-29
  10.1     Termination..................................................................  A-29
  10.2     Effect of Termination........................................................  A-30
  10.3     Non-Survival of Representations and Covenants................................  A-30
  ARTICLE 11 -- MISCELLANEOUS...........................................................  A-30
  11.1     Definitions..................................................................  A-30
  11.2     Expenses.....................................................................  A-36
  11.3     Brokers and Finders..........................................................  A-37
  11.4     Entire Agreement.............................................................  A-37
  11.5     Amendments...................................................................  A-37
  11.6     Waivers......................................................................  A-37
  11.7     Assignment...................................................................  A-38
  11.8     Notices......................................................................  A-38
  11.9     Governing Law................................................................  A-39
  11.10    Counterparts.................................................................  A-39
  11.11    Captions.....................................................................  A-39
  11.12    Enforcement of Agreement.....................................................  A-39
  11.13    Severability.................................................................  A-39
  Signatures............................................................................  A-39

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                         DESCRIPTION
- ------   -------------------------------------------------------
  1.     Form of Escrow Trust Agreement. (sec. 3.1(c)).
  2.     Form of Affiliate Agreement of Union. (sec. 8.10).
  3.     Form of Amended and Restated Plan of Merger. (sec.
         11.1).

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 8, 1994, and amended and restated as of August 22 and 31 and September 27, 1994, by and between UNION BANK & TRUST COMPANY ("Union"), a state bank organized and existing under the laws of the State of Alabama, with its principal office located in Montgomery, Alabama; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Union and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Union by Regions pursuant to the merger of Union with and into a wholly owned, first tier interim subsidiary of Regions ("Union Interim"). At the Effective Time, the outstanding shares of the capital stock of Union shall be converted into shares of the common stock of Regions and rights to receive on a deferred basis possible additional shares of the common stock of Regions (except as provided herein). As a result, shareholders of Union shall become shareholders of Regions and Union Interim shall continue to conduct the business and operations formerly conducted by Union as a wholly owned, first tier subsidiary of Regions until such time as Union Interim is merged with and into First Alabama Bank, a wholly owned bank subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the shareholders of Union, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1  MERGER.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Union shall be merged into and with Union Interim in accordance with the provisions of Section 5-7A-1 of the ABC (the "Merger"). Union Interim shall be the Surviving Bank of the Merger and shall be a wholly owned, first tier subsidiary of Regions and shall continue to be governed by the Laws of the State of Alabama until such time as Union Interim is merged with and into First Alabama Bank. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Union and Regions, and the terms of the Plan of Merger to be entered into by Union and Union Interim.

          (b) The Parties acknowledge that Regions intends to cause Union Interim, concurrently with or immediately subsequent to the Effective Time, to be merged with and into First Alabama Bank. The Parties agree to cooperate to take all actions and to prepare, approve, and execute all documents and agreements (including appropriate regulatory applications) reasonably determined by Regions to be necessary to permit such subsequent merger to be effected concurrently with or as soon as practicable following consummation of the Merger.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers (or other authorized officer), may mutually agree. The place of Closing shall be at the offices of Regions, in Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Alabama Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers (or other authorized officer) of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Union approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state bank organized under the laws of the State of Alabama. The business shall be conducted from its main office and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Union shall be merged into and continued in the Surviving Bank. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time and thereafter, except as otherwise provided herein, all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of Union and Union Interim; and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses of action, and all and every other interest of or belonging to or due to each of Union and Union Interim shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in any of Union or Union Interim shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Union or Union Interim at the Effective Time.

     2.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Union and Union Interim of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Union and Union Interim were so bound at the Effective Time.

     2.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Union Interim in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until otherwise amended or repealed.

     2.5 BYLAWS. The Bylaws of Union Interim in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.6 DIRECTORS AND OFFICERS. The directors of Union Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Union Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Union Interim Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of Union Common Stock (excluding shares held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall be converted into and exchanged for (i) that number of shares of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (a) $16.02 by (b) the Average Closing Price and (ii) the right to receive on a deferred basis and pursuant to the terms of the Escrow Trust Agreement (the "Escrow Stock Right" and collectively, the "Escrow Stock Rights") that additional fraction of a share of Regions Common Stock (the "Escrow Stock Ratio") equal to the quotient obtained by dividing (a) $.51 by (b) the Average Closing Price.

     3.2 ANTI-DILUTION PROVISIONS. In the event Union changes the number of shares of Union Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, or recapitalization. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the Escrow Stock Ratio shall be, to the extent necessary, proportionately adjusted to reflect such stock split, stock dividend, or recapitalization.

     3.3 SHARES HELD BY UNION OR REGIONS. Each of the shares of Union Common Stock held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING SHAREHOLDERS. Any holder of shares of Union Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with and as contemplated by Article 6 of the ABCA (or the applicable successor article) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ABCA and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Union fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver, subject to the delivery of the shares of Regions Common Stock represented by such holder's Escrow Stock Rights in accordance with the provisions of Section 1.2 of the Escrow Trust Agreement, the consideration to which such holder of shares of Union Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Union Common Stock held by him.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement and except with respect to fractional shares that may be otherwise issuable pursuant to the Escrow Trust Agreement, each holder of shares of Union Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Union Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates representing shares of Union Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6  CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

          (a) At the Effective Time, all rights with respect to Union Common Stock pursuant to stock options ("Union Options") granted by Union under the Union Stock Plan, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock and, to the extent the Union Option assumed by Regions is exercised prior to the termination of the Escrow Trust Agreement, Escrow Stock Rights, and Regions shall assume each Union Option, in accordance with the terms of the Union Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Union Option assumed by Regions may be exercised solely for shares of Regions Common Stock and, prior to the termination of the Escrow Trust Agreement, Escrow Stock Rights, (ii) the number of shares of Regions Common Stock subject to such Union Option shall be equal to the number of shares of Union Common Stock subject to such Union Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the number of shares of Regions Common Stock represented by the Escrow Stock Rights subject to such Union Option, if exercised prior to the termination of the Escrow Trust Agreement, shall be equal to the number of shares of Union Common Stock subject to such option immediately prior to the Effective Time multiplied by the Escrow Stock Ratio, (iv) the per share exercise price under each such Union Option shall be adjusted by dividing the per share exercise price under each such Union Option by the Exchange Ratio and rounding down to the nearest cent, and (v) the aggregate exercise price for all shares of Regions Common Stock issuable pursuant to the exercise of the option and pursuant to the Escrow Stock Rights shall equal the product of the number of shares of Regions Common Stock subject to such Union Option as calculated in (ii) above and the per share exercise price under such Union Option as calculated in (iv) above; provided, that in the event that the Union Option assumed by Regions is exercised after the termination of the Escrow Trust Agreement and the expiration of the Escrow Stock Rights, such option shall be exercisable for that number of shares of Regions Common Stock as calculated in (ii) above, plus that number of shares of Regions Common Stock represented by the then expired Escrow Stock Rights as calculated in (iii) above that would have been issuable upon termination of the Escrow Trust Agreement if such option had been exercised prior to the termination of the Escrow Trust Agreement, as adjusted if necessary from the date of termination of the Escrow Trust Agreement to the date of exercise.

          It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Each of Union and Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (b) All restrictions or limitations on transfer with respect to Union Common Stock awarded under the Union Stock Plan or any other plan, program, or arrangement of any Union Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

          (c) Regions shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Regions Common Stock for delivery upon exercise of the Union Options. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement under the 1933 Act on Form S-4 or Form S-8 (or any successor or other appropriate form), with respect to the shares of Regions Common Stock subject to such Union Options and shall use its reasonable efforts to cause to be declared effective and to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Union Options remain outstanding. In addition, Regions agrees to use its reasonable efforts to cause such shares to be listed on the Nasdaq National Market. As soon as reasonably practicable after the Effective Time, Regions shall deliver to each holder of a Union Option an appropriate written notice setting forth Regions' assumption of the Union Option in accordance with the terms of this Section 3.6.

                                   ARTICLE 4

              EXCHANGE OF SHARES AND ESTABLISHMENT OF ESCROW TRUST

     4.1 EXCHANGE PROCEDURES. As promptly as reasonably practicable after the Effective Time, Regions and Union shall cause First Alabama Bank (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Union Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Union Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Union Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Union Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Union Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Union Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Union Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, Union, nor the Exchange Agent shall be liable to a holder of Union Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Regions shall pay any transfer Taxes required by reason of the issuance of a certificate representing shares of Regions Common Stock pursuant to the Merger; provided, however, that such certificate is issued in the name of the Person in whose name the certificate surrendered and exchanged therefor is registered. If any portion of the consideration to be received pursuant to Section 3.1 of this Agreement upon exchange of a certificate (whether a certificate representing shares of Regions Common Stock, a Escrow Stock Right, or a check representing cash for a fractional share) is to be issued or paid to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay in advance any transfer Taxes required by reason of the issuance of a certificate representing shares of Regions Common Stock or a check representing cash for a fractional share to such other Person or establish to the satisfaction of the Exchange Agent that such Tax has been paid or that no such Tax is applicable. In the case of any lost, mislaid, stolen, or destroyed certificate or certificates evidencing outstanding shares of Union Common Stock, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Sections 3.1 and 3.5 of this Agreement, to deliver to Regions a bond in such reasonable sum as Regions may direct as indemnity against any claim that may be made against the Exchange Agent, Regions, or the Surviving Bank with respect to such certificate or certificates alleged to have been lost, mislaid, stolen, or destroyed.

     4.2 RIGHTS OF FORMER UNION SHAREHOLDERS. At the Effective Time, the stock transfer books of Union shall be closed as to holders of Union Common Stock immediately prior to the Effective Time and no transfer of Union Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Union Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes the number of shares of Regions Common Stock and Escrow Stock Rights into which the shares of Union Common Stock represented thereby shall have been converted under Section
3.1 of this Agreement and the cash issuable in lieu of fractional shares under
Section 3.5 of this Agreement. To the extent permitted by Law, former shareholders of record of Union shall be entitled to vote after the Effective Time at any meeting of Regions shareholders the number of whole shares of Regions Common Stock (including providing voting instructions to the Escrow Agent with respect to those whole shares subject to the Escrow Stock Rights) into which their respective shares of Union Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Union Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement (including those whole shares subject to the Escrow Stock Rights), but no dividend or other distribution payable to the holders of record of Regions Common Stock (including those whole shares subject to the Escrow Stock Rights) as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Union Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Union Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

     4.3 ESTABLISHMENT OF ESCROW TRUST. Prior to the Effective Time, Regions, the Escrow Agent, and the Shareholder Representative Committee shall enter into the Escrow Trust Agreement in order to establish an escrow of shares of Regions Common Stock to fund certain environmental remediation costs for the possible removal of Hazardous Materials on, at, or emanating from the Union property (as defined in Section 10.1(j) of the Union Disclosure Memorandum). Approval of this Agreement by the shareholders of Union at the Shareholders' Meeting shall constitute approval of the establishment of the escrow trust contemplated by the Escrow Trust Agreement and the appointment of the Escrow Agent and the Shareholder Representative Committee. At the Effective Time, Regions shall deposit with the Escrow Agent that number of whole shares of Regions Common Stock (rounding up to the nearest whole share) equal to the quotient obtained by dividing (i) the product of (a) $.51 and (b) the total number of shares of Union Common Stock outstanding at the Effective Time (other than shares as to which the holder thereof has effected the procedural steps for preserving such holder's dissenters' rights of appraisal as provided in Section 3.4 of this Agreement and as specifically enumerated in Section 9.2(e) of this Agreement) by
(ii) the Average Closing Price. After the Effective Time, Regions shall deposit with the Escrow Agent such additional shares of Regions Common Stock as may be required under the circumstances set forth in Section 1.2 of the Escrow Trust Agreement. Such shares of Regions Common Stock shall be held by the Escrow Agent and distributed to the former

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

shareholders of Union or applied to fund certain environmental remediation costs in accordance with the terms of the Escrow Trust Agreement.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF UNION

     Union hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Union is a state bank duly organized and validly existing, and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Union is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union. Union is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate, to the extent provided by applicable Law.

     5.2  AUTHORITY; NO BREACH BY AGREEMENT.

          (a) Union has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Union, subject to the approval of this Agreement and the Plan of Merger by the required vote of the holders of outstanding Union Common Stock, which is the only shareholder vote of Union required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Union. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Union, enforceable against Union in accordance with its terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and (ii) application of, and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief).

          (b) Neither the execution and delivery of this Agreement by Union, nor the consummation by Union of the transactions contemplated hereby, nor compliance by Union with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Union's Certificate of Incorporation or Bylaws, or (ii) except for those agreements set forth in
     Section 5.12(iv) of the Union Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Union Company under, any Contract or Permit of any Union Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Union Company or any of their respective material Assets where such violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Union of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. The authorized capital stock of Union consists of 3,965,000 shares of Union Common Stock, of which 3,874,000 shares are issued and outstanding as of the date of this Agreement and not more than 3,932,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Union are duly and validly issued and outstanding and are fully paid and nonassessable under the ABA and the ABCA. To the Knowledge of Union, none of the outstanding shares of capital stock of Union has been issued in violation of any preemptive rights of the current or past shareholders of Union. As of the date of this Agreement, Union has reserved 91,000 shares of Union Common Stock for issuance under the Union Stock Plan, pursuant to which options to purchase 58,000 shares of Union Common Stock are outstanding. Except as set forth above, there are no shares of capital stock or other equity securities of Union out standing and no outstanding Rights relating to the capital stock of Union.

     5.4 UNION SUBSIDIARIES. Union has disclosed in Section 5.4 of the Union Disclosure Memorandum all of the Union Subsidiaries as of the date of this Agreement. Union or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Union Subsidiary. No equity securities of any Union Subsidiary are or may become required to be issued (other than to another Union Company) by reason of any Rights, and there are no Contracts by which any Union Subsidiary is bound to issue (other than to another Union Company) additional shares of its capital stock or Rights or by which any Union Company is or may be bound to transfer any shares of the capital stock of any Union Subsidiary (other than to another Union Company). There are no Contracts relating to the rights of any Union Company to vote or to dispose of any shares of the capital stock of any Union Subsidiary. All of the shares of capital stock of each Union Subsidiary held by a Union Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Union Company free and clear of any Lien. Each Union Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Union Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

     5.5 FINANCIAL STATEMENTS. Union has included in Section 5.5 of the Union Disclosure Memorandum copies of all Union Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all Union Financial Statements prepared subsequent to the date hereof. The Union Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of Union, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Union Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Union Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence of certain footnote information in the unaudited statements).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Union Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Union as of March 31, 1994 included in the Union Financial Statements or reflected in the notes thereto. No Union Company has incurred or paid any Liability since March 31, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1994, except as disclosed in Section 5.7 of the Union Disclosure Memorandum, or in the Union Financial Statements delivered prior to the date of this Agreement, to the Knowledge of Union, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, and (ii) the Union Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Union provided in Sections 7.1, 7.2, and 7.4 of this Agreement.

     5.8  TAX MATTERS.

          (a) All Tax returns required to be filed by or on behalf of any of the Union Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Union and all returns filed are complete and accurate in all material respects to the Knowledge of Union. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably likely to result in a determination that would have a Material Adverse Effect on Union, except as reserved against in the Union Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the Union Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) To the Knowledge of Union, adequate provision for any Taxes due or to become due for any of the Union Companies for the period or periods through and including the date of the respective Union Financial Statements has been made and is reflected on such Union Financial Statements.

          (d) Effective January 1, 1993, Union adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

          (e) Except for such matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, each of the Union Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     5.9  ENVIRONMENTAL MATTERS.

          (a) To the Knowledge of Union, each Union Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union or except as disclosed in Section 5.9(a) of the Union Disclosure Memorandum.

          (b) To the Knowledge of Union, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Union Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, reasonably would be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Union Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, and to the Knowledge of Union, there is no reasonable basis for any such Litigation.

          (c) To the Knowledge of Union, there have been no releases in violation of Environmental Laws of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union or except as disclosed in Section 5.9(c) of the Union Disclosure Memorandum.

     5.10 COMPLIANCE WITH LAWS. Each Union Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union. None of the Union Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Union Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, or (iii) requiring any Union Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11  EMPLOYEE BENEFIT PLANS.

          (a) Union has disclosed in Section 5.11 of the Union Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all written medical, vision, dental, or other health plans, all written life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any Union Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Union Benefit Plans"). Any of the Union Benefit Plans which is an "employee pension benefit plan," as that term is defined in
     Section 3(2) of ERISA, is referred to herein as a "Union ERISA Plan." Each Union ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Union Pension Plan." No Union Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (b) Except as disclosed in Section 5.11(b) of the Union Disclosure Memorandum, to the Knowledge of Union, all Union Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union. Except as disclosed in Section 5.11(b) of the Union Disclosure Memorandum, each Union ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Union is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Union, no Union Company has engaged in a transaction with respect to any Union Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Union Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Union.

          (c) Except as disclosed in Section 5.11(c) of the Union Disclosure Memorandum, as of the most recent actuarial valuation for the plan, no Union Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements as of such valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Union Pension Plan,
     (ii) no change in the actuarial assumptions with respect to any Union Pension Plan, and (iii) no increase in benefits under any Union Pension Plan as a result of plan amendments or changes in applicable Law, which in each case with respect to (i) through (iii) above, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union or materially adversely affect the funding status of any such plan. Neither any Union Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Union Company, or the single-employer plan of any entity which is considered one employer with Union under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has as of the most recent actuarial valuation for the plan an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Union Company has provided, or is required to provide, security to a Union Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Union Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Union. No Union Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). To the Knowledge of Union, no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Union Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as disclosed in Section 5.11(e) of the Union Disclosure Memorandum, no Union Company has any Liability for retiree health and life benefits under any of the Union Benefit Plans and, to the Knowledge of Union, there are no restrictions on the rights of such Union Company to amend or terminate any such plan without incurring any Liability thereunder which is reasonably likely to have a Material Adverse Effect on Union.

          (f) Except as disclosed in Section 5.11(f) of the Union Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Union Company from any Union Company under any Union Benefit Plan or otherwise,
     (ii) increase any benefits otherwise payable under any Union Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Union Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Union Financial Statements to the extent required by and in accordance with GAAP.

     5.12 MATERIAL CONTRACTS. Except as disclosed in Section 5.12 of the Union Disclosure Memorandum or otherwise reflected in the Union Financial Statements, none of the Union Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Union Company or the guarantee by any Union Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contracts between or among Union Companies, and (iv) any other material Contract or amendment thereto that was entered into other than in the ordinary course of business (together with all Contracts referred to in Section 5.11(a) of this Agreement, the "Union Contracts"). None of the Union Companies is in Default under any Union Contract where such Default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Union. All of the indebtedness of any Union Company for money borrowed is prepayable at any time by such Union Company without penalty or premium.

     5.13 LEGAL PROCEEDINGS. Union has disclosed in Section 5.13 of the Union Disclosure Memorandum all pending Litigation to which it is, or to the Knowledge of Union is reasonably likely to be, a named party. There is no Litigation instituted or pending, or, to the Knowledge of Union, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Union Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Union Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union. To the Knowledge of Union, after reasonable inquiry, there is no Litigation threatened (or unasserted but considered probable of assertion) nor are there claims, facts, or circumstances that are reasonably likely to give rise to any claim by any officer or director of Union for indemnification under Alabama Law or by Union's Certificate of Incorporation and Bylaws as in effect on the date hereof, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

     5.14 STATEMENTS TRUE AND CORRECT. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Union Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Union Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Union Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Union shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a Union Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Union, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the

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

solicitation of any proxy for the Shareholders' Meeting. All documents that any Union Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.15 TAX AND REGULATORY MATTERS. Except as disclosed in Section 5.15 of the Union Disclosure Memorandum, to the Knowledge of Union, no Union Company or any Affiliate thereof has taken any action nor does Union have any Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Union as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Significant Regions Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Significant Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2  AUTHORITY; NO BREACH BY AGREEMENT.

          (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Region's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or,
     (iii) subject to receipt

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

     of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists solely of 120,000,000 shares of Regions Common Stock, of which 42,538,946 shares were issued and outstanding and 1,474,579 shares were held as treasury shares as of March 31, 1994. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Union Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Union Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Regions.

     6.4 FINANCIAL STATEMENTS. Regions has included in Section 6.4 of the Regions Disclosure Memorandum all Regions Financial Statements for periods ended prior to the date hereof and will deliver to Union copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Regions Companies, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Regions Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence from interim financial statements of complete footnote disclosures).

     6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 1994, included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since March 31, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1994, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Sections 7.3 and 7.4 of this Agreement.

     6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 STATEMENTS TRUE AND CORRECT. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Regions Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Union shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Union, be false or misleading with respect to any material fact, or contain any misstatement of a material fact or, omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 TAX AND REGULATORY MATTERS. Except as disclosed in Section 6.10 of the Regions Disclosure Memorandum, to the Knowledge of Regions, no Regions Company or any Affiliate thereof has taken any action nor does Regions have any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF UNION. Unless the prior written consent of the chief executive officer, appropriate regional president, or chief financial officer of Regions (or other authorized Regions officer) shall have been obtained, and except as otherwise expressly contemplated herein or disclosed in
Section 7.1 of the Union Disclosure Memorandum, Union shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact in all material respects its business organization and Assets and maintain its rights and franchises, and
(iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF UNION. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Union covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, appropriate regional president, or chief financial officer of Regions (or other authorized Regions officer), which consent shall not be unreasonably withheld:

          (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any Union Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of a Union Company to another Union Company) in excess of an aggregate amount outstanding at any time of $100,000 (for the Union Companies on a consolidated basis) except in the ordinary course of the business of Union Companies consistent with past practices (which shall include, for Union Companies that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, whether or not such Union Companies have previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition, on any Asset of any Union Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens that would not have a Material Adverse Effect on Union); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Union Company, or declare or pay any dividend or make any other distribution in respect of Union's capital stock; provided that Union may (to the extent legally and contractually able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Union Common Stock at a rate not in excess of $.10 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Union Disclosure Memorandum; and provided further, that any dividend declared or payable on the shares of Union Common Stock for the quarter during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and Union, be declared only if the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs is prior to the Effective Time and in such case such Union quarterly dividend shall be paid at a rate not in excess of $.10 per share of Union Common Stock unless at the time of payment of such dividend all conditions precedent to consummation of the Merger have been satisfied (including the expiration of all regulatory waiting periods) such that the Effective Time could have occurred at a time and date prior to the record date for payment of the quarterly dividend to holders of Regions Common Stock for the quarter in which the Effective Time occurs but is delayed to accommodate Regions to a date subsequent to such record date, in which case the dividend to be paid by Union on the shares of Union Common Stock for the quarter in which the Effective Time occurs may be paid at a rate not in excess of the amount equal to the product of (i) the Exchange Ratio and (ii) the per share dividend amount declared by Regions on the Regions Common Stock for the quarter during which the Effective Time occurs (or if no dividend has been declared by Regions for such quarter, the per share dividend amount declared by Regions on the Regions Common Stock for the quarter immediately preceding the quarter during which the Effective time occurs); or

          (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Union Common Stock or any other capital stock of any Union Company, or any Rights to acquire such stock (other than pursuant to the exercise of Union Options outstanding on the date hereof); or

          (e) adjust, split, combine, or reclassify any capital stock of any Union Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Union Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Union Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Union Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any Union Company at a price not less than its book value; or

          (f) except for purchases of securities in the ordinary course of business in accordance with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Union Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
     (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Union in its fiduciary capacity; or

          (g) (i) grant any increase in compensation or benefits to the employees or officers of any Union Company (1) having a salary as of the date of this Agreement in excess of $65,000, except as required by Law or
     (2) having a salary as of the date of this Agreement of less than $65,000, except as required by Law or in the ordinary course of business of Union consistent with past practice and with prior consultation with Regions, or
     (ii) except as disclosed in Section 7.2(g) of the Union Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Union Disclosure Memorandum; enter into or amend any severance agreements with officers of any Union Company, except as disclosed in Section 7.2(g) of the Union Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Union Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits, except as disclosed in
     Section 7.2(g) of the Union Disclosure Memorandum; or

          (h) enter into or amend any employment Contract between any Union Company and any Person (unless such amendment is required by Law) that the Union Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Union Company or make any material change in or to any existing employee benefit plans of any Union Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan or to maintain the status of any plan under Rule 16b-3 of the 1934 Act or to consummate the transactions contemplated by this Agreement; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence or settle any Litigation for damages in excess of $50,000 other than in the ordinary course of business in accordance with past practice; or

          (l) modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that, except as disclosed in Section 7.3 of the Regions Disclosure Memorandum, it shall and shall cause each of its Subsidiaries to (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Regions Companies' core businesses and goodwill with their respective employees and the communities they serve, (ii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries and such discontinuance or disposition would not represent a material portion of the Assets of the Regions Companies, and (iii) amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, or discriminates against, the holders of Union Common Stock.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flow for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material in amount or effect and to the absence of certain footnote information in the unaudited statements ). As of the respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. Regions shall prepare and file the Registration Statement with the SEC as promptly as reasonably practicable after the date of this Agreement, and shall use its reasonable efforts to cause the Registration Statement to become and remain effective under the 1933 Act as promptly as reasonably practicable after the date of this Agreement and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger; provided that Union acknowledges that Regions may delay filing the Registration Statement with the SEC and causing it to become effective until such time as Regions has purchased in the open market in accordance with applicable Securities Laws sufficient shares of Regions Common Stock to satisfy its obligations under the terms of this Agreement as long as such delay in filing the Registration Statement and causing it to become effective does not delay by more than 45 days the reasonably anticipated Effective Time that would have occurred absent such delay. Union shall furnish Regions all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Union shall call a Shareholders' Meeting for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) Union shall mail the Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Proxy Statement shall include the recommendation of the Board of Directors of Union in favor of this Agreement and the Plan of Merger, unless the Board of Directors of Union determines after consultation with independent legal counsel (which may include Union's regularly engaged legal counsel) that such recommendation would be inconsistent with their fiduciary duties to Union's shareholders under applicable Law, and (iv) Union shall use its reasonable efforts to solicit from shareholders of Union proxies in favor of the approval of this Agreement and the Plan of Merger and to secure the vote or consent of shareholders required by Alabama Law to approve this Agreement and the Plan of Merger, unless the Board of Directors of Union determines after consultation with independent legal counsel (which may include the Union's regularly engaged legal counsel) that such efforts would be inconsistent with their fiduciary duties to Union's shareholders under applicable Law.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Regions Common Stock to be issued to the holders of Union Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. Regions shall prepare and file, and Union shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall permit Union reasonable opportunity to review and comment upon such applications prior to the filing thereof with the Regulatory Authorities.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Union and Union Interim shall execute and file the Alabama Articles of Merger with the Alabama Banking Department and, if necessary, the Secretary of State of the State of Alabama.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6  INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Union shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by Union. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof; provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing Confidential Information received from the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, Union and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Union Company nor any Affiliate thereof nor any Representative retained by any Union Company shall directly or indirectly solicit any Acquisition Proposal by any Person. No Union Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, unless the Board of Directors of Union, after consultation with independent legal counsel (which may include Union's regularly engaged legal counsel), determines that the failure to so furnish any non-public information or negotiate or enter into any Contract, with respect to an Acquisition Proposal, would be inconsistent with their fiduciary duties to Union's shareholders under applicable Law. Union shall as promptly as practicable notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Union shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 AGREEMENT OF AFFILIATES. Union has disclosed in Section 8.10 of the Union Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Union for purposes of Rule 145 under the

1933 Act. Union shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regions shall not be required to maintain the effectiveness of a Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the Union Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.11 or with respect to the Union Options to be assumed pursuant to Section 3.6 of this Agreement), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Union shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Union shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of Union shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause Union and its Subsidiaries to honor in accordance with their terms, all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.11 of the Union Disclosure Memorandum to Regions between any Union Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Union Benefit Plans.

     8.12  INDEMNIFICATION.

          (a) For a period of six years after the Effective Time, Regions shall, and shall cause the Surviving Bank or any successor or assign thereto to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the Union Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Alabama Law and by Union's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Regions and the Indemnified Party.

          (b) Regions shall, or shall cause the Surviving Bank to, use its reasonable efforts to maintain Union's existing directors' and officers' liability insurance policy (or a policy, including Regions' existing policy, providing at least comparable coverage) covering persons who are currently covered by such insurance for a period of one (1) year after the Effective Time on terms no less favorable than those in effect on the date hereof; provided, however, that Regions or the Surviving Bank may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof; provided, however, that the failure so to notify shall not affect the obligations of Regions under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are material

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

     substantive issues which raise conflicts of interest between Regions or Union and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) Regions shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single Litigation , (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) If Regions or the Surviving Bank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions or the Surviving Bank shall assume the obligations set forth in this Section 8.12.

     8.13 ADVISORY DIRECTORS. Promptly after the Effective Time, Regions shall cause First Alabama Bank to appoint four members of the Board of Directors of Union, to be selected by First Alabama Bank, to serve as advisory directors of the Montgomery bank of First Alabama Bank.

     8.14 UNION INTERIM ORGANIZATION. Regions shall organize Union Interim as a bank subsidiary under the Laws of the State of Alabama with such officers and directors as appointed by Regions. Regions shall further cause Union Interim, upon its organization, to execute the Plan of Merger and, as the sole shareholder of Union Interim, shall vote prior to the Effective Time shares of Union Interim Common Stock held by Regions in favor of the Plan of Merger.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) SHAREHOLDER APPROVAL. The shareholders of Union shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of any Assets, including branch offices, or deposit Liabilities) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement (as in part described in Section 9.1(b) of the Regions Disclosure Memorandum) so as to render inadvisable the consummation of the Merger; provided, that Regions has used its reasonable efforts (it being understood that such reasonable efforts shall not include the threatening or commencement of any Litigation) to cause such conditions or restrictions to be removed or modified as appropriate and; provided, further, that notwithstanding the foregoing, in the event that such Consent is conditioned or restricted as a result of a regulatory or legal issue resulting from other acquisitions by the Regions Companies, whether announced before or after the date of this Agreement, or otherwise unrelated to

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

     Union, Regions shall not be entitled to refuse to consummate the Merger on the basis set forth in this sentence.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, materially restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (F) EXCHANGE LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved, subject to official notice of issuance, for listing on the Nasdaq National Market.

          (G) TAX MATTERS. Each Party shall have received a written opinion of Alston & Bird, special counsel to Regions, in form reasonably satisfactory to the Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Union Common Stock for Regions Common Stock will not give rise to gain or loss to the shareholders of Union with respect to such exchange (except to the extent of any cash received), and (iii) neither Union nor Regions will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel for Regions shall be entitled to rely upon representations of officers of Union and Regions reasonably satisfactory in form and substance to such counsel.

          (H) ESCROW TRUST AGREEMENT. Union shall have appointed the Shareholder Representative Committee and the parties to the Escrow Trust Agreement shall have entered into the Escrow Trust Agreement.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Union set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Union.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Union to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Union shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Union's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (D) EXAMINATION RESULTS. Union shall have received a final "satisfactory" or higher rating with respect to the examination being conducted as of the date of this Agreement by the Board of Governors of the Federal Reserve System with respect to Union's compliance with the Community Reinvestment Act of 1977 and related fair lending Laws or in the event Union fails to receive a final "satisfactory" or higher rating, Regions shall have determined in its sole discretion and on such basis as it deems appropriate (which may include written confirmation from the appropriate Regulatory Authorities) that such rating does not, after the Effective Time, materially adversely impact in any manner the Regulatory Authorities' view of Regions' compliance with the Community Reinvestment Act of 1977 and related fair lending Laws or Regions' ability to receive appropriate Consents from the Regulatory Authorities for other matters contemplated by Regions requiring regulatory approval.

     9.3 CONDITIONS TO OBLIGATIONS OF UNION. The obligations of Union to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Union pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Regions set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 16.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Regions shall have delivered to Union (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Union and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Union, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Union; or

          (b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Regions and Section 9.3(a) of this Agreement in the case of Union, provided that the terminating Party is not then in breach of any of its representations or warranties, contained herein under the standard set forth in Section 9.3(a) of this Agreement in the case of Regions and Section 9.2(a) of this Agreement in the case of Union; or

          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the terminating Party is not then in material breach of any of its covenants or agreements contained herein; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Union fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby as required by Alabama Law at the Shareholders' Meeting or any adjournment or postponement thereof where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1995, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Regions in the event that any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby, or any Regulatory Authority shall as a condition to approval or consummation of the Merger without institution of Litigation, require that Regions or Union divest any Assets (including any branch offices) or deposit Liabilities which, in the reasonable judgment of the Board of Directors of Regions, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement (as in part described in Section 10.1(g) of the Regions Disclosure Memorandum) so as to render inadvisable the consummation of the Merger; provided, that Regions has used its reasonable efforts (it being understood that such reasonable efforts shall not include the threatening or commencement of any Litigation) to cause such conditions or restrictions to be removed or modified as appropriate and; provided, further, that notwithstanding the foregoing, in the event that such Consent is conditioned or restricted as a result of a regulatory or legal issue resulting from other acquisitions by the Regions Companies, whether announced before or after the date of this Agreement, or otherwise unrelated to Union, Regions shall not be entitled to terminate this Agreement on the basis set forth in this sentence; or

          (h) By the Board of Directors of either Party in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 50% or more of the outstanding shares of Union Common

     Stock (the terms "person," "group," and "beneficial ownership" having the respective meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder), or (ii) Union enters into a definitive agreement providing for a third party to acquire 50% or more of the outstanding Union Common Stock or of Union's consolidated Assets; or

          (i) By the Board of Directors of Union in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 50% or more of the outstanding shares of Regions Common Stock (the terms "person," "group," and "beneficial ownership" having the respective meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder), or (ii) Regions enters into a definitive agreement for a third party to acquire 50% or more of the outstanding Regions Common Stock or of Regions' consolidated Assets.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), 10.1(c), 10.1(f), or 10.1(h) (but only in the case of termination pursuant to Section 10.1(h) if Union shall have breached Section 8.8) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except (i) this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement and Sections 8.11, 8.12, and 8.13 of this Agreement, and (ii) the Escrow Trust Agreement shall be governed by its own terms.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ABC" shall mean the Alabama Banking Code.

          "ABCA" shall mean the Alabama Business Corporation Act.

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of 25% or more of the voting stock of, or 25% or more of the Assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Amended and Restated Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ALABAMA ARTICLES OF MERGER" shall mean the Alabama Articles of Merger to be executed by Union and Union Interim and filed with the Alabama Banking Department relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "AVERAGE CLOSING PRICE" shall mean the average of the daily closing sales prices of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the fifth trading day preceding the Effective Time.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the General Corporation Law of Delaware.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.11 of this Agreement.

          "ERISA PLAN" shall have the meaning provided in Section 5.11 of this Agreement.

          "ESCROW AGENT" shall mean the escrow agent mutually agreed upon by Regions and the Shareholder Representative Committee to serve as Escrow Agent under the Escrow Trust Agreement.

          "ESCROW TRUST AGREEMENT" shall mean the Escrow Trust Agreement, in substantially the form of Exhibit 1, to be entered into prior to the Effective Time by Regions, the Escrow Agent, and the members of the Shareholder Representative Committee.

          "ESCROW STOCK RATIO" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "ESCROW STOCK RIGHT(S)" shall have the meanings provided in Section 3.1(c) of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical, or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, and (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) increases after the date of this Agreement in Federal Deposit Insurance Corporation insurance assessments and premiums,
     (d) out-of-pocket fees and expenses (including legal, accounting, investment banking, and other fees and expenses) accrued or paid after the date of this Agreement and directly relating to the consummation of the transactions contemplated by this Agreement, (e) in the case of Union, the amount of any severance payments by Union accrued or paid after the date of this Agreement, to any employee of Union pursuant to employment or severance contracts disclosed by Union pursuant to Section 5.11 of the Union Disclosure Memorandum, and (f) in the case of Union, any Liability resulting from any Hazardous Materials at, under, or emanating from the Union property identified in the Union Disclosure Memorandum with respect to Section 5.9 of this Agreement.

          "MERGER" shall mean the merger of Union into and with Union Interim referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers' Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either Union or Regions, and "PARTIES" shall mean both Union and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the Amended and Restated Plan of Merger, in substantially the form of Exhibit 3, to be entered into by Union and, upon its organization, Union Interim setting forth the terms of the Merger.

          "PROXY STATEMENT" shall mean the proxy statement used by Union to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of Union Common Stock.

          "REGIONS COMMON STOCK" shall mean the $.625 par value per share common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Union describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1994, and as of December 31, 1993 and 1992, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1994, and for each of the three years ended December 31, 1993, 1992, and 1991, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1994.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the shareholders of Union in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "REPRESENTATIVES" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Union to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SHAREHOLDER REPRESENTATIVE COMMITTEE" shall mean those individuals unaffiliated with Regions selected by the Board of Directors of Union to serve as members of the Shareholder Representative Committee under the Escrow Trust Agreement.

          "SIGNIFICANT REGIONS SUBSIDIARY" shall mean all those Subsidiaries of Regions that constitute a Significant Subsidiary of Regions within the meaning of Rule 1-02(v) of Regulation S-X of the SEC.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING BANK" shall mean Union Interim as the surviving bank resulting from the Merger.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

          "UNION BENEFIT PLANS" shall have the meaning set forth in Section 5.11 of this Agreement.

          "UNION COMMON STOCK" shall mean the $.50 par value per share common stock of Union.

          "UNION COMPANIES" shall mean, collectively, Union and all Union Subsidiaries.

          "UNION DISCLOSURE MEMORANDUM" shall mean the written information entitled "Union Bank & Trust Company Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "UNION FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Union as of March 31, 1994, and as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1994, and for each of the three fiscal years ended December 31, 1993, 1992, and 1991, as filed by Union in SEC Documents, and
     (ii) the consolidated balance sheets of Union (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1994.

          "UNION INTERIM COMMON STOCK" shall mean the $.50 par value per share common stock of Union Interim.

          "UNION STOCK PLAN" shall mean the 1991 Union Bank & Trust Company Long Term Incentive Compensation Plan.

          "UNION SUBSIDIARIES" shall mean the Subsidiaries of Union, which shall include the Union Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Union in the future and owned by Union at the Effective Time.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2  EXPENSES.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, provided that (i) Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement, (ii) Union shall bear and pay for all Environmental Remediation Costs (which costs for actual clean up, removal, or abatement of Hazardous Materials shall actually be incurred prior to the Effective Time by Union in its sole discretion), and (iii) in the event Regions terminates this Agreement pursuant to Section 10.1(g) of this Agreement (but only for the reason expressly referenced in Section 10.1(g) of the Regions Disclosure Memorandum) or the Merger is not consummated by reason of any failure of the Parties to satisfy the conditions enumerated in Section 9.1(b) of this Agreement (but only for the reason expressly referenced in Section 9.1(b) of the Regions Disclosure Memorandum), then concurrently with termination of this Agreement Regions shall pay to Union an amount not to exceed $200,000 for the direct costs and expenses (including, without limitation, fees and expenses of Union's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by Union in negotiating and carrying out the transactions contemplated by this Agreement, and in accordance with Section 10.2 of this Agreement, this Agreement shall become void and have no effect and Union shall have no further claim or legal right to redress, whether for breach of contract or otherwise, the failure to consummate the Merger on the basis expressly referenced in Sections 9.1(b) and 10.1(g) of the Regions Disclosure Memorandum.

     (b) Notwithstanding the foregoing, if, after the date of this Agreement and within 12 months following:

          (i) any termination of this Agreement

             (1) by Regions pursuant to Section 10.1(c) (but only in the case of a willful breach by Union of a covenant or agreement) or 10.1(f) (but only on the basis of the failure of Union to satisfy the condition enumerated in Section 9.1(a) (but only in the event the Shareholders' Meeting shall have been cancelled prior to the termination of this Agreement or Union's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Union's Board of Directors with respect to the Merger or this Agreement, in each case after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) or 9.2(b) (but only in the case of a willful breach by Union of a covenant or agreement) of this Agreement); or

             (2) by either Party pursuant to Section 10.1(d)(ii) (but only in the event Union's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Union's Board of Directors with respect to the Merger or this Agreement after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) or 10.1(h) of this Agreement; or

             (3) by mutual consent of the Parties pursuant to Section 10.1(a) (but only if Regions shall at that time have been entitled to terminate this Agreement pursuant to Section 10.1(c) (but only in the case of a willful breach by Union of a covenant or agreement) or if either Party shall at that time have been entitled to terminate this Agreement pursuant to Section 10.1(d)(ii) (but only in the event Union's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Union's Board of Directors with respect to the Merger or this Agreement after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) or 10.1(h) of this Agreement; or

          (ii) failure to consummate the Merger by reason of any failure of Union to satisfy the conditions enumerated in Section 9.1(a) (but only in the event the Shareholders' Meeting shall have been cancelled prior to the termination of this Agreement or Union's Board of Directors shall have withdrawn or modified in a manner adverse to Regions the recommendation of Union's Board of Directors with respect to the Merger or this Agreement, in each case after it shall have been publicly disclosed that any Person made, or disclosed an intention to make, an Acquisition Proposal) or 9.2(b) (but only in the case of a willful breach by Union of a covenant or agreement) of this Agreement, any third-party shall acquire, merge with, combine with, purchase 25% or more of the Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 25% or more of the voting stock of, any Union Company, or enter into any binding or nonbinding agreement, letter of intent, memorandum of understanding, or similar instrument to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the Business Combination shall pay to Regions, prior to the earlier of consummation of the Business Combination or execution of any binding or nonbinding agreement, letter of intent, memorandum of understanding, or similar instrument with Union relating to such Business Combination, an amount in cash equal to the sum of (i) an amount not to exceed $500,000, for the direct costs and expenses (including, without limitation, fees and expenses of Regions' financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by Regions in negotiating and carrying out the transactions contemplated by this Agreement, and (ii) $1,500,000 for the indirect costs and expenses incurred by Regions in connection with the transactions contemplated by this Agreement, including Regions' management time devoted to negotiation and preparation for such transaction. In the event such third-party shall refuse to pay such amounts, the amounts shall be an obligation of Union and shall be paid by Union promptly upon notice to Union by Regions.

     (c) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement.

     11.3 BROKERS AND FINDERS. Except for J.P. Morgan Securities, Inc. with respect to Union, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Union or Regions, each of Union and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Except as contemplated by
Section 8.12 of this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any such approval by the holders of Union Common Stock, there shall be made no amendment that pursuant to the Section 5-7A-2 of the ABC requires further approval by such shareholders without the further approval of such shareholders.

     11.6  WAIVERS.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Union, to waive or extend the time for the compliance or fulfillment by Union of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Union, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Union under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Union.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     Union:                             Union Bank & Trust Company
                                        60 Commerce Street
                                        Montgomery, Alabama 36104
                                        Telecopy Number: (205) 240-2237

                                        Attention: Robert C. Baird, Jr.
                                                   Chairman of the Board,
                                                   President, and Chief
                                                   Executive Officer

     Copy to Counsel:                   King & Spalding
                                        191 Peachtree Street, N.E.
                                        Atlanta, Georgia 30303-1763
                                        Telecopy Number: (404) 572-5146

                                        Attention: John J. Kelley III

     Regions:                           Regions Financial Corporation
                                        417 North 20th Street
                                        Birmingham, Alabama 35203
                                        Telecopy Number: (205) 326-7571

                                        Attention: Richard D. Horsley
                                                   Vice Chairman and Executive
                                                   Financial Officer

     Copy to Counsel:
                                        Regions Financial Corporation
                                        417 North 20th Street
                                        Birmingham, Alabama 35203
                                        Telecopy Number: (205) 326-7099

                                        Attention: Samuel E. Upchurch, Jr.
                                                   General Counsel

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Alabama apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                          UNION BANK & TRUST COMPANY
                /s/  ROBERT E. KELLY                  By:     /s/  ROBERT C. BAIRD, JR.
        -------------------------------                   -----------------------------------
              Robert E. Kelly                                Robert C. Baird, Jr.
                 Secretary                                  Chairman of the Board,
                                                    President, and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                          REGIONS FINANCIAL CORPORATION
              /s/  VIRGINIA L. MARTIN                  By:     /s/  RICHARD D. HORSLEY
        -------------------------------                   -----------------------------------
             Virginia L. Martin                               Richard D. Horsley
            Assistant Secretary                     Vice Chairman and Executive Financial
                                                                   Officer
[CORPORATE SEAL]

                                                                      APPENDIX B

                      AMENDED AND RESTATED PLAN OF MERGER

     THIS AMENDED AND RESTATED PLAN OF MERGER (this "Plan") is made and entered into effective as of July 8, 1994, as amended and restated, by and between UNION BANK & TRUST COMPANY, an Alabama banking corporation ("Union") and UNION INTERIM BANK, an Alabama banking corporation ("Union Interim") and a wholly owned subsidiary of Regions Financial Corporation ("Regions").

     This Plan of Merger is executed by Union and Union Interim pursuant to
Section 1.1(a) of the Amended and Restated Agreement and Plan of Reorganization, dated as of July 8,1994, and amended and restated as of August 22 and 31 and September 27, 1994 (the "Reorganization Agreement"), by and between Union and Regions. A majority of the respective entire Boards of Directors of Union and Union Interim have approved this Plan, and have authorized its execution and consummation.

     Capitalized terms not defined herein shall have their respective meanings set forth in Section 11.1 of the Reorganization Agreement.

     In consideration of the premises and of the covenants contained herein, and other good and valuable consideration, Union and Union Interim hereby make, adopt and approve this Plan and prescribe the terms and conditions of this Plan and the mode and manner of effecting this Plan, as follows:

                                   ARTICLE 1

                                TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Plan, at the Effective Time (as defined herein), Union shall be merged into and with Union Interim (the "Merger") in accordance with the provisions of Section 5-7A-1 of the Alabama Banking Code (the "ABC"). Union Interim shall be the Surviving Bank resulting from the Merger and shall be a wholly owned subsidiary of Regions and shall continue to be governed by the Laws of the State of Alabama until such time as Union Interim is merged with and into First Alabama Bank. The Merger shall be consummated pursuant to the terms of this Plan.

     1.2 SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state bank organized under the laws of the State of Alabama. The business shall be conducted from its main office and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

     1.3 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Union shall be merged into and continued in the Surviving Bank. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time and thereafter, except as otherwise provided herein, all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of Union and Union Interim; and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses of action, and all and every other interest of or belonging to or due to each of Union and Union Interim shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in any of Union or Union Interim shall not revert or be in any way impaired by reason of the Merger. All rights, franchises, and interests of both Union and Union Interim in and to every type of property (real, personal, and mixed), and all choses in action of both Union and Union Interim shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Union or Union Interim at the Effective Time.

     1.4 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Union and Union Interim of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Union and Union Interim were so bound at the Effective Time.

     1.5 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Union Interim in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until otherwise amended or repealed, except that Article I of the Certificate of Incorporation of Union Interim shall be amended as follows:

                                   "ARTICLE 1

                                      NAME

     The name of the corporation (the "Corporation") shall be: 'UNION BANK & TRUST COMPANY'."

     1.6 BYLAWS. The Bylaws of Union Interim in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     1.7 DIRECTORS AND OFFICERS. The directors of Union Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Union Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

     1.8 CAPITAL STOCK. At the Effective Time, Union Interim shall have outstanding common stock of $500, divided into 1,000 shares of $.50 par value, all of which shall be issued to Regions, and Union Interim shall have surplus and retained earnings equal to such accounts immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses, and for any accounting adjustments relating hereto.

                                   ARTICLE 2

                          MANNER OF CONVERTING SHARES

     2.1 CONVERSION OF SHARES. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of common stock, $.50 par value, of Union Interim ("Union Interim Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of common stock, $.50 par value, of Union ("Union Common Stock") (excluding shares held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 2.4 of this Plan) issued and outstanding at the Effective Time shall be converted into and exchanged for (i) that number of shares of common stock, $.625 par value, of Regions ("Regions Common Stock") (the "Exchange Ratio") equal to the quotient obtained by dividing (a) $16.02 by (b) the Average Closing Price (defined as the average of the daily closing sales prices of Regions Common Stock on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System (the "Nasdaq National Market"), as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions for the ten (10) consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the fifth trading day preceding the Effective Time and (ii) the right to receive on a deferred basis and pursuant to the terms of the Escrow Trust Agreement (the "Escrow Stock Right" and collectively, the "Escrow Stock Rights") that additional fraction of a share of Regions Common Stock (the "Escrow Stock Ratio") equal to the quotient obtained by dividing (a) $.51 by (b) the Average Closing Price.

     2.2 ANTI-DILUTION PROVISIONS. In the event Union changes the number of shares of Union Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, or recapitalization. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the Escrow Stock Ratio shall be, to the extent necessary, proportionately adjusted to reflect such stock split, stock dividend, or recapitalization.

     2.3 SHARES HELD BY UNION OR REGIONS. Each of the shares of Union Common Stock held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.4 DISSENTING SHAREHOLDERS. Any holder of shares of Union Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with and as contemplated by Article 6 of the ABCA (or the applicable successor article) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ABCA and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Union fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver, subject to the delivery of the shares of Regions Common Stock represented by such holder's Escrow Stock Rights in accordance with the provisions of Section 1.2 of the Escrow Trust Agreement, the consideration to which such holder of shares of Union Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Union Common Stock held by him.

     2.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan and except with respect to fractional shares that may be otherwise issuable pursuant to the Escrow Trust Agreement, each holder of shares of Union Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Union Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates representing shares of Union Common Stock delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     2.6  CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

     (a) At the Effective Time, all rights with respect to Union Common Stock pursuant to stock options ("Union Options") granted by Union under the Union Stock Plan, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common

Stock and, to the extent the Union Option assumed by Regions is exercised prior to the termination of the Escrow Trust Agreement, Escrow Stock Rights, and Regions shall assume each Union Option, in accordance with the terms of the Union Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Union Option assumed by Regions may be exercised solely for shares of Regions Common Stock and, prior to the termination of the Escrow Trust Agreement, Escrow Stock Rights, (ii) the number of shares of Regions Common Stock subject to such Union Option shall be equal to the number of shares of Union Common Stock subject to such Union Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the number of shares of Regions Common Stock represented by the Escrow Stock Rights subject to such Union Option, if exercised prior to the termination of the Escrow Trust Agreement, shall be equal to the number of shares of Union Common Stock subject to such option immediately prior to the Effective Time multiplied by the Escrow Stock Ratio, (iv) the per share exercise price under each such Union Option shall be adjusted by dividing the per share exercise price under each such Union Option by the Exchange Ratio and rounding down to the nearest cent, and (v) the aggregate exercise price for all shares of Regions Common Stock issuable pursuant to the exercise of the option and pursuant to the Escrow Stock Rights shall equal the product of the number of shares of Regions Common Stock subject to such Union Option as calculated in (ii) above and the per share exercise price under such Union Option as calculated in (iv) above; provided, that in the event that the Union Option assumed by Regions is exercised after the termination of the Escrow Trust Agreement and the expiration of the Escrow Stock Rights, such option shall be exercisable for that number of shares of Regions Common Stock as calculated in (ii) above, plus that number of shares of Regions Common Stock represented by the then expired Escrow Stock Rights as calculated in (iii) above that would have been issuable upon termination of the Escrow Trust Agreement if such option had been exercised prior to the termination of the Escrow Trust Agreement, as adjusted if necessary from the date of termination of the Escrow Trust Agreement to the date of exercise. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option."

     (b) All restrictions or limitations on transfer with respect to Union Common Stock awarded under the Union Stock Plans or any other plan, program, or arrangement of any Union Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 2.1 of this Plan.

                                   ARTICLE 3

            EXCHANGE OF SHARES AND ESTABLISHMENT OF THE ESCROW TRUST

     3.1 EXCHANGE PROCEDURES. As promptly as reasonably practicable after the Effective Time, Regions and Union shall cause First Alabama Bank (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Union Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Union Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Union Common Stock (other than shares to be canceled pursuant to Section 2.3 of this Plan or as to which dissenters' rights of appraisal have been perfected as provided in Section 2.4 of this Plan) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1 of this Plan, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 3.2 of this Plan. To the extent required by Section 2.5 of this Plan, each holder of shares of Union Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Union Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Union Common Stock for exchange as provided in this
Section 3.1. The certificate or certificates of Union Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan notwithstanding, neither Regions, Union, nor the Exchange Agent shall be liable to a holder of Union Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Regions shall pay any transfer Taxes required by reason of the issuance of a certificate representing shares of Regions Common Stock pursuant to the Merger; provided, however, that such certificate is issued in the name of the Person in whose name the certificate surrendered and exchanged therefor is registered. If any portion of the consideration to be received pursuant to Section 2.1 of this Plan upon exchange of a certificate (whether a certificate representing shares of Regions Common Stock, a Escrow Stock Right, or a check representing cash for a fractional share) is to be issued or paid to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay in advance any transfer Taxes required by reason of the issuance of a certificate representing shares of Regions Common Stock or a check representing cash for a fractional share to such other Person or establish to the satisfaction of the Exchange Agent that such Tax has been paid or that no such Tax is applicable. In the case of any lost, mislaid, stolen, or destroyed certificate or certificates evidencing outstanding shares of Union Common Stock, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Sections 2.1 and 2.5 of this Plan deliver to Regions a bond in such reasonable sum as Regions may direct as indemnity against any claim that may be made against the Exchange Agent, Regions, or the Surviving Bank with respect to such certificate or certificates alleged to have been lost, mislaid, stolen, or destroyed.

     3.2 RIGHTS OF FORMER UNION SHAREHOLDERS. At the Effective Time, the stock transfer books of Union shall be closed as to holders of Union Common Stock immediately prior to the Effective Time and no transfer of Union Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Plan, each certificate theretofore representing shares of Union Common Stock (other than shares to be canceled pursuant to Sections 2.3 and 2.4 of this Plan) shall from and after the Effective Time represent for all purposes the number of shares of Regions Common Stock and Escrow Stock Rights into which the shares of Union Common Stock represented thereby shall have been converted under Section 2.1 of this Plan and the cash issuable in lieu of fractional shares under Section 2.5 of this Plan. To the extent permitted by Law, former shareholders of record of Union shall be entitled to vote after the Effective Time at any meeting of Regions shareholders the number of whole shares of Regions Common Stock (including providing voting instructions to the Escrow Agent with respect to those whole shares subject to the Escrow Stock Rights) into which their respective shares of Union Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Union Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Plan (including those whole shares subject to the Escrow Stock Rights), but no dividend or other distribution payable to the holders of record of Regions Common Stock (including those whole shares subject to the Escrow Stock Rights) as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Union Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.1 of this Plan. However, upon surrender of such Union Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

     3.3 ESTABLISHMENT OF ESCROW TRUST. Prior to the Effective Time, Regions, the Escrow Agent, and the Shareholder Representative Committee shall enter into the Escrow Trust Agreement in order to establish an escrow of shares of Regions Common Stock to fund certain environmental remediation costs for the possible removal of Hazardous Materials on, at, or emanating from the Union property (as defined in Section 10.1(j) of the Union Disclosure Memorandum). Approval of this Plan by the shareholders of Union at the Shareholders' Meeting shall constitute approval of the establishment of the escrow trust contemplated by the Escrow Trust Agreement and the appointment of the Escrow Agent and the Shareholder Representative Committee. At the Effective Time, Regions shall deposit with the Escrow Agent that number of whole shares of Regions Common Stock (rounding up to the nearest whole share) equal to the quotient obtained by dividing (i) the product of (a) $.51 and (b) the total number of shares of Union Common Stock outstanding at the Effective Time (other than shares as to which the holder thereof has effected the procedural steps for preserving such holder's dissenters' rights of appraisal as provided in Section 2.4 of this Plan and as specifically enumerated in Section 9.2(e) of the Reorganization Agreement) by (ii) the Average Closing Price. After the Effective Time, Regions shall deposit with the Escrow Agent such additional shares of Regions Common Stock as may be required under the circumstances set forth in Section 1.2 of the Escrow Trust Agreement. Such shares of Regions Common Stock shall be held by the Escrow Agent and distributed to the former shareholders of Union or applied to fund certain environmental remediation costs in accordance with the terms of the Escrow Trust Agreement.

                                   ARTICLE 4

                                 EFFECTIVENESS

     4.1 CONDITIONS PRECEDENT. Consummation of the Merger and the other transactions contemplated hereunder is conditioned upon the fulfillment (or waiver, when permissible) of the conditions precedent set forth in Article 9 of the Reorganization Agreement, which include, among other things, the approval of the Reorganization Agreement and this Plan by the shareholders of Union and Union Interim and by the Superintendent of Banks of the State of Alabama (the "Superintendent").

     4.2 TERMINATION. This Plan may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Reorganization Agreement.

     4.3 EFFECTIVENESS. The Merger and other transactions contemplated by this Plan shall become effective on the date and at the time the Alabama Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama (the "Effective Time").

                                   ARTICLE 5

                              AMENDMENT AND WAIVER

     5.1 AMENDMENT. This Plan may be amended at any time prior to the Effective Time by the parties hereto as provided in Section 11.5 of the Reorganization Agreement.

     5.2  WAIVER.

     (a) Prior to or at the Effective Time, Union Interim, acting through its Board of Directors or other authorized officer, shall have the right to waive any Default in the performance of any term of this Plan by Union, to waive or extend the time for the compliance or fulfillment by Union of any and all of its obligations under this Plan, and to waive any or all of the conditions precedent to the obligations of Union Interim under this Plan, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Union Interim.

     (b) Prior to or at the Effective Time, Union, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Plan by Union Interim, to waive or extend the time for the compliance or fulfillment by Union Interim of any and all of its obligations under this Plan, and to waive any or all of the conditions precedent to the obligations of Union under this Plan, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Union.

                                   ARTICLE 6

                                 MISCELLANEOUS

     6.1 NOTICES. Any notices or other communications required or permitted under this Plan shall be in writing and shall be given as provided in Section
11.8 of the Reorganization Agreement.

     6.2 COUNTERPARTS. This Plan may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     6.3 BINDING EFFECT; GOVERNING LAW. This Plan shall be binding upon and inure to the benefit of the parties hereto, and their respective shareholders, successors and assigns, and shall be governed by, and construed in accordance with, the Laws of the State of Alabama.

     IN WITNESS WHEREOF, Union and Union Interim have caused this Plan to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, and a majority of the entire Board of Directors of Union and Union Interim have hereunto subscribed their names.

ATTEST:                                         UNION BANK & TRUST COMPANY
                /s/  ROBERT E. KELLY                 By:      /s/  ROBERT C. BAIRD, JR.
- --------------------------------------------    -------------------------------------------
              Robert E. Kelly                               Robert C. Baird, Jr.
                 Secretary                                       President

[BANK SEAL]

                  A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS
                         OF UNION BANK & TRUST COMPANY

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

- ------------------------------------------------------

ATTEST:                                       UNION INTERIM BANK
                                              By:
- ------------------------------------------    ------------------------------------------
                Cashier                                   Wilbur B. Hufham
                                                              President

[BANK SEAL]

                 A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS OF
                               UNION INTERIM BANK

- ------------------------------------------    ------------------------------------------
- ------------------------------------------    ------------------------------------------
- ------------------------------------------    ------------------------------------------
- ------------------------------------------    ------------------------------------------

                                                                      APPENDIX C

                             ESCROW TRUST AGREEMENT

     THIS ESCROW TRUST AGREEMENT (this "Agreement") is made and entered into
this      day of                , 199  , by and among Regions Financial
Corporation, a Delaware corporation ("Regions");                     ,
                    and                     , constituting the committee of
representatives (each individually a "Stockholder Representative" and collectively, the "Stockholder Representative Committee") appointed by the Board of Directors and approved by the former holders (the "Stockholders") of the issued and outstanding shares of Union Common Stock of Union Bank & Trust
Company, an Alabama state bank ("Union"); and                     , a
                    as escrow agent hereunder ("Escrow Agent").

                                    PREAMBLE

     Regions and Union are parties to an Amended and Restated Agreement and Plan of Reorganization, dated as of July 8, 1994, and amended and restated as of August 22 and 31 and September 22, 1994 (together with the related Plan of Merger, the "Merger Agreement"), pursuant to which Union has on this date merged (the "Merger") with and into a wholly owned subsidiary of Regions ("Union Interim"), with Union Interim being the surviving bank resulting from the Merger.

     Pursuant to Sections 3.1(c) and 4.1 of the Merger Agreement, each of the Stockholders is entitled to receive, in exchange for each share of Union Common Stock held by such Stockholder at the Effective Time, (i) that number of shares of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (a) $16.02 by (b) the Average Closing Price and (ii) the right to receive on a deferred basis (the "Escrow Stock Right" and collectively, the "Escrow Stock Rights") that additional fraction of a share of Regions Common Stock (the "Escrow Stock Ratio") equal to the quotient obtained by dividing (a) $.51 by (b) the Average Closing Price.

     Pursuant to Section 3.6 of the Merger Agreement, each outstanding Union Option shall be assumed by Regions (each an "Assumed Option"), whereupon (i) such Assumed Option may be exercised solely for shares of Regions Common Stock and, prior to the termination of this Agreement, Escrow Stock Rights, (ii) the number of shares of Regions Common Stock subject to such Assumed Option shall be equal to the number of shares of Union Common Stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, (iii) the number of shares of Regions Common Stock represented by the Escrow Stock Rights subject to such Assumed Option, if exercised prior to the expiration of the Term of this Agreement, shall be equal to the number of shares of Union Common Stock subject to such option immediately prior to the Effective Time multiplied by the Escrow Stock Ratio, (iv) the per share exercise price under each such Assumed Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent, and (v) the aggregate exercise price for all shares of Regions Common Stock issuable pursuant to the exercise of the option and pursuant to the Escrow Stock Rights shall equal the product of the number of shares of Regions Common Stock subject to such Assumed Option as calculated in (ii) above and the per share exercise price under such Assumed Option as calculated in (iv) above; provided, that in the event that the Assumed Option is exercised after the termination of this Agreement and the expiration of the Escrow Stock Rights, such option shall be exercisable for that number of shares of Regions Common Stock as calculated in (ii) above, plus that number of shares of Regions Common Stock represented by the then expired Escrow Stock Rights as calculated in (iii) above that would have been issuable upon termination of this Agreement if such option had been exercised prior to the termination of this Agreement, as adjusted if necessary from the date of termination of this Agreement to the date of exercise.

     Pursuant to the terms of the Merger Agreement, the number of shares of Regions Common Stock issued in respect of the Escrow Stock Rights, as calculated in accordance with Section 4.3 of the Merger Agreement (the "Escrow Shares") have been issued and will be held by the Escrow Agent pursuant to the terms of this Agreement until termination of this Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                  ARTICLE ONE

                            ESTABLISHMENT OF ESCROW

     1.1 INITIAL ESCROW SHARES. On this date, Regions has executed a stock certificate in negotiable form representing the Escrow Shares and naming the Escrow Agent as the registered holder of such shares. Schedule I to this Agreement shows for each Stockholder (i) the respective percentage interest (the "Percentage Interest") of each such Stockholder in the Escrow Shares, and (ii) the corresponding aggregate maximum number of Escrow Shares issuable to each Stockholder, subject to the adjustments provided herein. For purposes of this Agreement, the Percentage Interest of each Stockholder (other than Stockholders who have perfected their dissenters' rights of appraisal pursuant to Section 3.4 of the Merger Agreement and as a result of which shall have no Percentage Interest and shall not be deemed to be a Shareholder for purposes of this Agreement) shall equal the quotient obtained by dividing (i) the number of shares of Union Common Stock held of record by such Stockholder at the Effective Time plus, in the case of holders of Assumed Options that have been exercised, the number of former shares of Union Common Stock that the exercised Assumed Option represented at the time of exercise (as provided by Section 3.6 of the Merger Agreement) by (ii) the total number of shares of Union Common Stock outstanding at the Effective Time plus, upon the exercise of an Assumed Option, the number of former shares of Union Common Stock that the exercised Assumed Option represented at the time of exercise (as provided by Section 3.6 of the Merger Agreement).

     1.2 ADDITIONAL ESCROW SHARES. The number of Escrow Shares shall be increased and the Percentage Interest of each Stockholder shall be adjusted under the circumstances described below. In each case, the additional shares of Regions Common Stock issuable upon the circumstances described below as are represented by Escrow Stock Rights shall be regarded as additional "Escrow Shares" for all purposes under this Agreement. In addition, the Escrow Agent shall make the appropriate revisions to Schedule I to this Agreement (including appropriate revisions to each Shareholder's Percentage Interest and the addition of any new Stockholder and such Stockholder's shares) necessary to reflect the adjustment.

     (a) STOCK SPLITS, STOCK DIVIDENDS. In the event any stock split or stock dividend with respect to Regions Common Stock becomes effective during the Term of this Agreement the additional shares so issued with respect to the Escrow Shares shall be added to the Escrow Shares and Regions shall deliver to the Escrow Agent a stock certificate in negotiable form representing such additional shares of Regions Common Stock.

     (b) ASSUMED OPTION EXERCISES. On proper exercise of an Assumed Option during the Term of this Agreement, Regions shall deliver to the Escrow Agent a stock certificate in negotiable form representing such portion of the shares of Regions Common Stock issuable upon exercise of such Assumed Option as are represented by the Escrow Stock Rights. Such certificate shall name the Escrow Agent as the registered holder of such shares, and the holder of such Assumed Option shall be regarded as a "Stockholder" with respect to such shares for all purposes under this Agreement.

     (c) DISSENTING SHARES. In the event that after the Effective Time and during the Term of this Agreement, a dissenting shareholder of Union fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares and Regions issues shares of Regions Common Stock to such holder in accordance with the provisions of Section 3.4 of the Merger Agreement, Regions shall deliver to the Escrow Agent a stock certificate in negotiable form representing that number of whole shares of Regions Common stock as are represented by the Escrow Stock Rights issuable to such holder. Such certificate shall name the Escrow Agent as the registered holder of such shares, and such holder shall be regarded as a "Stockholder" with respect to such shares for all purposes under this Agreement.

     1.3 HANDLING OF ESCROW SHARES. The Escrow Agent shall hold the Escrow Shares as escrow agent on behalf of, and as a convenience to, the Stockholders with the same force and effect as if such shares had been delivered by Regions to each Stockholder and subsequently delivered by such Stockholder to the Escrow

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

Agent. The Escrow Agent shall hold the Escrow Shares for the benefit of Regions and the Shareholders, as the case may be, pursuant to the terms of this Agreement.

                                  ARTICLE TWO

                                 REIMBURSEMENT

     2.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          (a) "ADEM CONSENT" shall mean a written acceptance, approval, or authorization, from the Alabama Department of Environmental Management ("ADEM") for the implementation of a remediation plan (as modified as required by ADEM) submitted by Union prior to the Effective Time or, thereafter and with the approval of the Stockholder Representative Committee, by Regions, with respect to any groundwater or soil contamination resulting from any Hazardous Material at, under, or emanating from the Site.

          (b) "COST NOTICE" shall mean a written notice, as prescribed in
     Section 2.3 of this Agreement, provided by Regions to the Escrow Agent and the Stockholder Representative Committee setting forth in reasonable detail the nature and amount of an Environmental Remediation Cost or potential Environmental Remediation Cost.

          (c) "DISPUTED COST NOTICE" shall mean a Cost Notice that is disputed by the Stockholder Representative Committee by delivery of a Protest Notice within fifteen (15) days of the date on which any Cost Notice is given.

          (d) "ENVIRONMENTAL REMEDIATION COSTS" shall mean all Liabilities, including without limitation, (i) all costs and expenses (including costs of legal counsel and engineering and environmental consultants) associated with any removal or remedial action (as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law) with respect to any Hazardous Material contemplated by the remediation plan submitted to ADEM under Article Four of this Agreement as approved by the ADEM Consent, including without limitation, post-remediation testing, monitoring, and pumping, (ii) all costs and expenses associated with the investigation and/or evaluation of the Site (including costs of legal counsel and engineering and environmental consultants) required or reasonably necessary to be incurred after September 27, 1994, in connection with obtaining the ADEM Consent, and (iii) all costs and expenses (including costs of legal counsel and consultants) associated with any claims brought prior to the expiration of the Term of this Agreement by a property owner claiming contamination of its property by a Hazardous Material at, under, or emanating from the Site.

          (e) "PROTEST NOTICE" shall mean a written notice, as prescribed in
     Section 2.3 of this Agreement, provided by the Stockholder Representative Committee to Regions if it disputes any Cost Notice received from Regions.

          (f) "REIMBURSABLE COSTS" shall mean those Environmental Remediation Costs for which Regions is entitled to reimbursement hereunder, after application of the express limitations set forth in Sections 2.6 and 2.7 of this Agreement.

          (g) "SITE" shall mean the property identified in the Union Disclosure Memorandum with respect to Section 5.9 of the Merger Agreement.

          (h) "TERM" or "TERM OF THIS AGREEMENT" shall have the meaning set forth in Section 3.1 of this Agreement.

          (i) Any capitalized term used herein but not defined herein shall have the same meaning as provided in the Merger Agreement.

     2.2 REIMBURSEMENT OF ENVIRONMENTAL REMEDIATION COSTS. Subject to the procedures provided in this Article Two and the express limitations of Sections
2.6 and 2.7 of this Agreement, the Stockholder

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

Representative Committee, as the representative of the Stockholders, shall reimburse Regions and its Affiliates from and against all Reimbursable Costs. Upon expiration of the Term of this Agreement, the Escrow Agent shall, upon the direction of Regions, either (x) surrender to Regions a certificate representing that number of Escrow Shares (the "Canceled Escrow Shares") equal to the quotient (rounded to the nearest whole share) obtained by dividing (i) the aggregate amount of Reimbursable Costs by (ii) the average of the daily closing sales prices of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the ten (10) consecutive full trading days in which such shares are traded ending at the close of trading on the fifth trading day preceding the expiration of the Term of this Agreement or (y) sell in the open market sufficient Escrow Shares (the "Sold Escrow Shares") to generate proceeds equal to the aggregate amount of Reimbursable Costs and deliver to Regions such cash proceeds (and Regions shall pay all of the Escrow Agent's costs of selling such Escrow Shares). The remaining Escrow Shares shall be distributed to the Stockholders as provided in Section 3.2 of this Agreement.

     2.3 NOTICE OF CLAIM. If Regions incurs an Environmental Remediation Cost or obtains a binding commitment from a third party (as agreed upon by the Stockholder Representative Committee and Regions) to perform remediation or removal services in connection with any final ADEM Consent, it shall promptly provide a Cost Notice to the Stockholder Representative Committee; provided, however, that no Cost Notice may be submitted after the Term of this Agreement and any Cost Notice submitted after such date shall have no effect under this Agreement. If the Stockholder Representative Committee disputes the amount sought under any such Cost Notice or otherwise disputes the right of Regions to be reimbursed hereunder, the Stockholder Representative Committee shall provide Regions a Protest Notice within fifteen (15) days of the date such Cost Notice was given. If no Protest Notice is received by Regions and the Escrow Agent within fifteen (15) days of the date on which any Cost Notice is given, then the amount of Environmental Remediation Costs set forth in such Cost Notice shall be a Reimbursable Cost. If Regions and the Escrow Agent receive a Protest Notice within such 15-day period, the amount of Environmental Remediation Costs (if any) which shall be regarded as Reimbursable Costs shall be those costs finally determined (in accordance with the procedures set forth in Section 2.4 of this Agreement) to be Reimbursable Costs, as evidenced in a written notice delivered to the Escrow Agent and either (i) signed by both a Stockholder Representative and a duly authorized officer of Regions or (ii) signed by an arbitration panel that has considered and resolved such dispute as provided in Section 2.4 of this Agreement.

     2.4 PROCEDURE WITH RESPECT TO DISPUTED ENVIRONMENTAL REMEDIATION COST. A Disputed Cost Notice may be resolved by the agreement of the Stockholder Representative Committee and Regions, in which case written notice of such agreement shall be promptly provided to the Escrow Agent, together with a statement of the agreed upon amount to be reimbursed to Regions, as provided in the last sentence of Section 2.3 of this Agreement. If the Stockholder Representative Committee and Regions are unable to resolve a Disputed Cost Notice, then such Disputed Cost Notice shall be submitted to arbitration (to be conducted in Montgomery, Alabama or other location as agreed upon by the Stockholder Representative Committee and Regions) on an informal basis. If a Disputed Cost Notice is to be arbitrated, the Stockholder Representative Committee shall select one arbitrator, Regions shall select one arbitrator, and the two arbitrators so chosen shall select a third (provided that in the event any such arbitrator is not designated within thirty (30) days after the date the first arbitrator is designated by any party, then such arbitrator(s) shall be designated by the American Arbitration Association). Any decision of the informal arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. Any resolution of a Disputed Cost Notice, whether by agreement of the parties or by arbitration, must be made within sixty (60) days of the date of the Protest Notice in regard to which the dispute relates. If any arbitration decision is rendered in favor of Regions, then the reasonable legal and other expenses incurred by Regions and the Stockholder Representative Committee in the arbitration proceeding shall be added to the amount of the Reimbursable Cost. If any arbitration decision is rendered in favor of the Stockholder Representative Committee, then Regions shall reimburse the Stockholder Representative Committee for the benefit of the Stockholders for reasonable legal and other expenses incurred by the Stockholder Representative Committee in the arbitration proceeding.

     2.5 EMPLOYMENT OF COUNSEL. Regions may employ legal counsel of its choice and at its expense to conduct and direct the entire defense of any litigation or claim described in a Cost Notice. Upon the receipt by Regions of notice of any such claim contained in a Cost Notice and the employment by Regions of counsel to defend any such claim, Regions shall notify the Stockholder Representative Committee in writing. Regions shall be responsible for any attorneys' fees incurred in connection with the defense of such litigation or claim, subject to its right to reimbursement of such expenses as provided herein. The Stockholder Representative Committee may, at its expense, participate in the defense of any litigation or claim; provided that control of any such defense shall be with counsel selected by Regions.

     2.6 LIMITATIONS ON REIMBURSABLE COSTS. Regions shall not be permitted to be reimbursed for any Environmental Remediation Costs until the amount of such costs exceeds $500,000, in which event, Regions shall be entitled to reimbursement only for the amount of such costs which exceeds $500,000 (the "Reimbursable Costs"); provided, that Regions shall not be entitled to reimbursement for Reimbursable Costs in excess of $2,000,000.

     2.7 EXCLUSIVE REMEDY. If Regions incurs an Environmental Remediation Cost, the sole and exclusive means of recovery shall be as set forth in this Agreement and the escrow established hereunder. Neither the Stockholder Representatives nor the Stockholders have any obligation or liability to Regions beyond the several interests of such Stockholders in the Escrow Shares. Regions agrees that if it incurs any Environmental Remediation Cost it will not sue or seek recourse against the Stockholder Representatives or the Stockholders, or any of them, other than as provided in this Agreement.

                                 ARTICLE THREE

                            TERM; EXPIRATION; LIMITS

     3.1 TERM. Subject to Section 3.4 of this Agreement, the term of this Agreement shall commence at the Effective Time and shall terminate one (1) year from such Effective Time (the "Primary Term"); provided that, notwithstanding the foregoing, upon notice to the Escrow Agent and the Stockholder Representative Committee given not less than fifteen (15) days prior to expiration of the Primary Term, Regions may extend the term of this Agreement for one additional six (6) month period after the expiration of the Primary Term (the "Additional Term" and together with the Primary Term, the "Term") in the event (i) the ADEM Consent has not been received by such date or (ii) the ADEM Consent has been received by such date but contains possible additional remedial action based on post-remediation testing, the cost of which has not been determined as to amount (as contemplated by Section 2.2 of this Agreement); further provided that, in the event that the ADEM Consent is received prior to expiration of either the Primary Term or the Additional Term and does not include the contingent remedial condition referenced in (ii) above, and a binding agreement to perform all remediation and removal services contemplated by the remediation plan approved by the ADEM Consent is obtained from a third party agreed upon by the Stockholder Representative Committee and Regions, this Agreement may be immediately terminated by either party at such time.

     3.2 EXPIRATION OF TERM -- NO CLAIM PENDING. If at the expiration of the Term of this Agreement, the ADEM Consent has been received and either (i) no Cost Notice has been received, or (ii) any Cost Notice that has been received has been resolved in accordance with this Agreement, or (iii) no litigation or claim is pending for which Regions may be entitled to reimbursement hereunder, the Escrow Agent shall deliver to each Stockholder (x) a certificate representing the number of whole shares of Regions Common Stock (the "Whole Escrow Shares") equal to the product of (1) the aggregate number of Escrow Shares then subject to escrow and (2) such Stockholder's Percentage Interest and
(y) cash (without interest) in an amount equal to any fractional part of an Escrow Share to which such Stockholder otherwise would be entitled to receive, multiplied by, at the sole election of Regions, either (I) the "Market Value" of one share of Regions Common Stock at the date the Escrow Agent commences such distribution or (II) the "Available Value" per share of Regions Common Stock. The "Market Value" of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the fifth full trading day preceding the date the Escrow Agent commences distribution of Escrow Shares. The "Available Value" of one share of Regions

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

Common Stock shall be the actual cash proceeds from the sale by the Escrow Agent of all Escrow Shares other than Whole Escrow Shares (the "Fractional Escrow Shares"). In the event that Regions elects that the Market Value be paid, Regions shall promptly deliver to the Escrow Agent sufficient cash to fund the aggregate fractional share payments to be made, and the Escrow Agent shall surrender to Regions for cancellation all Fractional Escrow Shares. In the event that Regions elects that the Available Value be paid, Regions shall pay all of the Escrow Agent's costs of selling the Fractional Escrow Shares.

     3.3 EXPIRATION OF TERM -- CLAIM PENDING. If at the expiration of the Term of this Agreement, (i) the ADEM Consent has been received but any litigation or claim is pending under Section 2.2 of this Agreement for which Regions would be entitled to reimbursement if such claim were resolved adversely to it, or (ii) the ADEM Consent has not been received, then in each case the Escrow Agent shall retain in escrow that number of shares of Regions Common Stock (the "Retained Escrow Shares") as shall equal the number of Escrow Shares (rounded to the next highest whole number) that, when multiplied by the "Market Value" of the Regions Common Stock, equals the amount set forth by Regions in the Cost Notice with respect to such claims. The amount set forth in the Cost Notice by Regions in the event the ADEM Consent has not been obtained at the expiration of the Term of this Agreement shall equal the cost estimate included in a binding commitment from a third party (as agreed upon by the Stockholder Representative Committee and Regions) to complete the remediation and removal services contemplated by the remediation plan as then pending before ADEM (which remediation plan shall as agreed upon by the Stockholder Representative Committee and Regions provide for remediation that the parties reasonably believe, based on information then available, would be acceptable to ADEM) plus the amount of any other claim pending under Section 2.2 of this Agreement for which Regions would be entitled to reimbursement if such claim were resolved adversely to it. The number of Escrow Shares, less the number of Canceled Escrow Shares, Sold Escrow Shares, and Retained Escrow Shares (if any), shall then be distributed to the Stockholders as set forth in Section 3.2 of this Agreement. Upon the resolution of any claim for which shares were retained in escrow at the expiration of the Term of this Agreement, the Escrow Agent shall deliver to Regions or sell the appropriate number of Retained Shares (if any) that when multiplied by the "Market Value" of the Regions Common Stock equals the cost incurred by Regions in resolving such claim and shall distribute any remaining Retained Escrow Shares to the Stockholders as set forth in Section 3.2 of this Agreement.

     3.4 EFFECT OF FINAL DELIVERY. This Agreement shall continue in full force and effect until the Escrow Agent has delivered all of the Escrow Shares (and related cash payments) pursuant to the terms of this Agreement. After all Escrow Shares have been so delivered and all cash payments made, all rights, duties, and obligations of the respective parties hereunder shall terminate.

     3.5 LIMITATIONS. Subject to the limitations in Section 2.6 of this Agreement, notwithstanding anything to the contrary contained in this Agreement, Regions may not submit a Cost Notice (and no obligation to reimburse shall exist) until the aggregate Environmental Remediation Costs hereunder shall equal $500,000 (the "Threshold Amount"). If and when the sum of all Environmental Remediation Costs equals or exceeds the Threshold Amount, then Regions may submit a Cost Notice, or Cost Notices for all Environmental Remediation Costs incurred over and above the Threshold Amount.

                                  ARTICLE FOUR

                                REMEDIATION PLAN

     Regions and Union, if prior to the Effective Time, or the Stockholder Representative Committee, if after the Effective Time, shall cooperate in the preparation of the remediation plan, and any amendments thereto, to be submitted to ADEM for purposes of obtaining the ADEM Consent and shall use their respective best efforts to obtain the ADEM Consent. Any remediation plan submitted to ADEM shall include all information known to the parties, including the results of any testing, with respect to the existence of Hazardous Materials and any groundwater or soil contamination at, under, or emanating from the Site. Regions and the Stockholder Representative Committee shall be entitled to retain appropriate consultants, engineers, counsel, and other advisors as may be necessary or appropriate in preparing and submitting the remediation plan to ADEM and in negotiating with ADEM in connection with obtaining the ADEM Consent. In all discussions or meetings with ADEM, each of Regions and the Stockholder Representative Committee shall be entitled to participate.

                                  ARTICLE FIVE

                            DIVIDENDS; VOTING RIGHTS

     5.1 DIVIDENDS. The Shareholders shall be entitled to receive currently any and all dividends or other distributions payable in cash or other property with respect to the Escrow Shares in accordance with their respective Percentage Interests; provided, that the Escrow Agent shall retain, and shall treat as additional Escrow Shares, (i) any dividends or other distributions payable in the form of additional shares of capital stock or other securities of Regions or
(ii) any shares of capital stock or other securities or cash or other property into which any Escrow Shares may be converted or exchanged as a result of any merger, share exchange, tender offer, or other business combination to which Regions is a party.

     5.2 VOTING RIGHTS. So long as the Escrow Agent continues to hold Escrow Shares under this Agreement, the Escrow Agent shall, in connection with all meetings of stockholders of Regions, vote such Escrow Shares entitled to vote at each such meeting only in such manner as Shareholders in proportion to their respective Percentage Interests as set forth in Schedule I shall direct in written instructions delivered to the Escrow Agent. In any such case, the Escrow Agent shall mail to the Shareholders copies of each annual report to stockholders, notice of meetings of stockholders, proxy statement, or other solicitation material distributed generally to stockholders of Regions in connection with each meeting of stockholders of Regions, not later than five (5) business days after receipt by the Escrow Agent of any such materials. In the absence of such directions, the Escrow Agent shall not vote any such Escrow Shares.

                                  ARTICLE SIX

                                THE ESCROW AGENT

     6.1 LIABILITY. The Escrow Agent (and any successor escrow agent) shall be liable only to hold the Escrow Shares and to deliver the same to the parties named herein in accordance with the provisions of this Agreement. The Escrow Agent shall not be bound in any way by any other agreement or contract between Regions, Union, the Stockholder Representatives, or any other party, and the Escrow Agent's only duties or responsibilities shall be to hold the Escrow Shares as Escrow Agent and to dispose of the Escrow Shares in accordance with the terms of this Agreement. By acceptance of this Escrow Agreement, the Escrow Agent (and any successor escrow agent) is acting in the capacity of a depository only, and shall not be liable or responsible for any damages, losses, or expenses, unless such damages, losses, or expenses shall be caused by the negligence or malfeasance of the Escrow Agent (or in the case of any successor escrow agent, such successor's negligence or malfeasance). Neither the Escrow Agent nor any successor escrow agent shall incur any liability with respect to
(i) any action taken or omitted in good faith upon the advice of its counsel with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement or (ii) any action taken or omitted in reliance upon any instrument, including the written instructions provided for herein, not only as to the due execution of such instrument, or the identity, or authority of any person executing such instrument, or the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein, provided that the Escrow Agent shall in good faith believe such instrument to be genuine, to have been signed by a proper person or persons, and to conform to the provisions of this Agreement.

     6.2 SUCCESSOR. The Escrow Agent may by written instrument designate a bank or trust company to act as successor escrow agent acceptable to the Stockholder Representative Committee and Regions. Any such successor escrow agent shall have all the rights, duties, and responsibilities of the Escrow Agent under this Agreement.

     6.3 EXPENSES. Regions shall be responsible for all expenses and fees of the Escrow Agent incurred in carrying out its obligations under this Agreement.

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

     6.4 DEGREE OF CARE. Neither the Escrow Agent nor any successor escrow agent shall be required to give a greater degree of care to the Escrow Shares than to its own similar property.

     6.5 ESCROW STOCK CERTIFICATES. The Escrow Agent may, at any time, request Regions to issue new certificates representing the Escrow Shares in such denominations as may be necessary or appropriate in carrying out the Escrow Agent's obligations under this Agreement, and Regions agrees to issue, or cause to be issued, such new certificates promptly upon surrender of certificates to be exchanged therefor.

                                 ARTICLE SEVEN

                          STOCKHOLDER REPRESENTATIVES

     7.1 POWER AND AUTHORITY. The Stockholder Representative Committee shall have full power and authority to represent the Stockholders and their successors with respect to all matters arising under this Agreement, and all action taken by the Stockholder Representative Committee hereunder, whether acting as a committee of the whole or individually pursuant to authority granted by the Stockholder Representative Committee, shall be binding upon each Stockholder Representative, each Stockholder, and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative Committee shall have full power and authority, on behalf of all the Stockholders and their successors, to interpret all the terms and provisions of this Agreement, to dispute or fail to dispute any claim of Environmental Remediation Cost against the Escrow Shares made by Regions, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, to authorize payments to be made with respect thereto, and to retain such counsel and consultants as appropriate and necessary to carry out its duties under this Agreement. Any action taken by the Stockholder Representative Committee may only be taken with a quorum of at least two members of the committee present and shall be deemed to have been taken with the affirmative vote of a majority of the members of the committee once a quorum is established.

     7.2 RESIGNATION; SUCCESSORS. Any Stockholder Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Stockholder Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of any Stockholder Representative, a successor shall be named by a majority of the remaining members of the Stockholder Representative Committee. Each such successor Stockholder Representative shall have all the power, authority, rights, and privileges hereby conferred upon an original Stockholder Representative, and the term "Stockholder Representative" as used herein shall be deemed to include each such successor Stockholder Representative.

     7.3 INDEMNIFICATION OF STOCKHOLDER REPRESENTATIVES. Regions shall indemnify and hold harmless the Stockholder Representatives from and against any "Loss" (defined to mean any direct or indirect demand, claim, payment, obligation, action or cause of action, assessment, loss, liability, cost or expense, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any liability, and any amount paid in settlement of any claim or action) incurred in connection with the performance of his duties hereunder, including the advancement of expenses incurred in connection with investigating or defending any claim or action.

                                 ARTICLE EIGHT

                                 MISCELLANEOUS

     8.1 ESCROW STOCK RIGHTS. The contingent right to receive Escrow Shares (or cash payments in lieu of any Fractional Escrow Shares) as represented by the Escrow Stock Rights shall not be (i) transferable by the Stockholders otherwise than by will or by the laws of descent and distribution or (ii) represented by any form of certificate or instrument.

     8.2 NOTICES. Each party shall keep each of the other parties hereto advised in writing of all transactions pursuant to this Agreement. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if given in person or if sent by overnight delivery service, postage prepaid, addressed as follows, or by facsimile to the facsimile numbers identified below:

    Regions:                      Regions Financial Corporation
                                  417 North 20th Street
                                  Birmingham, Alabama 35203
                                  Telecopy Number: (205) 326-7571
                                  Attention: Richard D. Horsley
                                             Vice Chairman and Executive Financial
                                             Officer
    Copy to Counsel:              Regions Financial Corporation
                                  417 North 20th Street
                                  Birmingham, Alabama 35203
                                  Telecopy Number: (205) 326-7099
                                  Attention: Samuel E. Upchurch, Jr.
                                             General Counsel
    Stockholder Representative    ---------------------------------------------
      Committee:                  ---------------------------------------------
                                  ---------------------------------------------
                                  Telecopy Number: ------------------------
                                  ---------------------------------------------
                                  ---------------------------------------------
                                  ---------------------------------------------
                                  Telecopy Number: ------------------------
                                  ---------------------------------------------
                                  ---------------------------------------------
                                  ---------------------------------------------
                                  Telecopy Number: ------------------------
    Copy to Counsel:              King & Spalding
                                  191 Peachtree Street, N.E.
                                  Atlanta, Georgia 30303-1763
                                  Telecopy Number: (404) 572-5146
                                  Attention: John J. Kelley III

or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

     8.3 CONSTRUCTION. The validity, enforcement, and construction of this Agreement shall be governed by the Laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     8.4 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, and assigns of the parties hereto.

     8.5 SEVERABILITY. If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

     8.6 HEADINGS. The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.

     8.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.8 AMENDMENTS. This Agreement may be amended from time to time but only by written agreement signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Escrow Trust Agreement as of the day and year first above written.

                                          STOCKHOLDER REPRESENTATIVES:

                                                                          (SEAL)
                                          -------------------------------
                                                                          (SEAL)
                                          -------------------------------
                                                                          (SEAL)
                                          -------------------------------

ATTEST:                                          REGIONS FINANCIAL CORPORATION
                                                 By:
- ---------------------------------------------    ---------------------------------------------
          Samuel E. Upchurch, Jr.                              Richard D. Horsley
                Secretary                         Vice Chairman and Executive Financial Officer
[CORPORATE SEAL]
                                                 TRUST COMPANY BANK
ATTEST:                                          as Escrow Agent
                                                 By:
- ---------------------------------------------    ---------------------------------------------
[CORPORATE SEAL]

                                                                      APPENDIX D

July 11, 1994

Board of Directors
Union Bank & Trust
60 Commerce Street
Montgomery, Alabama 36102-2191

Dear Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Union Bank & Trust Company (the "Company") of the consideration to be paid to the Company's common shareholders in connection with the proposed merger (the "Merger") of the Company and Regions Financial Corporation ("Regions"), pursuant to the Agreement and Plan of Reorganization to be entered into by and between Regions and the Company (the "Agreement"). All capitalized terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

     We understand that the Company may enter into the Merger as follows:

     In the Merger, each share of Union Common Stock (excluding shares held by Union or any of its wholly owned Subsidiaries or by Regions or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of the Agreement) issued and outstanding at the Effective Time shall be converted into and exchanged for that number of shares of Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (i) $16.53 by (ii) the Average Closing Price.

     The Agreement also provides for the potential reimbursement by Union to Regions of Regions' fees and expenses associated with the transaction contemplated by the Agreement (up to $2 million) in the event a Business Combination occurs between Union and a third party pursuant to Section 11.2.

     Please be advised that while certain provisions of the Merger are summarized above, the terms of the Merger are more fully described in the Agreement. As a result, the description of the Merger and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Agreement.

     In arriving at our opinion, we have reviewed (1) the Agreement, (2) financial and other publicly available information with respect to the Company and Regions, including among other things (i) with respect to the Company, Annual Reports on Form 10-K and Proxy Statements for the five years ending December 31, 1993 and unaudited financial results for the three months ending March 31, 1994, FFIEC Consolidated Reports of Condition and Income for the three month period ending March 31, 1994, and (ii) with respect to Regions, Annual Reports on Form 10-K and Proxy Statements for the five years ending December 31, 1993 and unaudited financial results for the three months ending March 31, 1994, FFIEC Consolidated Reports of Condition and Income for the three month period ending March 31, 1994. In addition, we have reviewed the financial and other terms of certain other acquisitions involving banks and bank holding companies we deemed to be comparable to the Merger, and the reported price and trading activity for the securities of certain companies deemed comparable; compared certain financial and stock market information for the Company and Regions with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses as we deemed necessary or appropriate; and reviewed certain internal financial analyses and forecasts prepared by the Company.

     We also have held discussions with certain members of the senior management of the Company and Regions regarding the Merger and certain aspects of the past and current business operations, financial condition and future prospects of their respective companies.

     In performing such analysis, we have used such valuation and other methodologies as we have deemed necessary or appropriate for the purposes of this opinion. Our view is based on (i) our consideration of the information the Company and Regions have supplied to us to date, (ii) our understanding of the terms upon which the parties intend to consummate the Merger, and (iii) the cooperation of all parties at interest to consummate the Merger on a timely basis.

     In arriving at our opinion, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information provided to us by the Company and Regions or otherwise reviewed by us. In addition, in arriving at our opinion, we have not made an independent evaluation or appraisal of any other assets or liabilities of the Company or Regions or any of their Subsidiaries. We have also assumed that the Agreement accurately reflects all of the terms upon which the parties will consummate the Merger.

     In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Regions to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Agreement, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

     We are expressing no opinion herein as to the price at which the common shares of Regions will trade if and when issued or at any further time. Other factors after the date hereof may affect the value of the businesses of the Company and Regions after consummation of the Merger, including but not limited to (i) the total or partial disposition of the common stock of Regions by shareholders of the Company or Regions within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of Regions, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and
(vi) timely execution of all necessary agreements to complete the Merger on terms and conditions that are acceptable to all parties at interest.

     J.P. Morgan Securities Inc. ("J.P. Morgan") is regularly engaged in a full range of investment banking activities, including mergers and acquisitions and the underwriting and placement of debt and equity securities. We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the Merger is consummated.

     In the ordinary course of their businesses, the undersigned and its affiliates may actively trade the debt and equity securities of Regions, for their own accounts, or for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

     On the basis of the foregoing, it is our opinion that the consideration be received by the common shareholders of the Company in the Merger is fair, from a financial point of view, to the common shareholders of the Company.

     This letter is provided solely for the benefit of the Board of Directors of the Company and is not on behalf of, and shall not confer rights or remedies upon, any shareholder of the Company or Regions, or any other person other than the Board of Directors of the Company. This opinion may not be used or relied upon by, or disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          J.P. Morgan Securities Inc.

                                          By:      /s/  GERALD F. BAUM
                                             ----------------------------------
                                                       Gerald F. Baum
                                                     Managing Director

                                                                      APPENDIX E

        PROVISIONS REPRODUCED FROM THE ALABAMA BUSINESS CORPORATION ACT

SEC. 10-2A-162. RIGHT OF SHAREHOLDERS TO DISSENT.

(a) Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger or consolidation to which the corporation is a party; or

          (2) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

     (b) A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (c) This section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger. Nor shall it apply to the holders of shares of any class or series if the shares of such class or series were registered on a national securities exchange on the date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which a plan of merger or consolidation or a proposed sale or exchange of property and assets is to be acted upon unless the articles of incorporation of the corporation shall otherwise provide.

SEC. 10-2A-163.  RIGHTS OF DISSENTING SHAREHOLDERS.

     (a) Any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within 10 days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within 15 days after the plan of such merger shall have been mailed to such shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of such shareholder's shares, and, if such proposed corporate action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the applicable 10-day or 15-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

     (b) No such demand may be withdrawn unless the corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in this section, or if a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

     (c) Within 10 days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet.

     (d) If within 30 days after the date on which such corporate action was effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

     (e) If within such period of 30 days a dissenting shareholder and the corporation do not so agree, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, such petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation shall fail to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (f) The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

     (g) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers and a reasonable attorney's fee, but shall exclude the fees and expenses of experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

     (h) Within 20 days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     (i) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

         "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
    (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

       "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
    (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

       "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

       "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

       "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

       "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

       "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.



EXHIBIT
NUMBER                                       DESCRIPTION
- -------      --------------------------------------------------------------

  2.1   --   Amended and Restated Agreement and Plan of Reorganization,
             dated as of July 8, 1994, as amended and restated as of August
             22 and 31 and September 27, 1994, by and between Union Bank &
             Trust Company and Regions Financial Corporation  -- included as
             Appendix A to the Proxy Statement/Prospectus.
  2.2   --   Form of Amended and Restated Plan of Merger, dated as of July 8,
             1994, as amended and restated, to be entered into between Union and an interim bank to be formed as a subsidiary of Regions
             Financial Corporation -- included as Appendix B to the Proxy
             Statement/Prospectus.
  2.3   --   Form of Escrow Trust Agreement to be entered into by and among certain stockholder representatives, Regions Financial
             Corporation, and Trust Company Bank, as escrow agent -- included as Appendix C to the Proxy Statement/Prospectus.
  4.1   --   Certificate of Incorporation of Regions Financial Corporation
             -- incorporated by reference from S-4 Registration Statement of
             Regions Financial Corporation, file no. 33-54231.
  4.2   --   By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
             Corporation, file no. 33-54231.
  5.    --   Form of Opinion re: legality.
  8.    --   Form of Opinion re: tax matters.
 23.1   --   Consent of Ernst & Young LLP.
 23.2   --   Consent of Wilson, Price, Baranco & Billingsley, P.C.
 23.4   --   Consent of Lange, Simpson, Robinson & Somerville -- to be
             included in Exhibit 5.
 23.5   --   Consent of Alston & Bird -- to be included in Exhibit 8.
 24.    --   Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.



ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 2nd day of November, 1994.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Virginia L. Martin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                       TITLE                                      DATE
- --------------------------  ------------------------------               ------------------
/s/ J. Stanley Mackin
- --------------------------  Chairman of the Board and                    November 2, 1994
J. Stanley Mackin           Chief Executive Officer and
                                   Director
/s/ Richard D. Horsley
- --------------------------  Vice Chairman of the Board and               November 2, 1994
Richard D. Horsley          Executive Financial Officer
                                   and Director
/s/ Robert P. Houston
- --------------------------  Executive Vice President and                 November 2, 1994
Robert P. Houston           Comptroller

/s/ Sheila S. Blair
- --------------------------         Director                              November 2, 1994
Sheila S. Blair

/s/ James B. Boone, Jr.
- --------------------------         Director                              November 2, 1994
James B. Boone, Jr.

/s/ Albert P. Brewer
- --------------------------         Director                              November 2, 1994
Albert P. Brewer

/s/ James S.M. French
- --------------------------         Director                              November 2, 1994
James S.M. French

/s/ Catesby ap C. Jones
- --------------------------         Director                              November 2, 1994
Catesby ap C. Jones


- --------------------------         Director
Olin B. King

/s/ H. Manning McPhillips, Jr.
- --------------------------         Director                              November 2, 1994
H. Manning McPhillips, Jr.

/s/ Henry E. Simpson
- --------------------------         Director                              November 2, 1994
Henry E. Simpson

/s/ Robert E. Steiner, III
- --------------------------         Director                              November 2, 1994
Robert E. Steiner, III

/s/ Lee J. Styslinger, Jr.
- --------------------------         Director                              November 2, 1994
Lee J. Styslinger, Jr.

                               INDEX TO EXHIBITS



                                                               SEQUENTIALLY
EXHIBIT                                                           NUMBERED
NUMBER                           DESCRIPTION                        PAGE
- -------      ------------------------------------------------  ------------

  2.1   --   Amended and Restated Agreement and Plan of Reorganization,
             dated as of July 8, 1994, as amended and restated as of August
             22 and 31 and September 27, 1994, by and between Union Bank &
             Trust Company and Regions Financial Corporation  -- included as
             Appendix A to the Proxy Statement/Prospectus.
  2.2   --   Form of Amended and Restated Plan of Merger, dated as of July 8,
             1994, as amended and restated, to be entered into between
             Union and an interim bank to be formed as a subsidiary
             of Regions Financial Corporation -- included as Appendix B to the Proxy Statement/Prospectus.
  2.3   --   Form of Escrow Trust Agreement to be entered into by and among certain stockholder representatives, Regions Financial
             Corporation, and Trust Company Bank, as escrow agent -- included as Appendix C to the Proxy Statement/Prospectus.
  4.1   --   Certificate of Incorporation of Regions Financial Corporation
             -- incorporated by reference from S-4 Registration Statement of
             Regions Financial Corporation, file no. 33-54231.
  4.2   --   By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
             Corporation, file no. 33-54231.
  5.    --   Form of Opinion re: legality.
  8.    --   Form of Opinion re: tax matters.
 23.1   --   Consent of Ernst & Young LLP.
 23.2   --   Consent of Wilson, Price, Baranco & Billingsley, P.C.
 23.4   --   Consent of Lange, Simpson, Robinson & Somerville -- to be
             included in Exhibit 5.
 23.5   --   Consent of Alston & Bird -- to be included in Exhibit 8.
 24.    --   Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.